                                                   Filed Pursuant to Rule 424(a)
                                                   Registration No. 333-55920
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 24, 2001

PROSPECTUS
                               11,050,000 SHARES

                             FMC TECHNOLOGIES, INC.

                                  COMMON STOCK

                                  -----------

    This is FMC Technologies, Inc.'s initial public offering. FMC Technologies is selling all of the shares. The U.S. underwriters are offering 8,840,000 shares in the U.S. and Canada, and the international managers are offering 2,210,000 shares outside the U.S. and Canada.

    We expect the public offering price to be between $19.00 and $21.00 per share. Currently, no public market exists for the shares. The shares have been approved for listing on the New York Stock Exchange under the symbol "FTI."

    FMC Technologies is currently a wholly owned subsidiary of FMC Corporation. After this offering, FMC Corporation will own approximately 83% of the outstanding shares of FMC Technologies, or approximately 80.9% if the underwriters fully exercise their overallotment option.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

                                  -----------

                                                               PER SHARE TOTAL
                                                               --------- -----
     Public offering price.............................           $       $
     Underwriting discount....................................    $       $
     Proceeds, before expenses, to FMC Technologies...........    $       $

    The U.S. underwriters may also purchase up to an additional 1,326,000 shares from FMC Technologies at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments. The international managers may similarly purchase up to an additional 331,500 shares from FMC Technologies.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about            , 2001.

                                  -----------

MERRILL LYNCH & CO.

        CREDIT SUISSE FIRST BOSTON

                SALOMON SMITH BARNEY

                      BANC OF AMERICA SECURITIES LLC

                                  -----------

                The date of this prospectus is           , 2001.

 [GRAPHIC: DEPICTION OF SYSTEMS OF ENERGY SYSTEMS BUSINESSES DEPLOYED OFFSHORE
                      IN SURFACE AND SUBSEA APPLICATIONS]

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  11
Cautionary Statement Regarding Forward-Looking Information...............  22
Use of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Capitalization...........................................................  24
Selected Historical Combined Financial Data..............................  25
Unaudited Pro Forma Financial Information................................  27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  47
Management...............................................................  62
Arrangements Between FMC Technologies and FMC Corporation................  77
Principal Stockholder....................................................  86
Description of Capital Stock.............................................  87
Shares Eligible for Future Sale..........................................  92
Material U.S. Federal Tax Considerations for Non-U.S. Holders of Our
 Common Stock............................................................  94
Underwriting.............................................................  97
Legal Matters............................................................ 102
Experts.................................................................. 102
Where You Can Find More Information...................................... 102
Index to Combined Financial Statements................................... F-1

                                ---------------

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                ---------------

      FMC Technologies, Inc., the logo and other trademarks, trade names and service marks of FMC Technologies mentioned in this prospectus, including Jetway(R), are the property of, or are licensed by, FMC Technologies, FMC Corporation or a subsidiary of FMC Technologies or FMC Corporation.

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our combined financial statements and related notes. The terms "we," "us," "our" and "FMC Technologies" refer to the issuer in this offering and our predecessor, the Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems businesses of FMC Corporation. The term "FMC Corporation" refers to FMC Corporation, a Delaware corporation. This prospectus gives effect to the execution of intercompany agreements between FMC Technologies and FMC Corporation. Unless we specifically state otherwise, the information in this prospectus does not take into account the possible issuance of up to 1,657,500 additional shares of our common stock, which the underwriters have the option to purchase from us solely to cover overallotments.

                                  OUR COMPANY

      We design, manufacture and service technologically sophisticated systems and products for our customers through our Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems segments. Energy Production Systems is a leading supplier of systems and services used in the offshore, particularly deepwater, exploration and production of crude oil and natural gas. Energy Processing Systems is a leading provider of specialized systems and products to customers involved in the production, transportation and processing of crude oil, natural gas and refined petroleum-based products. FoodTech is a leading supplier of technologically sophisticated food handling and processing systems and products to industrial food processing companies. Airport Systems provides technologically advanced equipment and services for airlines, airports and air freight companies. During the year ended December 31, 2000, we generated $1,875.2 million of revenue after intercompany eliminations. In 2000, Energy Production Systems and Energy Processing Systems, which we collectively refer to as our Energy Systems businesses, generated $1,037.3 million of revenue after intercompany eliminations, resulting in a 14.5% compound annual growth rate since 1994. FoodTech and Airport Systems generated $573.3 million and $267.2 million of revenue in 2000, respectively, resulting in compound annual growth rates of 10.4% and 12.5% since 1994, respectively.

      Energy Production Systems is a global leader in the provision of subsea drilling and production systems, including subsea tree systems that control the flow of crude oil and natural gas from the well, systems for floating production solutions and surface drilling and production systems, to oil and gas companies involved in the exploration and production of crude oil and natural gas. Many of the systems that we provide are for use in the exploration, development and production of crude oil and natural gas reserves located in technologically challenging deepwater environments, which involve water depths of greater than 1,000 feet. Worldwide exploration and production spending by oil and gas companies has increased from approximately $43.7 billion in 1994 to approximately $91.0 billion in 2000, representing a compound annual growth rate of 13.0%. In addition, worldwide exploration and production spending is expected to increase an estimated 18.1% in 2001 to approximately $107.5 billion. More specifically, an external industry survey published in early 2000 projected that subsea tree installations would increase at a compound annual growth rate of 17.0% between 2000 and 2004.

      In subsea systems, our largest business area:

    . We are a major supplier of subsea tree systems and associated services to five of the eight companies that are projected to be the most active developers of subsea oil and gas over the next five years based on projected subsea tree installations. In addition, during the first quarter of 2001, we entered into a five-year alliance with BP p.l.c. regarding its deepwater development programs in the Gulf of Mexico. Although BP has not historically accounted for a significant portion of our revenue, this alliance is anticipated to generate $250 million in revenue and is renewable for an additional five years.

    . Since 1995, we have installed, or been awarded contracts for the installation of, more subsea tree systems than any other manufacturer.

    . We set six of the ten water depth records established since 1987 for subsea tree installations.

      Although trends in the demand for and price of crude oil and natural gas affect oil and gas industry activity and expenditure levels and thereby the demand for the systems and services supplied by our Energy Systems businesses, short-term market cycles and volatile commodity prices generally have affected Energy Production Systems' financial performance less than the financial performance of companies operating in other sectors of the oilfield services industry. We believe that, due to their long lead times and high potential returns, the deepwater projects in which our systems are used typically are not the marginal projects that are more likely to be subject to cancellation or delay during periods of low crude oil and natural gas prices. In addition, we believe that our Energy Systems businesses are less capital intensive than companies operating in other sectors of the oilfield services industry due to factors such as high engineering content, outsourcing of certain low value-added manufacturing and advance payments received from customers.

      Energy Processing Systems designs, manufactures and supplies technologically advanced high pressure valves and fittings for oilfield services customers as well as liquid and gas measurement and transportation equipment and systems to customers involved in the transportation and processing of crude oil, natural gas and refined petroleum-based products. We are a leading supplier of flowline products. These high-pressure fittings, valves and pumps are used by other oilfield services companies in the high-pressure pumping of corrosive fracturing fluid into a well during the well servicing process. We are also a leading supplier of measurement systems and services for the precise, cost-effective measurement of crude oil and natural gas. In addition, we are a leading supplier of marine and land-based fluid loading and transfer systems, including liquefied natural gas loading arms. Finally, we also develop and manufacture turnkey systems used primarily for the blending and transfer of lubricants, petroleum, chemicals and paints.

      The combination of Energy Production Systems and Energy Processing Systems provides us the ability to offer our customers a broad spectrum of systems, equipment and services. The value to us of this broad spectrum of offerings is evidenced by the number of orders from our customers for products and services from both Energy Production Systems and Energy Processing Systems.

      FoodTech is a leading supplier of technologically sophisticated handling and processing systems and services used for, among other things, convenience food preparation and citrus juice extraction for industrial food processors. Our products include citrus juice extraction equipment, commercial freezing systems and sterilization systems. We believe that our equipment processes approximately 75% of the global production of orange juice, freezes approximately 50% of commercially frozen foods on a global basis and sterilizes a significant portion of the world's canned foods.

      Airport Systems designs, manufactures and services technologically advanced ground support equipment and systems for airlines, airports and air freight companies. We invented airline passenger boarding bridges and remain the leading supplier of this product. We believe that we also have the world's largest installed base of air cargo loaders.

                                 OUR INDUSTRIES

      The primary factor influencing demand for our exploration and production systems and services, as well as our measurement and transportation equipment and services, is the level of exploration and production spending by oil and gas companies, particularly with respect to offshore activities worldwide. Exploration and production spending levels, in turn, depend primarily on current and anticipated future crude oil and natural gas prices, production volumes and oil and gas company operating costs. Worldwide exploration and production spending is expected to increase approximately 18.1% in 2001, and subsea tree installations are projected to increase at a compound annual growth rate of 17.0% between 2000 and 2004.

      In addition, exploration and production companies are increasingly focusing their efforts on more remote deepwater areas where geological formations have been less explored. The recent and anticipated increase in exploration and production activity in deepwater areas is evidenced by:

    . an increase in major oil and gas company spending for deepwater exploration and production from approximately 22% of total exploration and production budgets in 1994 to approximately 50% in 2000;

    . since 1994, the addition of 41 new drilling rigs that are capable of operating in water depths greater than 5,000 feet at a typical cost of between $160 million and $380 million per rig, representing approximately a six-fold increase from 1994 levels of drilling rigs with equivalent water depth capabilities; and

    . an increase in the number of deepwater crude oil and natural gas discoveries, from 16 in 1994 to 68 in 1999.

      The reduction in development costs of crude oil and natural gas and the development of efficient technological solutions in response to the extreme environmental and logistical challenges posed by deepwater have been, and we believe will continue to be, major factors influencing the growth of the subsea oilfield services industry. Also, consolidation among oil and gas companies, and the resulting cost-cutting initiatives, have led oil and gas companies to outsource more functions that they previously performed internally. These factors have driven three principal ongoing trends:

    .  technological improvements and refined installation techniques;

    .  growth in the use of subsea systems and services; and

    . delivery of more integrated systems of related products and services for subsea developments.

      As with the exploration and production industry, positive growth trends and further consolidation are forecast for the food processing industry served by FoodTech.

    . Demand in several segments of the convenience food industry that we serve is expected to continue to grow. For example, worldwide retail sales of frozen ready-meals are forecast to increase at a compound annual rate of 4.5% through 2005.

    . Food retailers are consolidating and increasing their purchasing power. In response, our food processing customers are seeking technologically sophisticated integrated systems and services like those we provide to maximize the efficiency of their operations, while maintaining high standards of food safety.

      The air transportation industry served by Airport Systems is also undergoing change.

    . The worldwide fleet of airplanes is expected to grow at a compound annual rate of 4.3% through 2019.

    . The airline industry has become increasingly consolidated through mergers and alliances. For example, five airline alliances currently represent approximately 50% of total worldwide passenger traffic.

      We believe that these trends will continue to result in both FoodTech's and Airport Systems' customers outsourcing an increasing amount of non-core services and seeking out suppliers to provide integrated systems and products that are technologically advanced, cost-efficient and supported by extensive service capabilities.

                              OUR GROWTH STRATEGY

      We intend to pursue a growth strategy based on maintaining leading positions in our markets by providing differentiated technological solutions for our customers and capitalizing on our extensive customer relationships.

      From 1994 to 2000, our Energy Systems businesses' revenue and operating profit increased at compound annual rates of 14.5% and 31.8%, respectively. During that same period, FoodTech's revenue and segment operating profit increased at compound annual rates of 10.4% and 24.1%, respectively. From 1994 to 2000, Airport Systems' revenue increased at a compound annual rate of 12.5%, while segment operating profit increased from a loss of $0.8 million in 1994 to a profit of $15.2 million in 2000.

      We believe that growth in Energy Production Systems is based upon our ability to supply the integrated systems required by the high-growth deepwater sector of the exploration and production industry. We expect that demand for these systems will continue to increase as exploration and production of crude oil and natural gas in technologically challenging deepwater and remote areas increases.

      We believe that growth in Energy Processing Systems will result from many of the same factors that will influence the growth of Energy Production Systems. As worldwide production of and demand for crude oil and natural gas increases, demand for our systems and services that facilitate the production, transportation and measurement of these commodities also tends to increase. Energy Processing Systems' growth will also be based upon our ability to maintain our position as a supplier of high-pressure fittings and valves. The demand for these products is impacted by our customers' need to replace these products due to the corrosive nature of the fluid they transport.

      In addition to benefiting from the expected growth in the business areas we serve, we intend to pursue select, complementary acquisitions and the following internal growth strategy:

    . FOCUS ON TECHNOLOGICAL INNOVATION. We have increased the research and development spending of our Energy Systems businesses by a compound annual rate of 15.7% from 1994 to 2000 to $33.8 million in 2000. We believe that our technological innovations have optimized product performance and led to breakthrough installation techniques, yielding substantial cost savings that have helped to make deepwater production and development of smaller fields an economic reality.

    . DEVELOP AND MAINTAIN ALLIANCES WITH KEY CUSTOMERS. We intend to expand our current alliances and form new alliances with other companies active in the oil and gas industry.

    . PROVIDE A BROAD PACKAGE OF SYSTEMS AND SERVICES. We intend to develop and acquire additional systems and services that complement our current offerings and leverage our worldwide infrastructure in order to continue to provide integrated solutions to our customers' exploration and production needs through a single-source package of related systems and services.

      We believe that FoodTech's and Airport Systems' historic growth, in large part, resulted from providing technology-based systems and products for our customers. In both of these segments, we intend to continue to broaden the scope of the systems, equipment and services that we provide. We further intend to leverage our large installed base of products and systems to enhance customer relationships, generate new business and grow our aftermarket equipment and services operations. From 1994 to 2000, FoodTech's and Airport Systems' aftermarket revenue increased at compound annual rates of approximately 11.7% and approximately 7.3%, respectively.

                     OUR RELATIONSHIP WITH FMC CORPORATION

      We are currently a wholly owned subsidiary of FMC Corporation, which, in addition to our operations, is a diversified producer of industrial chemicals, specialty chemicals and agricultural products. After the completion of this offering, FMC Corporation will own approximately 83.0% of our outstanding common stock, or approximately 80.9% if the underwriters exercise their overallotment option in full.

      FMC Corporation has advised us that it currently intends to distribute its remaining ownership interest in us to common stockholders of FMC Corporation. If completed, the distribution, as previously announced, is expected to take the form of a spin-off in which FMC Corporation distributes all of our common stock that it owns through a special dividend to FMC Corporation common stockholders. If circumstances change, FMC Corporation may distribute its remaining ownership interest in us through an exchange offer by FMC Corporation, in which its common stockholders would be offered the option of tendering some or all of their shares in exchange for our common stock, and a subsequent spin-off of FMC Corporation's remaining ownership interest in us. FMC Corporation has advised us that it does not intend to complete the distribution unless it receives a favorable tax ruling from the Internal Revenue Service as to the tax-free nature of the distribution for U.S. Federal income tax purposes and the final approval of the Board of Directors of FMC Corporation, among other conditions. FMC Corporation has also advised us that it currently anticipates that the distribution will occur by the end of calendar year 2001.

      FMC Corporation has advised us that the final determination as to the completion, timing, structure and terms of the distribution will be based on financial and business considerations and prevailing market conditions. In addition, FMC Corporation has advised us that, as permitted by the separation and distribution agreement, it will not complete the distribution if its Board of Directors determines that the distribution is not in the best interests of FMC Corporation and its stockholders. FMC Corporation has the sole discretion to determine whether or not to complete the distribution and, if it decides to complete the distribution, to determine the timing, structure and terms of the distribution.

      We believe that we will realize benefits from our separation from FMC Corporation, including the following:

    . MORE FOCUSED, ENTREPRENEURIAL APPROACH. As a smaller company with fewer business units and a Board of Directors and management team focused on our business, we expect to be in a better position to grow our business areas and serve our customers more effectively through quicker decision making, more efficient deployment of resources, increased operational agility and enhanced responsiveness to customers and markets.

    . BETTER MARKET RECOGNITION OF THE VALUE OF OUR BUSINESS. As a separate, stand-alone company, we will offer a more focused investment opportunity than that currently presented by a more diversified FMC Corporation. We expect that this will promote a more efficient equity valuation of our business than if we were to be valued as a part of a larger, more diversified company.

    . INCENTIVES FOR EMPLOYEES MORE DIRECTLY LINKED TO OUR PERFORMANCE. We expect to enhance our employees' motivation and to strengthen our management's focus through incentive compensation programs tied to the market performance of our common stock. The separation will enable us to offer our employees compensation more directly linked to the performance of our business than when we were a part of FMC Corporation, which we expect will enhance our ability to attract and retain qualified personnel.

    . INCREASED ABILITY TO PURSUE STRATEGIC ACQUISITIONS. With enhanced market recognition of the value of our businesses, we expect to be better positioned to pursue strategic acquisitions to grow our businesses.

      Prior to this offering, we will enter into agreements with FMC Corporation related to the separation of our business operations from FMC Corporation. These agreements provide for, among other things, the transfer from FMC Corporation to us of assets, and the assumption by us of liabilities, primarily relating to our business. At the closing of this offering, the transfer of assets and liabilities in the United States will be complete, and the foreign transfers of assets and liabilities will be substantially complete. For more information regarding the assets and liabilities to be transferred to us, see "Arrangements Between FMC Technologies and FMC Corporation" and our combined financial statements and the notes to those statements that are included elsewhere in this prospectus.

      As of March 31, 2001, we expect to distribute $477.9 million to FMC Corporation in exchange for the net assets transferred to us in accordance with the separation and distribution agreement, calculated as follows:

(in millions)
Estimated net proceeds from this offering............................. $204.5
One-half of the estimated net proceeds of the underwriters' fully-
 exercised overallotment option.......................................   15.5
Debt we will draw down................................................  300.0
Adjustment for our cash flow from January 1, 2001 through March 31,
 2001.................................................................   26.4
Less:
  Our existing debt...................................................  (31.7)
  Amount of our accounts receivable sold under FMC Corporation's financing facility.................................................  (33.8)
  Adjustment related to our cash balance..............................   (3.0)
                                                                       ------
Estimated distribution to FMC Corporation............................. $477.9
                                                                       ======

      The actual distribution to FMC Corporation will be further adjusted for changes affecting the components identified above subsequent to March 31, 2001, in accordance with the separation and distribution agreement, including the actual net proceeds of the offering.

      The agreements between FMC Corporation and us also will govern our various interim and ongoing relationships. All of the agreements relating to the separation were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the separation from FMC Corporation. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors--Risks Related to Our Relationship with FMC Corporation" and "Arrangements Between FMC Technologies and FMC Corporation."

                                ---------------

      We were incorporated on November 13, 2000 as a wholly owned subsidiary of FMC Corporation. Our principal executive offices are located at 200 East Randolph Drive, Chicago, Illinois 60601, and our telephone number is (312) 861-6000.

                                  THE OFFERING

Common stock offered by FMC Technologies:

    U.S. offering..........  8,840,000 shares
    International
     offering..............  2,210,000 shares
                           ------------------
    Total.................. 11,050,000 shares
Shares to be held by FMC
 Corporation
 after the offering........ 53,950,000 shares

Shares outstanding after
 the offering.............. 65,000,000 shares

Use of proceeds............ We estimate that our net proceeds from this offering without the exercise of the overallotment
                            option will be approximately $204.5 million. We
                            intend to distribute these estimated net proceeds
                            to FMC Corporation in accordance with the
                            separation and distribution agreement. Our use of
                            proceeds is more fully described under "Use of
                            Proceeds."

Risk factors............... See "Risk Factors" and other information included in this prospectus for a discussion of factors you
                            should carefully consider before deciding to
                            invest in shares of our common stock.

New York Stock Exchange
 symbol.................... "FTI"

      The number of shares of our common stock to be outstanding after this offering listed above does not include options that we expect to grant in connection with this offering or grants of FMC Corporation restricted stock or options that we expect to replace with our stock awards in connection with this offering and the distribution. In connection with this offering, we expect to grant options to employees and directors to purchase an aggregate of approximately 2,250,000 shares of our common stock at an exercise price equal to the initial public offering price. See "Management--Incentive Plans--The Stock Plan" and "Management--Executive Compensation." We will also replace all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with grants of our restricted stock in connection with this offering. See "Management--Treatment of FMC Corporation Restricted Stock." In connection with the distribution, we will replace all FMC Corporation options held by our employees and a portion of the FMC Corporation options held by our directors with options to acquire our common stock. See "Management--Treatment of FMC Corporation Options." In connection with the distribution, we will also replace all FMC Corporation restricted stock granted to employees of FMC Corporation whom we hire as of the distribution date and a portion of the FMC Corporation restricted stock granted to our non-employee directors, other than the Chairman of our Board of Directors, with grants of our restricted stock. See "Management--Treatment of FMC Corporation Restricted Stock."

                   SUMMARY HISTORICAL COMBINED FINANCIAL DATA

      The following table presents summary historical and pro forma combined financial data for FMC Technologies for the periods and dates indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes to those statements included elsewhere in this prospectus. The combined operating results data for the years ended December 31, 1998, 1999 and 2000 are derived from, and are qualified by reference to, our audited combined financial statements included elsewhere in this prospectus. The combined operating results data for the three months ended March 31, 2000 and 2001 and the combined balance sheet data as of March 31, 2001 are derived from, and are qualified by reference to, our unaudited combined financial statements included elsewhere in this prospectus. The combined operating results data for the years ended December 31, 1996 and 1997 are derived from our unaudited combined financial data that are not included in this prospectus. The unaudited pro forma financial information gives effect to specified transactions as if those transactions had been consummated on January 1, 2000, January 1, 2001 or March 31, 2001, as described in "Unaudited Pro Forma Financial Information."

      The historical combined financial information has been carved out from the consolidated financial statements of FMC Corporation using the historical results of operations and bases of the assets and liabilities of the transferred businesses and gives effect to allocations of expenses from FMC Corporation. Our historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                            THREE MONTHS
                                                                                ENDED
(IN MILLIONS, EXCEPT PER            YEAR ENDED DECEMBER 31,                   MARCH 31,
SHARE DATA)               ------------------------------------------------  --------------
                            1996      1997      1998      1999      2000     2000    2001
                          --------  --------  --------  --------  --------  ------  ------
COMBINED STATEMENTS OF
 INCOME DATA:
Revenue.................  $1,689.7  $2,031.6  $2,185.5  $1,953.1  $1,875.2  $441.9  $429.4
Cost of sales or
 services...............   1,312.9   1,551.1   1,669.3   1,479.8   1,421.1   340.0   333.9
Selling, general and
 administrative
 expenses...............     299.9     324.1     337.8     302.4     291.2    74.7    72.8
Research and
 development............      41.5      46.7      50.7      51.8      56.7    14.3    13.1
Asset impairments.......       --       27.0       --        6.0       1.5     --      1.3
Restructuring and other
 charges................       --       27.9       --        3.6       9.8     --      9.2
Interest expense
 (income), net..........       2.8       3.8       1.9      (0.5)      4.3    (0.1)    1.1
                          --------  --------  --------  --------  --------  ------  ------
Income (loss) from
 continuing operations
 before income taxes and
 the cumulative effect
 of a change in
 accounting principle...      32.6      51.0     125.8     110.0      90.6    13.0    (2.0)
Provision for income
 taxes..................       5.4      34.1      38.6      33.5      22.7     3.4     1.6 (5)
                          --------  --------  --------  --------  --------  ------  ------
Income (loss) from
 continuing operations
 before the cumulative
 effect of a change in
 accounting principle...  $   27.2  $   16.9  $   87.2  $   76.5  $   67.9  $  9.6  $ (3.6)
                          ========  ========  ========  ========  ========  ======  ======
Net income (loss).......  $   35.0  $   16.9  $   87.2  $   71.0  $   67.9  $  9.6  $ (8.3)(6)
                          ========  ========  ========  ========  ========  ======  ======
Unaudited pro forma as
 adjusted diluted
 earnings (loss) per
 common share from
 continuing operations
 (1)....................                                          $   0.92          $(0.09)
                                                                  ========          ======
OTHER FINANCIAL DATA:
Depreciation............  $   48.1  $   48.9  $   49.0  $   46.2  $   41.2  $ 10.1  $  9.5
Amortization............      16.3      18.6      17.6      16.1      17.9     3.7     4.9
EBITDA from continuing
 operations (2).........      99.8     149.3     194.3     177.8     155.5    26.7    14.8
Capital expenditures....      93.5      66.3      59.4      40.9      43.1    13.9    12.8
Cash flows provided by
 (used in):
 Operating activities of
  continuing
  operations............    (270.1)    268.0     196.4     152.7       8.0   (32.7)  (22.2)
 Investing activities...     (64.2)    (33.1)   (128.6)     (6.5)     63.4   (12.5)   (7.9)
 Financing activities...     328.3    (237.0)    (65.4)   (133.9)    (88.9)   31.2    26.1
Order backlog (at period
 end) (3)...............     923.0     988.8   1,133.9     840.6     644.3   823.0   835.8
Average segment
 operating capital
 employed (4)...........     998.1   1,062.4     917.8     832.8     868.4   820.6   934.0

                                                   (footnotes on following page)

                                                              MARCH 31, 2001
(IN MILLIONS)                                             ----------------------
                                                                      PRO FORMA
                                                          HISTORICAL AS ADJUSTED
                                                          ---------- -----------
COMBINED BALANCE SHEET DATA:
Working capital..........................................  $  149.9   $  126.5
Total assets.............................................   1,407.7    1,407.7
Total short-term debt....................................      31.7       55.1
Total long-term debt.....................................       --       250.0
Stockholder's equity.....................................     652.3      378.9

--------
(1) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Pro forma unaudited as adjusted diluted earnings per common share from continuing operations in 2000 is computed using unaudited pro forma as adjusted income from continuing operations divided by 66,044,955, which for pro forma diluted earnings per share purposes is the assumed number of shares of our common stock outstanding after this offering. This share amount is calculated assuming that (a) prior to this offering 53,950,000 shares of our common stock are outstanding, (b) 11,050,000 shares are sold in this offering and (c) the pro forma dilutive effect of our restricted stock to be granted to our employees and to the Chairman of our Board of Directors in replacement of FMC Corporation restricted stock is 1,044,955 shares, calculated based on the weighted average number of shares of FMC Corporation restricted stock outstanding at any time during 2000 and using FMC Corporation's average 2000 stock price and our assumed offering price of $20.00 per share. Pro forma unaudited as adjusted diluted loss per common share from continuing operations in 2001 is computed using unaudited pro forma as adjusted loss from continuing operations divided by 65,000,000, which for pro forma diluted loss per share purposes is the assumed number of shares of our common stock outstanding after this offering with reference to (a) and (b) above. The pro forma effect of our restricted stock described in (c) above is antidilutive in 2001 and is therefore not included in the calculation.
(2) EBITDA from continuing operations consists of income from continuing operations before interest and income taxes and before the cumulative effect of a change in accounting principle, plus depreciation of property, plant and equipment, amortization of other long-term assets, primarily intangibles of acquired companies, and asset impairments. EBITDA from continuing operations is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, our EBITDA from continuing operations calculation may not be comparable to other similarly titled measures of other companies. We have included EBITDA from continuing operations as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures. Our ability to service debt and fund capital expenditures in the future, however, may be affected by other operating or legal requirements.
(3) Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.
(4) Average segment operating capital employed is a two-point average of segment operating capital employed as of the beginning and end of the period. Segment operating capital employed represents segment assets less segment liabilities. Segment assets exclude corporate and other assets, which are principally cash equivalents, last-in, first-out inventory reserves, deferred income tax benefits, intercompany eliminations, property, plant and equipment not attributable to a specific segment and credits relating to the sale of receivables. Segment liabilities exclude substantially all debt, income taxes, pension and other postretirement benefit liabilities, restructuring reserves, intercompany eliminations, reserves for discontinued operations and deferred gains on the sale and leaseback of equipment. Average segment operating capital employed is not a measure of financial position under generally accepted accounting principles. You should not consider it in isolation from, or as a substitute for, stockholder's equity prepared in accordance with generally accepted accounting principles or as a measure of financial position. Our management views average segment operating capital employed as a primary measure of segment capital.
(5) Income tax expense for the three months ended March 31, 2001 included $3.3 million related to the repatriation of foreign-held cash in connection with our separation from FMC Corporation.
(6) Net loss for the three months ended March 31, 2001 is net of the after-tax charge related to the cumulative effect of a change in accounting principle of $4.7 million.

                                  RISK FACTORS

      You should carefully consider the following risks and the other information contained in this prospectus, including the combined financial statements and related notes, before investing in our common stock. If any of the events described below were to occur, our business, prospects, financial condition, results of operations or cash flow could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

INDUSTRY-RELATED RISKS

DEMAND FOR THE SYSTEMS AND SERVICES PROVIDED BY OUR ENERGY SYSTEMS BUSINESSES DEPENDS ON OIL AND GAS INDUSTRY ACTIVITY AND EXPENDITURE LEVELS, WHICH ARE DIRECTLY AFFECTED BY TRENDS IN THE DEMAND FOR AND PRICE OF CRUDE OIL AND NATURAL GAS.

      Our Energy Systems businesses are substantially dependent on conditions in the oil and gas industry and that industry's willingness and ability to spend capital on the exploration for and development of crude oil and natural gas. Any substantial or extended decline in these expenditures may result in the reduced discovery and development of new reserves of crude oil and natural gas and the reduced exploitation of existing wells, which could adversely affect demand for the systems and services of both Energy Production Systems and Energy Processing Systems. The level of these capital expenditures is generally dependent on current and anticipated crude oil and natural gas prices, which have been characterized by significant volatility in recent years. Crude oil and natural gas prices are affected by many factors, including:

    .  the level of exploration and production activity;

    .  worldwide economic activity;

    .  interest rates and the cost of capital;

    .  environmental regulation;

    . the policies of national governments with respect to energy and crude oil and natural gas exploration and production, including taxation and other related legislation;

    . actions taken by, and effectiveness of coordination among, members of the Organization of Petroleum Exporting Countries, or OPEC;

    .  the cost of producing crude oil and natural gas;

    .  the cost of developing alternative energy sources;

    .  weather conditions; and

    .  technological advances.

DEMAND FOR FOODTECH'S AND AIRPORT SYSTEMS' SYSTEMS AND SERVICES IS SIGNIFICANTLY DEPENDENT UPON OUR CUSTOMERS' EXPENDITURES FOR CAPITAL EQUIPMENT, AND A PROLONGED SUBSTANTIAL REDUCTION IN THOSE EXPENDITURES COULD ADVERSELY AFFECT THE DEMAND FOR OUR SYSTEMS AND SERVICES.

      FoodTech and Airport Systems are greatly affected by changes in the levels of expenditures for capital equipment by companies operating in the industries we serve. These changes are influenced by a number of factors, many of which are beyond our control, such as our customers' overall profitability. Additionally, factors, such as the demand for processed and frozen foods, conditions in the agricultural sector affecting prices and public perception of food safety and contamination, influence FoodTech's food processing customers' expenditures for capital equipment. Factors influencing the level of expenditures for capital equipment by Airport Systems' air transportation customers include jet fuel prices, the level of passenger and air freight activity and changes in foreign and domestic regulation of the air transportation industry. If expenditures for capital equipment by either the food processing industry or air transportation industry decline, FoodTech or Airport Systems may experience reduced demand for our systems and services. A prolonged or widespread reduction in the demand for FoodTech's or Airport Systems' systems and services could have a significant adverse impact on our results of operations or our financial condition.

WE MAY LOSE MONEY ON FIXED-PRICE CONTRACTS.

      As is customary for several of the business areas in which we operate, many of our long-term contracts with our customers are performed on a fixed-price basis. Under these contracts, we are typically responsible for all cost overruns, other than the amount of any cost overruns resulting from requested changes in order specifications. Our actual costs and any gross profit realized on these fixed-price contracts will often vary from the estimated amounts on which these contracts were originally based. This may occur for various reasons, including:

    .  errors in estimates or bidding;

    .  changes in availability and cost of labor and materials; and

    .  variations in productivity from our original estimates.

      These variations and the risks inherent in our projects may result in reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance could have a significant impact on our operating results.

THE INDUSTRIES IN WHICH WE OPERATE OR HAVE OPERATED EXPOSE US TO POTENTIAL LIABILITIES THAT MAY NOT BE COVERED BY INSURANCE.

      Our Energy Systems businesses are subject to inherent risks, such as equipment defects, malfunctions and failures, equipment misuse and natural disasters that can result in uncontrollable flows of gas or well fluids, fires and explosions. These risks could expose us to substantial liability for personal injury, wrongful death, product liability, property damage, pollution and other environmental damages. Through FoodTech and Airport Systems, we are also subject to potential liabilities arising from sources, such as the manufacture and use of food processing and air transportation systems and services. The use of our systems or services could subject us to significant liability for personal injury, wrongful death, product liability or commercial claims. Although we have obtained insurance against many of these risks, we cannot assure you that our insurance will be adequate to cover our liabilities. Further, we cannot assure you that insurance will be generally available in the future or, if available, that premiums will be commercially justifiable. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we were to incur liability at a time when we are not able to obtain liability insurance, our business, results of operations or financial condition could be materially adversely affected. In addition, under the terms of the separation and distribution agreement, we will retain specified self-insured product liabilities associated with selected discontinued businesses of FMC Corporation related to past operations, primarily the construction equipment, marine and rail and mining equipment divisions.

OUR CUSTOMERS' INDUSTRIES ARE UNDERGOING CONTINUING CONSOLIDATION THAT MAY IMPACT OUR RESULTS OF OPERATIONS.

      Each of the oil and gas, food processing and air transportation industries is rapidly consolidating. As a result, some of our largest customers have consolidated and are using their size and purchasing power to seek economies of scale and pricing concessions. This consolidation may result in reduced capital spending by customers or the acquisition of one or more of our primary customers, which may lead to decreased demand for our systems and services. We cannot assure you that we will be able to maintain our level of sales to a customer that has consolidated or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of our primary customers may have a significant negative impact on our results of operations or our financial condition. We are unable to predict what effect consolidations in the industry may have on price, capital spending by our customers, our selling strategies, our competitive position, our ability to retain customers or our ability to negotiate favorable agreements with our customers.

WE MAY BE UNABLE TO SUCCESSFULLY COMPETE WITH OTHER COMPANIES IN OUR
INDUSTRIES.

      The oilfield services, food processing equipment and air transportation equipment industries are highly competitive. Some of our competitors are large national and multinational companies that may have significantly greater financial resources than we do. Like us, many of our competitors offer a wide variety of systems and services. If these competitors substantially increase the resources they devote to developing and marketing competitive systems and services, we may not be able to compete effectively. Similarly, consolidation among our competitors could enhance their system and service offerings and financial resources, further intensifying competition.

OUR OPERATIONS AND OUR CUSTOMERS' OPERATIONS ARE SUBJECT TO A VARIETY OF GOVERNMENTAL LAWS AND REGULATIONS THAT MAY INCREASE OUR COSTS, LIMIT THE DEMAND FOR OUR SYSTEMS AND SERVICES OR RESTRICT OUR OPERATIONS.

      Our business and our customers' businesses may be significantly affected by:

    . U.S. Federal, state and local and foreign laws and other regulations relating to the oil and gas, food processing and air transportation industries and companies operating globally;

    .  changes in these laws and regulations; and

    .  the level of enforcement of these laws and regulations.

      We depend on the demand for our systems and services from oil and gas companies. This demand is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry. For example, the adoption of laws and regulations curtailing exploration and development for drilling for crude oil and natural gas in our areas of operation for economic, environmental or other policy reasons could adversely affect our operations by limiting demand for our systems and services.

      In light of our foreign operations and sales, we are also subject to changes in foreign laws and regulations that may encourage or require hiring of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. If we fail to comply with any applicable law or regulation, our business, results of operations or financial condition may be adversely affected.

OUR BUSINESSES AND OUR CUSTOMERS' BUSINESSES ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATION THAT MAY INCREASE OUR COSTS, LIMIT THE DEMAND FOR OUR SYSTEMS AND SERVICES OR RESTRICT OUR OPERATIONS.

      Our operations and the operations of our customers are also subject to U.S. Federal, state and local and foreign laws and regulations relating to the protection of the environment. These environmental laws and regulations affect the systems and services we design, market and sell, as well as the facilities where we manufacture our systems. In addition, environmental laws and regulations could limit our customers' exploration and production activities. We are required to invest financial and managerial resources to comply with environmental laws and regulations and anticipate that we will continue to be required to do so in the future. These laws and regulations change frequently, which makes it impossible for us to predict their cost or impact on our future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect our operations.

      Current environmental laws and regulations restrict the amount and types of substances that we can release into the environment. Compliance with these and any future environmental laws and regulations could require significant capital investments in pollution control equipment or changes in the way we make our systems. In addition, because we use hazardous and other regulated materials in our product development programs and manufacturing processes, we are subject to risks of accidental contamination, personal injury claims and civil and criminal fines. For example:

    . We are currently remediating two plant sites for which we have reserved approximately $3.3 million.

    . We are a potentially responsible party at several disposal sites for which we estimate the aggregate liability will be immaterial.

    . We have agreed to indemnify FMC Corporation for any liability associated with contamination from past operations at all properties to be transferred from FMC Corporation to us and at selected sites used in our former businesses for which we are not aware of any material liability.

      Some environmental laws and regulations provide for joint and several liability for remediation of spills and releases of hazardous substances. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose us to liability for the conduct of, or conditions caused by, others, or for our acts that were in compliance with applicable laws and regulations at the time the acts were performed. Any of these laws and regulations could result in claims, fines or expenditures that could be material to our earnings, financial condition or cash flow.

BUSINESS-RELATED RISKS

DISRUPTIONS IN THE POLITICAL AND ECONOMIC CONDITIONS OF THE FOREIGN COUNTRIES IN WHICH WE CONDUCT BUSINESS OR FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS OR RESULTS OF OPERATIONS.

      We operate significant manufacturing facilities in 12 countries other than the United States, and our international operations account for approximately 61% of our 2000 revenue. Multiple factors relating to our international operations and to particular countries in which we operate could have an adverse effect on our financial condition or results of operations. These factors include:

    .  changes in political, regulatory or economic conditions;

    .  trade protection measures and price controls;

    .  import or export licensing requirements;

    .  economic downturns, civil disturbances or political instability;

    .  currency restrictions;

    .  nationalization and expropriation; and

    .  potentially burdensome taxation.

      Because a significant portion of our revenue is denominated in foreign currencies, changes in exchange rates will result in increases or decreases in our costs and earnings, and may also affect the book value of our assets located outside the United States and the amount of our stockholders' equity. We prepare our combined financial statements in U.S. dollars, but a significant portion of our earnings and expenditures are denominated in other currencies. Although we may seek to minimize our currency exposure by engaging in hedging transactions where we deem it appropriate, we cannot assure you that our efforts will be successful. To the extent we sell our systems and services in foreign markets, currency fluctuations may result in our systems and services becoming too expensive for foreign customers.

WE EXPECT TO SUPPLEMENT OUR INTERNAL GROWTH THROUGH STRATEGIC COMBINATIONS, AND OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY INTEGRATE, OPERATE AND MANAGE THESE ACQUIRED BUSINESSES AND ASSETS.

      We expect to supplement our internal growth through strategic combinations, asset purchases and other transactions that complement or expand our existing businesses. Each of these transactions involves a number of risks, including:

    . the diversion of our management's attention from our existing businesses to integrating the operations and personnel of the acquired or combined business or joint venture;

    . possible adverse effects on our operating results during the integration process; and

    . our possible inability to achieve the intended objectives of the transaction.

      We may hire additional employees in connection with these acquisitions or joint ventures. We may not be able to successfully integrate all of the newly hired employees, or profitably integrate, operate, maintain and manage our newly acquired operations in a competitive environment. We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

      We may seek to finance an acquisition through borrowings or through the issuance of new debt or equity securities. If we make a relatively large acquisition, we could deplete a substantial portion of our financial resources to the possible detriment of our other operations. Any future acquisitions could also dilute the equity interests of our stockholders, require us to write off assets for accounting purposes or create other undesirable accounting results, such as significant expenses for amortization or impairment of goodwill or other intangible assets.

DUE TO THE TYPE OF CONTRACTS WE ENTER INTO, THE CUMULATIVE LOSS OF SEVERAL MAJOR CONTRACTS MAY HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

      We often enter into large, project-oriented contracts or long-term equipment leases that, collectively, represent a significant portion of our revenues. These agreements may be terminated or breached, or our customers may fail to renew these agreements. If we were to lose several key agreements over a relatively short period of time and if we were to fail to develop alternative business opportunities, we could experience a significant adverse impact on our results of operations or our financial condition.

LOSS OF OUR KEY MANAGEMENT AND OTHER PERSONNEL COULD IMPACT OUR BUSINESS.

      We depend on our senior executive officers and other key personnel. The loss of any of these officers or key personnel could adversely affect our operations. In addition, competition for qualified employees among companies that rely heavily on engineering and technology is intense, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to conduct research activities successfully and develop marketable systems and services.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY COMPETING TECHNOLOGY.

      Technology is an important component of our business and growth strategy, and our success as a company depends to a significant extent on the development and implementation of new product designs and improvements. Whether we can continue to develop systems and services and related technologies to meet evolving industry requirements and, if so, at prices acceptable to our customers will be significant factors in determining our ability to compete in the industries in which we operate. Many of our competitors are large national and multinational companies that may have significantly greater financial resources than we have, and they may be able to devote greater resources to research and development of new systems, services and technologies than we are able to do. Moreover, some of our competitors operate in narrow business areas, allowing them to concentrate their research and development efforts directly on products and services for those areas.

OUR FAILURE TO COMPLY WITH THE LAWS AND REGULATIONS GOVERNING U.S. GOVERNMENT CONTRACTS OR THE TERMS OF ANY EXISTING OR FUTURE U.S. GOVERNMENT CONTRACTS THAT WE ENTER INTO COULD HARM OUR BUSINESS.

      We have an agreement relating to the sale of our Next Generation Small Loader, which is a commercial air cargo loader, to the U.S. Air Force, and as a result we are subject to various laws and regulations that apply to companies doing business with the U.S. government. The laws governing U.S. government contracts differ in several respects from the laws governing private contracts. For example, many U.S. government contracts contain pricing terms and conditions that are not applicable to private contracts. Moreover, U.S. defense contracts, in particular, are unilaterally terminable at the option of the U.S. government with compensation for work completed and costs incurred. Contracts with the U.S. government are also subject to special laws and regulations, the noncompliance with which may result in various sanctions. Contractors, sometimes without their knowledge, are subject to investigations by the U.S. government initiated in various ways.

RISKS RELATED TO OUR RELATIONSHIP WITH FMC CORPORATION

OUR HISTORICAL FINANCIAL RESULTS AS BUSINESS SEGMENTS OF FMC CORPORATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE, STAND-ALONE ENTITY.

      The historical financial information we have included in this prospectus has been carved out from FMC Corporation's consolidated financial statements and does not reflect what our financial position, results of operations or cash flows would have been had we been a separate, stand-alone entity during the periods presented. FMC Corporation did not account for us, and we were not operated, as a separate, stand-alone entity for the historical periods presented. Our historical costs and expenses reflected on our combined financial statements include an allocation of the historical costs and expenses that FMC Corporation incurred in connection with corporate and general administrative services. This allocation is based on what we and FMC Corporation consider to be reasonable reflections of the historical utilization levels of these services required in support of our businesses. The historical information does not necessarily indicate what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made adjustments to reflect many significant changes that may occur in our cost structure, funding and operations as a result of the separation, including changes in our employee base, changes in our technology support, changes in our tax structure, potential increased costs associated with reduced economies of scale and potential increased costs associated with being a publicly traded, stand-alone entity. For additional information, see "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes to those statements.

OUR ABILITY TO OPERATE OUR BUSINESSES MAY SUFFER IF WE DO NOT, QUICKLY AND COST-EFFECTIVELY, ESTABLISH OUR OWN FINANCIAL, ADMINISTRATIVE AND OTHER SUPPORT FUNCTIONS TO SUCCESSFULLY OPERATE AS A STAND-ALONE ENTITY, AND WE CANNOT ASSURE YOU THAT THE TRANSITIONAL SERVICES FMC CORPORATION HAS AGREED TO PROVIDE US WILL BE SUFFICIENT FOR OUR NEEDS.

      Historically, our businesses have relied on financial, administrative and other resources of FMC Corporation. After this offering, we will need to create our own financial, administrative and other support systems or contract with a third party to replace FMC Corporation's systems. We have entered into an agreement with FMC Corporation under which FMC Corporation will provide transitional services to us, including services related to information technology systems, treasury, legal, financial and accounting services. Although FMC Corporation is contractually obligated to provide us with these services until the distribution, these services may not be sufficient to meet our needs, and we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have them, after our agreement with FMC Corporation expires. Any failure or significant downtime in our own financial or administrative systems or in FMC Corporation's financial or administrative systems during the transitional period could prevent us from paying our employees, billing our customers or performing other administrative services on a timely basis and could materially harm our business or operations.

AFTER THE SEPARATION, WE MAY EXPERIENCE INCREASED COSTS RESULTING FROM DECREASED PURCHASING POWER COMPARED TO THAT CURRENTLY PROVIDED BY OUR ASSOCIATION WITH FMC CORPORATION.

      We have been able to take advantage of FMC Corporation's size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit services. Following the separation and this offering, we will be a smaller and less diversified company than FMC Corporation was prior to the separation, and there is no guarantee that we will have access to financial and other resources comparable to those available to FMC Corporation prior to the separation. As a separate, stand-alone entity, we may be unable to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the separation.

OUR RELATIONSHIP WITH FMC CORPORATION MAY HINDER OUR ABILITY TO TAKE ADVANTAGE OF NEW BUSINESS OPPORTUNITIES SUCCESSFULLY.

      Our ability to take advantage of specific business opportunities is subject to procedures in our Certificate of Incorporation relating to allocation of business opportunities between FMC Corporation and us. Although currently FMC Corporation does not directly compete with us, our Certificate of Incorporation provides that, unless otherwise provided in a written agreement between FMC Corporation and us, FMC Corporation will have no duty to refrain from engaging in the same or similar activities or lines of business as we engage in or propose to engage in at the time of this offering. Furthermore, subject to applicable law, FMC Corporation has no duty to communicate or offer to us any corporate opportunities that come to its attention.

As a result, it may be more difficult for us to pursue successfully new business opportunities available to both FMC Corporation and us, which could limit our potential sources of revenue and growth. In addition, we have established procedures in our Certificate of Incorporation that govern the conduct of our directors or officers who also serve as directors or officers of FMC Corporation in the event that any of them acquires knowledge of a corporate opportunity for both FMC Corporation and us. Moreover, our ability to take advantage of specific business opportunities may be affected by FMC Corporation's representation on our Board of Directors and its voting control over us. See "Arrangements Between FMC Technologies and FMC Corporation-- Allocation of Corporate Opportunities" for a description of allocation of business opportunities between FMC Corporation and us.

OUR RELATIONSHIP WITH FMC CORPORATION MAY LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING.

      Our business strategy anticipates future acquisitions and development of new technologies. Any acquisition or development project could be subject to our ability to access capital from outside sources on acceptable terms. Until the distribution to its stockholders, FMC Corporation will control our Board of Directors and be able to limit our ability to borrow funds or to issue additional equity. For the distribution of the remaining shares of our common stock to be tax free to FMC Corporation and its stockholders, FMC Corporation must, among other things, own at least 80% of all of our voting power at the time of the distribution. Therefore, prior to the distribution, we will not be able to issue equity, voting securities or convertible debt without FMC Corporation's prior consent, and FMC Corporation is unlikely to give that consent so long as it still intends to distribute the remaining shares. In addition, in certain cases, our ability to issue equity, voting securities and convertible debt will be limited during the 30 months following the date of the distribution due to our need to preserve the tax-free nature of the distribution.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS OF INTEREST WITH FMC CORPORATION WITH RESPECT TO OUR PAST AND ONGOING RELATIONSHIPS THAT COULD HARM OUR BUSINESS OPERATIONS.

      Conflicts of interest may arise between FMC Corporation and us in a number of areas relating to our past and ongoing relationships, including:

    . labor, tax, employee benefit, indemnification and other matters arising from the separation;

    .  intellectual property matters;

    . solicitation and hiring of employees from each other and recruiting of new employees;

    .  business combinations involving us;

    . business operations or business opportunities of FMC Corporation or us that would compete with the other party's business opportunities;

    . sales or distributions by FMC Corporation of all or any portion of its ownership interest in us; and

    . the nature, quality and pricing of transition services to be provided by FMC Corporation or us.

      Our agreements with FMC Corporation may be amended upon agreement between FMC Corporation and us. During the time that we are controlled by FMC Corporation, FMC Corporation may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts, and even if we do so, the resolution may be less favorable to us than if we were dealing with an unaffiliated party.

CONTROL BY FMC CORPORATION WILL LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DISCOURAGE POTENTIAL ACQUISITIONS OF US BY THIRD PARTIES.

      After the completion of this offering, FMC Corporation will own more than 80% of our outstanding common stock. Although FMC Corporation has advised us that it currently intends to distribute its remaining ownership interests in us to its stockholders prior to the end of 2001, we cannot assure you that this will occur.

As long as FMC Corporation owns a majority of our outstanding common stock, FMC Corporation will have the power to elect our entire Board of Directors and take stockholder action without the vote of any other stockholder. As a result, FMC Corporation will control all matters affecting us, including:

    . the composition of our Board of Directors and, through our Board of Directors, the making of decisions with respect to our business direction and policies, including the appointment and removal of our officers;

    . any determinations with respect to mergers or other business combinations;

    .  our acquisition or disposition of any or all of our assets;

    .  our capital structure;

    .  changes to the agreements providing for the separation;

    .  the payment of dividends on our common stock;

    .  determinations with respect to our tax returns; and

    .  other aspects of our business direction and policies.

      A majority of our directors following this offering will be directors or officers of FMC Corporation, including Robert N. Burt, who is Chairman and Chief Executive Officer of FMC Corporation, and Joseph H. Netherland, who is President and a director of FMC Corporation. FMC Corporation's voting control and board influence may discourage many types of transactions involving a change of control, including transactions in which you as a holder of our common stock might otherwise receive a premium for your shares over the then-current market price. Furthermore, FMC Corporation is not prohibited from selling a controlling interest in us to a third party.

OUR DIRECTORS AND EXECUTIVE OFFICERS MAY HAVE POTENTIAL CONFLICTS OF INTEREST BECAUSE OF THEIR OWNERSHIP OF FMC CORPORATION COMMON STOCK AND POSITIONS WITH FMC CORPORATION.

      Our executive officers and some of our directors own a substantial amount of FMC Corporation common stock and options to purchase FMC Corporation common stock. In addition, a majority of our directors serve as officers or directors of FMC Corporation, and several of our executive officers may continue to serve as officers or directors of FMC Corporation until the distribution, if the distribution occurs. For example, Robert N. Burt, our Chairman, will continue to be Chairman and Chief Executive Officer of FMC Corporation,
Joseph H. Netherland, our President, Chief Executive Officer and a director, will continue to be President and Director of FMC Corporation and William H. Schumann III, our Senior Vice President, Chief Financial Officer and a director, will continue to be Senior Vice President and Chief Financial Officer of FMC Corporation. Ownership of FMC Corporation common stock by our directors and officers after the separation and the presence of FMC Corporation officers and directors on our Board of Directors and in our senior management could create, or appear to create, potential conflicts of interest when our directors and officers are faced with decisions that could have different implications for FMC Corporation than they do for us. In addition, our executive officers who are serving in officer positions at FMC Corporation may not be able to devote the same exclusive attention or efforts to our operations and business that individuals serving solely as our officers would be able to do.

OUR BUSINESS AND YOUR INVESTMENT IN OUR COMMON STOCK MAY BE ADVERSELY AFFECTED IF FMC CORPORATION DOES NOT COMPLETE THE DISTRIBUTION, BECAUSE WE WOULD REMAIN SUBJECT TO CONTROL BY FMC CORPORATION.

      Although FMC Corporation has advised us that it currently intends to complete the distribution by the end of 2001, we cannot assure you whether or when the distribution will occur. In certain circumstances, FMC Corporation, in exercising its fiduciary duties to its stockholders, may need to alter or amend its course of action. FMC Corporation's obligation to complete the distribution is subject to receipt of a favorable ruling from the Internal Revenue Service to the effect that the distribution will be tax free to FMC Corporation and its stockholders for U.S. Federal income tax purposes and final approval of the distribution by the FMC Corporation Board of Directors, among other conditions. At the time of this offering, FMC Corporation does not have a ruling from the IRS regarding the tax treatment of the distribution. If FMC Corporation does not obtain a favorable tax ruling, FMC Corporation may not make the distribution in the expected time frame or, perhaps, at all. In order for the distribution to be tax free, FMC Corporation must satisfy various requirements, including owning at least 80% of all of our voting power at the time of the distribution.

      In addition, until the distribution occurs, the risks discussed in this prospectus relating to FMC Corporation's control of us and the potential business conflicts of interest between FMC Corporation and us will continue to be relevant to you. If the distribution is delayed or not completed at all, the liquidity of shares of our common stock in the market may be constrained unless and until FMC Corporation elects to sell some of its significant ownership into the public market. A lack of liquidity in our common stock may affect our stock price.

IF WE TAKE ACTIONS THAT CAUSE THE DISTRIBUTION TO FAIL TO QUALIFY AS A TAX-FREE TRANSACTION, WE WILL BE REQUIRED TO INDEMNIFY FMC CORPORATION FOR ANY RESULTING TAXES, WHICH MAY PREVENT OR DELAY A CHANGE OF CONTROL OF US AFTER THE DISTRIBUTION.

      FMC Corporation has advised us that it intends to distribute its shares of our common stock to its stockholders before the end of 2001. Prior to completing the distribution, FMC Corporation has advised us that it intends to obtain a favorable ruling from the IRS to the effect that the distribution will be tax free to FMC Corporation and its stockholders for U.S. Federal income tax purposes. Under the tax sharing agreement between FMC Corporation and us, if we breach any representations in the tax sharing agreement relating to the ruling, take or fail to take any action that causes our representations in the tax sharing agreement relating to the ruling to be untrue or engage in a transaction after the distribution that causes the distribution to be taxable to FMC Corporation, we will be required to indemnify FMC Corporation for any resulting taxes. The amount of any indemnification payments would be substantial, and we likely would not have sufficient financial resources to achieve our growth strategy after making those payments.

      Current tax law generally provides for a presumption that the distribution, if it occurs, may be taxable to FMC Corporation if we undergo or enter into an agreement that would cause us to undergo a 50% or greater change in stock ownership during a four-year period beginning on the date that begins two years before the date of the distribution. Under the tax sharing agreement, FMC Corporation is entitled to require us to reimburse any tax costs incurred by FMC Corporation as a result of a transaction resulting in a change in control of us. These costs may be so great that they delay or prevent a strategic acquisition or change of control of us. The applicable tax law is relatively new and undeveloped, and final interpretive regulations have not yet been issued.

OUR AGREEMENTS WITH FMC CORPORATION MAY BE LESS FAVORABLE TO US THAN IF THEY HAD BEEN NEGOTIATED AT ARM'S LENGTH.

      We negotiated and signed our agreements with FMC Corporation while we were a wholly owned subsidiary of FMC Corporation. If each of these agreements had been negotiated at arm's length, they may have been more favorable to us. The allocation of assets and liabilities between FMC Corporation and us may not reflect what two unaffiliated parties would have agreed to, and it is possible that we may be required to indemnify FMC Corporation for liabilities, or may not receive assets, related to our business or that we may be responsible for liabilities unrelated to our business.

PERSONS MAY SEEK TO HOLD US RESPONSIBLE FOR LIABILITIES OF FMC CORPORATION THAT WE DID NOT ASSUME IN OUR AGREEMENTS.

      In the separation, FMC Corporation will retain all of its liabilities that we do not assume under our agreements with FMC Corporation. Persons may seek to hold us responsible for FMC Corporation's retained liabilities, such as environmental contamination liabilities relating to FMC Corporation's discontinued businesses or environmental or other liabilities relating to FMC Corporation's chemical businesses. Under the agreements, FMC Corporation has agreed to indemnify us for claims and losses relating to its retained liabilities. However, if those liabilities are significant and we are held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from FMC Corporation.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK MAY BE SUBJECT TO WIDE FLUCTUATIONS AND MAY TRADE BELOW THE INITIAL PUBLIC OFFERING PRICE.

      Before this offering, there has not been a public market for our common stock. We cannot assure you that an active public market for our common stock will develop or be sustained after this offering. The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the initial public offering price. The initial public offering price of our common stock will be determined by negotiations between us and representatives of the underwriters, based on numerous factors which we discuss under "Underwriting." This price may not be indicative of the market price of our common stock after this offering. We cannot assure you that you will be able to resell your shares at or above the initial public offering price. Among the factors that could affect our stock price are the risk factors described in this section and other factors including:

    . quarterly variations in our operating results compared to market expectations;

    . changes in expectations as to our future financial performance, including financial estimates by securities analysts;

    . strategic moves by us or our competitors, such as acquisitions or restructurings; and

    .  general market conditions.

      Stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND OUR RIGHTS AGREEMENT AS WELL AS DELAWARE LAW MAY DELAY OR PREVENT AN ACQUISITION OF US THAT STOCKHOLDERS MAY CONSIDER FAVORABLE, WHICH COULD DECREASE THE VALUE OF YOUR SHARES.

      Our Certificate of Incorporation and Bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. These provisions include supermajority voting requirements for our stockholders to remove directors and amend our organizational documents, a classified board of directors and limitations on actions by our stockholders by written consent. Some of these provisions, such as the limitation on stockholder actions by written consent, become effective once FMC Corporation no longer controls us. In addition, our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Our rights agreement imposes a significant penalty on any person or group that acquires 15% or more of our outstanding common stock without the approval of our Board of Directors. These restrictions under Delaware law and our rights agreement do not apply to FMC Corporation so long as it holds 15% or more of our common stock. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

OUR SHARE PRICE MAY DECLINE BECAUSE OF THE ABILITY OF FMC CORPORATION AND OTHERS TO SELL SHARES OF OUR COMMON STOCK.

      Sales of substantial amounts of our common stock after this offering, or the possibility of those sales, could adversely affect the market price of our common stock and impede our ability to raise capital through the issuance of equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of our common stock.

      After this offering, we will have 65,000,000 shares of common stock outstanding, approximately 83.0% of which will be owned by FMC Corporation, or, if the underwriters elect to exercise their over-allotment option in full, we will have 66,657,500 shares of common stock outstanding, approximately 80.9% of which will be owned by FMC Corporation. Additionally, we will have reserved an additional 2,250,000 shares of our common stock for issuance pursuant to options we expect to grant in connection with this offering. In connection with this offering, we will grant restricted stock in replacement of all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors. In connection with the distribution, we will also issue options in replacement of all FMC Corporation options held by our employees and in replacement of a portion of the FMC Corporation options held by our directors, and we will grant restricted stock in replacement of all FMC Corporation restricted stock granted to employees of FMC Corporation whom we hire as of the distribution date, and in replacement of a portion of the FMC Corporation restricted stock granted to our non-employee directors, other than the Chairman of our Board of Directors. FMC Corporation has advised us that it currently intends to complete the distribution by the end of calendar year 2001, subject to receipt of a favorable ruling from the IRS that the distribution will be tax free to FMC Corporation and its stockholders for U.S. Federal income tax purposes and final approval of the Board of Directors of FMC Corporation, among other conditions. Moreover, FMC Corporation has no contractual obligation to retain its shares of our common stock, except for a limited period described under "Underwriting" during which it will not sell any of its shares of our common stock without the underwriter's consent until 180 days after the date of this prospectus, subject to certain exceptions. The 180-day lockup does not prohibit FMC Corporation from making the distribution. Subject to applicable U.S. Federal and state securities laws, after the expiration of this 180-day waiting period (or before, with consent of the underwriters), FMC Corporation may sell any and all of the shares of our common stock that it beneficially owns. The separation and distribution agreement grants FMC Corporation the right to require us to register the shares of our common stock it holds in specified circumstances. In addition, after the expiration of this 180-day waiting period, we could sell additional shares of our common stock, subject to FMC Corporation's consent. Any sale or distribution by FMC Corporation or us of our common stock in the public market or to FMC Corporation's stockholders, or the perception that any such sale or distribution could occur, could adversely affect prevailing market prices for the shares of our common stock.

      In connection with this offering, we intend to file a registration statement on Form S-8 to register 12,000,000 shares of our common stock that are or will be reserved for issuance under our stock plan.

WE DO NOT EXPECT TO PAY DIVIDENDS.

      We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends may be restricted by any bank credit agreement or indenture we enter into in the future.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE PER SHARE.

      Dilution per share represents the difference between the initial public offering price and the net consolidated book value per share immediately after this offering of our common stock. Purchasers of our common stock in this offering would have experienced immediate dilution of $14.17 in pro forma net tangible book value per share had this offering occurred March 31, 2001.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      You should not rely on forward-looking statements in this prospectus. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by such words or phrases as "will likely result," "is confident that," "expected," "should," "could," "may," "will continue to," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "intends" or similar expressions, including the negative of those words and phrases. Although these forward-looking statements are based on our management's current views and assumptions regarding future events, future business conditions and the outlook for us based on currently available information, these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. We wish to caution readers not to rely on any of these forward-looking statements, which speak only as of the date made. Except as required by law, we assume no obligation to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

      Our net proceeds from the sale of the 11,050,000 shares of our common stock in this offering, assuming an initial public offering price of $20.00 per share, are estimated to be approximately $204.5 million, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to distribute these net proceeds from the offering to FMC Corporation in accordance with the separation and distribution agreement. If the underwriters exercise their overallotment option in full, we estimate that our net proceeds will be approximately $235.6 million. We expect to use any of these additional net proceeds to pay down borrowings we incurred under a revolving credit facility in order to distribute funds to FMC Corporation in connection with the separation, and for general corporate purposes. Under the terms of this $150 million 364-day revolving credit facility, the debt that may be repaid matures April 25, 2002, and is expected to accrue interest at an annual rate of 100 basis points above the one-month London Interbank Offered Rate.

                                DIVIDEND POLICY

      We do not intend to pay cash dividends on our common stock for the foreseeable future. Instead, we currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. Our Board of Directors will make any future determination regarding the payment of dividends based upon various factors then existing, including:

    . our financial condition, operating results and current and anticipated cash needs;

    .  general economic and business conditions;

    .  our strategic plans and business prospects;

    . legal, contractual and regulatory restrictions on our ability to pay dividends; and

    . other factors that our Board of Directors may consider to be relevant.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2001 on an historical basis and on a pro forma as adjusted basis to reflect the assumption or incurrence of debt in connection with the separation and this offering, the sale of 11,050,000 shares of our common stock in this offering at an assumed initial public offering price of $20.00 per share and the distribution of the net proceeds from this sale to FMC Corporation as described under "Use of Proceeds."

      You should read this table together with "Selected Historical Combined Financial Data," our historical combined financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                MARCH 31, 2001
(IN MILLIONS, EXCEPT FOR SHARE AND PAR VALUE AMOUNTS)       -----------------------
                                                                         PRO FORMA
                                                            HISTORICAL  AS ADJUSTED
                                                            ----------- -----------
                                                            (UNAUDITED) (UNAUDITED)
Cash and cash equivalents..................................   $  12.0     $  12.0
                                                              =======     =======
Short-term debt............................................   $  31.7     $  55.1
                                                              -------     -------
Long-term debt, excluding current portion..................       --        250.0
                                                              -------     -------
Stockholder's equity:
  Common stock, $0.01 par value, 1,000 shares authorized,
   issued and outstanding on an historical basis, and
   195,000,000 shares authorized and 65,000,000 shares
   issued and outstanding on a pro forma as adjusted basis
   (1).....................................................       --          0.7
  Capital in excess of par value of common stock...........       --        505.1
  Accumulated other comprehensive loss.....................    (126.9)     (126.9)
  Owner's net investment...................................     779.2         --
                                                              -------     -------
    Total stockholder's equity.............................     652.3       378.9
                                                              -------     -------
    Total capitalization...................................   $ 684.0     $ 684.0
                                                              =======     =======

--------
(1) The number of shares of our common stock outstanding does not include options that we expect to grant in connection with this offering and FMC Corporation restricted stock and options we expect to replace with our stock awards in connection with this offering and the distribution.

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

      The following table presents our selected historical and pro forma combined financial data for the periods and dates indicated. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and notes to those statements included elsewhere in this prospectus. The combined operating results data for the years ended December 31, 1998, 1999 and 2000 and the combined balance sheet data as of December 31, 1999 and 2000 are derived from, and are qualified by reference to, our audited combined financial statements included elsewhere in this prospectus. The combined operating results data for the three months ended March 31, 2000 and 2001 and the combined balance sheet data as of March 31, 2001 are derived from, and are qualified by reference to, our unaudited combined financial statements included elsewhere in this prospectus. The combined operating results data for the years ended December 31, 1996 and 1997 and the combined balance sheet data as of December 31, 1996, 1997 and 1998 are derived from our unaudited combined financial data that is not included in this prospectus. The unaudited pro forma financial information gives effect to specified transactions as if those transactions had been consummated on January 1, 2000, January 1, 2001 or March 31, 2001, as described in "Unaudited Pro Forma Financial Information."

      The historical combined financial information has been carved out from the consolidated financial statements of FMC Corporation using the historical results of operations and bases of the assets and liabilities of the transferred businesses and gives effect to allocations of expenses from FMC Corporation. Our historical combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                                             THREE MONTHS
(IN MILLIONS, EXCEPT PER            YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
SHARE DATA)               ------------------------------------------------  ----------------
                            1996      1997      1998      1999      2000     2000     2001
                          --------  --------  --------  --------  --------  -------  -------
COMBINED STATEMENTS OF
 INCOME DATA:
Revenue.................  $1,689.7  $2,031.6  $2,185.5  $1,953.1  $1,875.2   $441.9   $429.4
Cost of sales or
 services...............   1,312.9   1,551.1   1,669.3   1,479.8   1,421.1    340.0    333.9
Selling, general and
 administrative
 expenses...............     299.9     324.1     337.8     302.4     291.2     74.7     72.8
Research and
 development............      41.5      46.7      50.7      51.8      56.7     14.3     13.1
Asset impairments.......       --       27.0       --        6.0       1.5      --       1.3
Restructuring and other
 charges................       --       27.9       --        3.6       9.8      --       9.2
Interest expense
 (income), net..........       2.8       3.8       1.9      (0.5)      4.3     (0.1)     1.1
                          --------  --------  --------  --------  --------  -------  -------
Income (loss) from
 continuing operations
 before income taxes
 and the cumulative
 effect of a change in
 accounting principle...      32.6      51.0     125.8     110.0      90.6     13.0     (2.0)
Provision for income
 taxes..................       5.4      34.1      38.6      33.5      22.7      3.4      1.6 (5)
                          --------  --------  --------  --------  --------  -------  -------
Income (loss) from
 continuing operations
 before the cumulative
 effect of a change in
 accounting principle...  $   27.2  $   16.9  $   87.2  $   76.5  $   67.9  $   9.6  $  (3.6)
                          ========  ========  ========  ========  ========  =======  =======
Net income (loss).......  $   35.0  $   16.9  $   87.2  $   71.0  $   67.9  $   9.6  $  (8.3)(6)
                          ========  ========  ========  ========  ========  =======  =======
Unaudited pro forma as
 adjusted diluted
 earnings (loss) per
 common share from
 continuing operations
 (1)....................                                          $   0.92           $ (0.09)
                                                                  ========           =======

OTHER FINANCIAL DATA:
Depreciation............  $   48.1  $   48.9  $   49.0  $   46.2  $   41.2  $  10.1  $   9.5
Amortization............      16.3      18.6      17.6      16.1      17.9      3.7      4.9
EBITDA from continuing
 operations (2).........      99.8     149.3     194.3     177.8     155.5     26.7     14.8
Capital expenditures....      93.5      66.3      59.4      40.9      43.1     13.9     12.8
Cash flows provided by
 (used in):
  Operating activities
   of continuing
   operations...........    (270.1)    268.0     196.4     152.7       8.0    (32.7)   (22.2)
  Investing activities..     (64.2)    (33.1)   (128.6)     (6.5)     63.4    (12.5)    (7.9)
  Financing activities..     328.3    (237.0)    (65.4)   (133.9)    (88.9)    31.2     26.1
Order backlog (at period
 end) (3)...............     923.0     988.8   1,133.9     840.6     644.3    823.0    835.8
Total assets (at period
 end)...................   1,699.2   1,563.7   1,665.1   1,473.2   1,373.7  1,496.2  1,407.7
Long-term debt (at
 period end)............       8.4       8.3       --        --        --       --       --
Average segment
 operating capital
 employed (4)...........     998.1   1,062.4     917.8     832.8     868.4    820.6    934.0

                                                   (footnotes on following page)

                                                              MARCH 31, 2001
(IN MILLIONS)                                             ----------------------
                                                                      PRO FORMA
                                                          HISTORICAL AS ADJUSTED
                                                          ---------- -----------
COMBINED BALANCE SHEET DATA:
Working capital..........................................  $  149.9   $  126.5
Total assets.............................................   1,407.7    1,407.7
Total short-term debt....................................      31.7       55.1
Total long-term debt.....................................       --       250.0
Stockholder's equity.....................................     652.3      378.9

--------
(1) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Pro forma unaudited as adjusted diluted earnings per common share from continuing operations in 2000 is computed using unaudited pro forma as adjusted income from continuing operations divided by 66,044,955, which for pro forma diluted earnings per share purposes is the assumed number of shares of our common stock outstanding after this offering. This share amount is calculated assuming that (a) prior to this offering 53,950,000 of our common stock shares are outstanding, (b) 11,050,000 shares are sold in this offering and (c) the pro forma dilutive effect of our restricted stock to be granted to our employees and to the Chairman of our Board of Directors in replacement of FMC Corporation restricted stock is 1,044,955 shares, calculated based on the weighted average number of shares of FMC Corporation restricted stock outstanding at any time during 2000 and using FMC Corporation's average 2000 stock price and our assumed offering price of $20.00 per share. Pro forma unaudited as adjusted diluted loss per common share from continuing operations in 2001 is computed using unaudited pro forma as adjusted loss from continuing operations divided by 65,000,000, which for pro forma diluted loss per share purposes is the assumed number of shares of our common stock outstanding after this offering with reference to (a) and (b) above. The pro forma effect of our restricted stock described in (c) above is antidilutive in 2001 and is therefore not included in the calculation.
(2) EBITDA from continuing operations consists of income from continuing operations before interest and income taxes and before the cumulative effect of a change in accounting principle, plus depreciation of property, plant and equipment, amortization of other long-term assets, primarily intangibles of acquired companies, and asset impairments. EBITDA from continuing operations is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, our EBITDA from continuing operations calculation may not be comparable to other similarly titled measures of other companies. We have included EBITDA from continuing operations as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures. Our ability to service debt and fund capital expenditures in the future, however, may be affected by other operating or legal requirements.
(3) Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.
(4) Average segment operating capital employed is a two-point average of segment operating capital employed as of the beginning and end of the period. Segment operating capital employed represents segment assets less segment liabilities. Segment assets exclude corporate and other assets, which are principally cash equivalents, last-in, first-out inventory reserves, deferred income tax benefits, intercompany eliminations, property, plant and equipment not attributable to a specific segment and credits relating to the sale of receivables. Segment liabilities exclude substantially all debt, income taxes, pension and other postretirement benefit liabilities, restructuring reserves, intercompany eliminations, reserves for discontinued operations and deferred gains on the sale and leaseback of equipment. Average segment operating capital employed is not a measure of financial position under generally accepted accounting principles. You should not consider it in isolation from, or as a substitute for, stockholder's equity prepared in accordance with generally accepted accounting principles or as a measure of financial position. Our management views average segment operating capital employed as a primary measure of segment capital.
(5) Income tax expense for the three months ended March 31, 2001 included $3.3 million related to the repatriation of foreign-held cash in connection with our separation from FMC Corporation.
(6) Net loss for the three months ended March 31, 2001 is net of the after-tax charge related to the cumulative effect of a change in accounting principle of $4.7 million.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma combined statements of income and unaudited pro forma condensed combined balance sheet should be read in connection with, and are qualified by reference to, our combined financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. We believe that the assumptions used in the preparation of this unaudited pro forma financial information provide a reasonable basis for presenting the significant effects directly attributable to the transactions discussed below. The unaudited pro forma combined statements of income and unaudited pro forma condensed combined balance sheet are not necessarily indicative of the results that would have been reported had such events actually occurred on the dates described below, nor are they indicative of our future results.

      The unaudited pro forma combined statement of income for the year ended December 31, 2000 has been prepared to reflect the following adjustments to our historical results of operations and to give effect to the following transactions as if those transactions had been consummated on January 1, 2000:

    . our assumption or incurrence of $239.2 million of debt as of January 1, 2000 in connection with the separation and this offering, and the distribution to FMC Corporation of the proceeds from borrowings we incurred in accordance with the separation and distribution agreement;

    . our sale of common stock in this offering and the distribution of the estimated $204.5 million of net proceeds therefrom to FMC
       Corporation; and

    . the replacement of all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with our restricted stock immediately after the closing of this offering.

                                            YEAR ENDED DECEMBER 31, 2000
                                         ---------------------------------------
                                                     PRO FORMA        PRO FORMA
UNAUDITED PRO FORMA COMBINED STATEMENT   HISTORICAL ADJUSTMENTS      AS ADJUSTED
 OF INCOME                               ---------- -----------      -----------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Revenue................................   $1,875.2                    $1,875.2
Cost of sales or services..............    1,421.1                     1,421.1
Selling, general and administrative
 expenses..............................      291.2                       291.2
Research and development...............       56.7                        56.7
Asset impairments, restructuring and
 other charges.........................       11.3                        11.3
                                          --------                    --------
  Total costs and expenses.............    1,780.3                     1,780.3
                                          --------                    --------
Income from continuing operations
 before interest income, interest
 expense and income taxes..............       94.9                        94.9
Interest income........................        2.3                         2.3
Interest expense.......................        6.6    $ 12.2 (1)          18.8
                                          --------    ------          --------
Income from continuing operations
 before income taxes...................       90.6     (12.2)             78.4
Provision for income taxes.............       22.7      (4.8)(2)(3)       17.9
                                          --------    ------          --------
Income from continuing operations......   $   67.9    $ (7.4)(4)      $   60.5
                                          ========    ======          ========
Unaudited pro forma as adjusted basic
 earnings per common share from
 continuing operations.................                               $   0.93
                                                                      ========
Shares used in computing unaudited pro
 forma as adjusted basic earnings per
 common share from continuing
 operations.......................... .                                   65.0(5)
                                                                      ========
Unaudited pro forma as adjusted diluted
 earnings per common share from
 continuing operations.................                               $   0.92
                                                                      ========
Shares used in computing unaudited pro
 forma as adjusted diluted earnings per
 common share from continuing
 operations............................                                   66.0(6)
                                                                      ========

(1) Reflects interest expense associated with approximately $239.2 million of debt that will be assumed or incurred in connection with the separation and this offering. Under the separation and distribution agreement, we will incur new debt of $300.0 million, less our existing debt ($41.1 million at December 31, 2000) and less the balance of accounts receivable sold under FMC Corporation's accounts receivable financing facility ($38.0 million at December 31, 2000) and plus any surplus of cash in excess of $15.0 million ($2.8 million at December 31, 2000). We will distribute this net amount, plus one-half of the net proceeds of the overallotment option (estimated at $15.5 million), to FMC Corporation, resulting in net incremental debt for pro forma purposes of $239.2 million. The interest expense assumes that these amounts were outstanding as of January 1, 2000 and remained outstanding for the entire period. Such debt was assumed to carry a current effective interest rate of 5.08%. A one-eighth percent variance in that interest rate would have increased or decreased interest expense by approximately $0.3 million. Under the separation and distribution agreement, the debt we will incur will be adjusted on the basis of our net cash flow and changes in our debt and cash and in the balance of accounts receivable sold subsequent to December 31, 2000, as well as in the maximum amount of net proceeds that we could receive from the overallotment option.

(2) The effect of taxes on the pro forma adjustments has been recognized using a blended statutory U.S. Federal and state rate of 39%.

(3) Subsequent to this offering, we expect to incur one-time tax expenses aggregating approximately $4.0 million as a result of the impact of the separation on our international entities. These expenses have been excluded from the calculation of our unaudited pro forma as adjusted income from continuing operations as these incremental expenses represent significant nonrecurring charges incurred subsequent to this offering.

(4) Subsequent to this offering, we expect to incur incremental compensation expense of approximately $4.4 million ($2.7 million after tax) over the period from this offering through December 31, 2001, and a total of $3.2 million ($1.9 million after tax) thereafter through the completion of vesting periods in 2004. This expense will result from the replacement of 317,722 shares of FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with our restricted stock in connection with this offering, and has been excluded from the calculation of our unaudited pro forma as adjusted income from continuing operations as this incremental expense represents a significant nonrecurring charge incurred subsequent to this offering.

(5) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Unaudited pro forma as adjusted basic earnings per common share from continuing operations has been calculated in accordance with the Securities and Exchange Commission rules for initial public offerings. These rules require that the weighted average share calculation gives retroactive effect to any changes in our capital structure as well as the number of shares whose proceeds will be used to pay any dividend or repay any debt as reflected in the pro forma adjustments. It is anticipated that the net proceeds from the initial public offering will be distributed to FMC Corporation. Therefore, pro forma weighted average shares are comprised of 53,950,000 shares of our common stock outstanding prior to this offering and 11,050,000 shares of our common stock included in the proposed offering assuming all such shares are outstanding as of January 1, 2000.

(6) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Unaudited pro forma as adjusted diluted earnings per common share from continuing operations is computed using unaudited pro forma as adjusted income from continuing operations divided by 66,044,955, which for pro forma diluted earnings per share purposes is the assumed number of shares of our common stock outstanding after this offering. This share amount is calculated assuming that (a) prior to this offering 53,950,000 shares of our common stock are outstanding, (b) 11,050,000 shares are sold in this offering and (c) the pro forma dilutive effect of our restricted stock to be granted to our employees and to the Chairman of our Board of Directors in replacement of FMC Corporation restricted stock is 1,044,955 shares, calculated based on the weighted average number of shares of FMC Corporation restricted stock outstanding at any time during 2000 and using FMC Corporation's weighted average 2000 stock price of $61.75 per share and our assumed offering price of $20.00 per share.

      The unaudited pro forma combined statement of income for the three months ended March 31, 2001 and unaudited pro forma condensed combined balance sheet as of March 31, 2001 have been prepared to reflect the following adjustments to our historical results of operations and to give effect to the following transactions as if those transactions had been consummated on January 1, 2001 for statement of income purposes and on March 31, 2001 for balance sheet purposes:

    . our assumption or incurrence of $273.4 million of debt as of January 1, 2001 in connection with the separation and this offering, and the distribution to FMC Corporation of the proceeds from borrowings we incurred in accordance with the separation and distribution agreement;

    . our sale of common stock in this offering and the distribution of the estimated $204.5 million of net proceeds therefrom to FMC
       Corporation; and

    . the replacement of all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with our restricted stock immediately after the closing of this offering.

                                         THREE MONTHS ENDED MARCH 31, 2001
                                         --------------------------------------
                                                     PRO FORMA       PRO FORMA
UNAUDITED PRO FORMA COMBINED STATEMENT   HISTORICAL ADJUSTMENTS     AS ADJUSTED
 OF INCOME                               ---------- -----------     -----------
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Revenue................................    $429.4                     $429.4
Cost of sales or services..............     333.9                      333.9
Selling, general and administrative
 expenses..............................      72.8                       72.8
Research and development...............      13.1                       13.1
Asset impairments, restructuring and
 other charges.........................      10.5                       10.5
                                           ------                     ------
  Total costs and expenses.............     430.3                      430.3
                                           ------                     ------
Loss from continuing operations before
 interest income, interest expense and
 income taxes..........................      (0.9)                      (0.9)
Interest income........................       0.5                        0.5
Interest expense.......................       1.6      $ 3.5 (1)         5.1
                                           ------      -----          ------
Loss from continuing operations before
 income taxes..........................      (2.0)      (3.5)           (5.5)
Provision for income taxes.............       1.6       (1.4)(2)(3)      0.2
                                           ------      -----          ------
Loss from continuing operations........    $ (3.6)     $(2.1)(4)      $ (5.7)
                                           ======      =====          ======
Unaudited pro forma as adjusted basic
 loss per common share from continuing
 operations............................                               $(0.09)
                                                                      ======
Shares used in computing unaudited pro
 forma as adjusted basic loss per
 common share from continuing
 operations.......................... .                                 65.0(5)
                                                                      ======
Unaudited pro forma as adjusted diluted
 loss per common share from continuing
 operations............................                               $(0.09)
                                                                      ======
Shares used in computing unaudited pro
 forma as adjusted diluted loss per
 common share from continuing
 operations ...........................                                 65.0(6)
                                                                      ======

(1) Reflects interest expense associated with approximately $273.4 million of debt that will be assumed or incurred in connection with the separation and this offering. Under the separation and distribution agreement, we will incur new debt of $300.0 million, less our existing debt ($31.7 million at March 31, 2001), the balance of accounts receivable sold under FMC Corporation's accounts receivable financing facility ($33.8 million at March 31, 2001) and any amount by which our cash is less than $15.0 million ($3.0 million at March 31, 2001) and plus the amount of our negative cash flow subsequent to December 31, 2000 ($26.4 million for the three months ended March 31, 2001). We will distribute this net amount, plus one-half of the net proceeds of the overallotment option (estimated at $15.5 million), to FMC Corporation, resulting in net incremental debt for pro forma purposes of $273.4 million. The interest expense assumes that these amounts were outstanding as of January 1, 2001 and remained outstanding for the entire three-month period. Such debt was assumed to carry a current effective interest rate of 5.08%. A one-eighth percent variance in that interest rate would have increased or decreased interest expense by approximately $0.1 million. Under the separation and distribution agreement, the debt we will incur will be adjusted on the basis of our cash flow and changes in our debt and cash and in the balance of accounts receivable sold subsequent to March 31, 2001, as well as in the maximum amount of net proceeds that we could receive from the overallotment option.

(2) The effect of taxes on the pro forma adjustments has been recognized using a blended statutory U.S. Federal and state rate of 39%.

(3) Subsequent to this offering, we expect to incur one-time tax expenses aggregating approximately $4.0 million as a result of the impact of the separation on our international entities. These expenses have been excluded from the calculation of our unaudited pro forma as adjusted income from continuing operations as these incremental expenses represent significant nonrecurring charges incurred subsequent to this offering.

(4) Subsequent to this offering, we expect to incur incremental compensation expense of approximately $4.4 million ($2.7 million after tax) over the period from this offering through December 31, 2001, and a total of $3.2 million ($1.9 million after tax) thereafter through the completion of vesting periods in 2004. This expense will result from the replacement of 317,722 shares of FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with our restricted stock in connection with this offering, and has been excluded from the calculation of our unaudited pro forma as adjusted net loss as this incremental expense represents a significant nonrecurring charge incurred subsequent to this offering.

(5) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Unaudited pro forma as adjusted basic earnings per common share from continuing operations has been calculated in accordance with the Securities and Exchange Commission rules for initial public offerings. These rules require that the weighted average share calculation gives retroactive effect to any changes in our capital structure as well as the number of shares whose proceeds will be used to pay any dividend or repay any debt as reflected in the pro forma adjustments. It is anticipated that the net proceeds from the initial public offering will be distributed to FMC Corporation. Therefore, pro forma weighted average shares are comprised of 53,950,000 shares of our common stock outstanding prior to this offering and 11,050,000 shares of our common stock included in the proposed offering assuming all such shares are outstanding as of January 1, 2001.

(6) Our historical capital structure is not indicative of our prospective capital structure and, accordingly, historical earnings per share information has not been presented. Unaudited pro forma as adjusted diluted loss per common share from continuing operations is computed using unaudited pro forma as adjusted loss from continuing operations divided by 65,000,000, which for pro forma diluted loss per share purposes is the assumed number of shares of our common stock outstanding after this offering. This share amount is calculated assuming that (a) prior to this offering 53,950,000 shares of our common stock are outstanding, (b) 11,050,000 shares are sold in this offering and (c) the pro forma dilutive effect of our restricted stock to be granted to our employees and our directors in replacement of FMC Corporation restricted stock is antidilutive to the unaudited pro forma as adjusted diluted loss per common share calculation and is therefore not considered in the calculation.

                                                    AS OF MARCH 31, 2001
                                             ---------------------------------------
                                                         PRO FORMA        PRO FORMA
UNAUDITED PRO FORMA CONDENSED COMBINED       HISTORICAL ADJUSTMENTS      AS ADJUSTED
BALANCE SHEET                                ---------- -----------      -----------
(IN MILLIONS, EXCEPT FOR SHARE AND PAR
VALUE AMOUNTS)
Assets
Current assets:
Cash and cash equivalents..................   $   12.0                    $   12.0
Trade receivables, net.....................      315.6                       315.6
Inventories................................      278.8                       278.8
Other current assets.......................      133.4                       133.4
                                              --------                    --------
  Total current assets.....................      739.8                       739.8
Property, plant and equipment, net.........      254.1                       254.1
Other assets...............................      413.8                       413.8
                                              --------                    --------
  Total assets.............................   $1,407.7                    $1,407.7
                                              ========                    ========

Liabilities and stockholder's equity
Current liabilities:
Accounts payable, trade and other..........   $  333.9                    $  333.9
Other current liabilities..................      256.0    $  23.4 (1)(2)     279.4
                                              --------    -------         --------
  Total current liabilities................      589.9       23.4            613.3
Other liabilities..........................      165.5                       165.5
Long-term debt.............................        --       250.0 (1)(2)     250.0
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares
 authorized, issued and outstanding on an
 historical basis, and 195,000,000 shares
 authorized and 65,000,000 shares issued
 and outstanding on a pro forma as adjusted
 basis.....................................        --         0.7 (3)          0.7
Capital in excess of par value of common
 stock.....................................        --       505.1 (2)        505.1
Accumulated other comprehensive loss.......     (126.9)                     (126.9)
Owner's net investment.....................      779.2     (779.2)(1)(2)       --
                                              --------    -------         --------
  Total stockholder's equity...............      652.3     (273.4)           378.9
                                              --------                    --------
    Total liabilities and stockholder's
     equity................................   $1,407.7                    $1,407.7
                                              ========                    ========

(1) Reflects the assumption or incurrence by us in connection with the separation and this offering of $273.4 million of debt and the distribution of the proceeds of the borrowings under our new credit facilities to FMC Corporation resulting in an increase in our short-term and long-term debt and a reduction in our owner's net investment.

(2) Reflects (a) our sale of 11,050,000 shares of common stock in this offering at an assumed initial public offering price of $20.00 per share, which, after deducting estimated underwriting discounts and offering expenses payable by us, will result in net offering proceeds of approximately $204.5 million, and (b) the distribution of these net proceeds to FMC Corporation.

(3) Reflects the par value of 53,950,000 shares of our common stock outstanding and owned by FMC Corporation plus 11,050,000 shares of our common stock assumed to be sold in this offering.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      The following information should be read in conjunction with the selected historical combined financial and operating data and the accompanying combined financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Information."

OVERVIEW

    OUR SEPARATION FROM FMC CORPORATION

      On October 31, 2000, FMC Corporation announced its intention to reorganize its Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems businesses as a new company, FMC Technologies, Inc., and to cause us to sell up to 19.9% of our common stock in an initial public offering. FMC Technologies, Inc. was incorporated in Delaware on November 13, 2000 and currently is a wholly owned subsidiary of FMC Corporation. After the completion of this offering, FMC Corporation will own approximately 83.0% of our outstanding common stock, or approximately 80.9% if the underwriters exercise their overallotment option in full. FMC Corporation has advised us that it currently intends to distribute its remaining ownership interest in us to common stockholders of FMC Corporation. If completed, the distribution, as previously announced, is expected to take the form of a spin-off in which FMC Corporation distributes all of our common stock that it owns through a special dividend to FMC Corporation common stockholders. If circumstances change, FMC Corporation may distribute its remaining ownership interest in us through an exchange offer by FMC Corporation, in which its common stockholders would be offered the option of tendering some or all of their shares in exchange for our common stock, and a subsequent spin-off of FMC Corporation's remaining ownership interest in us. FMC Corporation has advised us that it does not intend to complete the distribution unless it receives a favorable tax ruling from the IRS as to the tax-free nature of the distribution for U.S. Federal income tax purposes and the final approval of the Board of Directors of FMC Corporation, among other conditions. FMC Corporation has also advised us that it currently anticipates that the distribution will occur by the end of calendar year 2001.

      FMC Corporation has advised us that the final determination as to the completion, timing, structure and terms of the distribution will be based on financial and business considerations and prevailing market conditions. In addition, FMC Corporation has advised us that, as permitted by the separation and distribution agreement, it will not complete the distribution if its Board of Directors determines that the distribution is not in the best interests of FMC Corporation and its stockholders. FMC Corporation has the sole discretion to determine whether or not to complete the distribution and, if it decides to complete the distribution, to determine the timing, structure and terms of the distribution. FMC Corporation and we have entered into various agreements governing our relationship following this offering. For a description of these agreements, see "Arrangements Between FMC Technologies and FMC Corporation."

    OUR ENERGY PRODUCTION SYSTEMS BUSINESS

      Energy Production Systems is a global leader in the provision of subsea drilling and production systems, including subsea tree systems that control the flow of crude oil and natural gas from the well, systems for floating production solutions and surface drilling and production systems, to oil and gas companies involved in the exploration and production of crude oil and natural gas. Many of the systems that we provide are for use in the exploration, development and production of crude oil and natural gas reserves located in technologically challenging deepwater environments, which involve water depths of greater than 1,000 feet.

      The primary factor influencing demand for the exploration and production systems and services that we provide is the exploration and production spending of oil and gas companies, particularly with respect to offshore activities worldwide. Exploration and production spending levels, in turn, depend primarily on current and anticipated future crude oil and natural gas prices, production volumes and oil and gas company operating costs. During 1998, crude oil prices declined to their lowest level in over 12 years, reaching $10.76 per barrel of West Texas Intermediate crude and averaging $14.38 per barrel for the year. This decline resulted in many exploration and production companies canceling or deferring a significant portion of their exploration and development activities. Crude oil prices substantially recovered during the second half of 1999, averaging $23.10 per barrel, and exploration and production companies enjoyed improved operating results and cash flows. Oil prices continued their upward trend through 2000, averaging $30.37 per barrel.

      Although trends in the demand for and price of crude oil and natural gas affect oil and gas industry activity and expenditure levels and thereby the demand for Energy Production Systems' systems and services, Energy Production Systems' financial performance generally has been less affected by short-term market cycles and volatile commodity prices than the financial performance of companies operating in other sectors of the oilfield services industry. Most of the systems that we supply are highly engineered to meet the unique demands of our customers and are typically ordered one to two years prior to installation. We believe that, due to their long lead times and high potential returns, the deepwater projects in which our systems are used typically are not the marginal projects that are more subject to cancellation or delay during periods of low crude oil and natural gas prices. In addition, we believe that Energy Production Systems is less capital intensive than companies operating in other sectors of the oilfield services industry due to factors such as high engineering content, outsourcing of certain low value-added manufacturing and advance payments received from customers.

    OUR ENERGY PRODUCTION SYSTEMS OUTLOOK

      Worldwide exploration and production spending by oil and gas companies is expected to increase an estimated 18.1% in 2001 to approximately $107.5 billion from an estimated $91.0 billion in 2000. While revenues from large deepwater exploration and production contracts have been slower to materialize following the recent recovery of crude oil and natural gas prices than we previously expected, we have recently begun to realize benefits from increasing deepwater production spending. During the first quarter of 2001, we entered into a five-year alliance with BP regarding its deepwater development programs in the Gulf of Mexico. This alliance is anticipated to generate $250 million in revenue and is renewable for an additional five years. Hardware deliveries are expected to begin in late 2002, with the initial project management and engineering work beginning in the second quarter of 2001. During the third quarter of 2000, we entered into alliances with Agip Exploration and Production and Norsk Hydro to provide systems used in deepwater exploration and production and expect to begin realizing revenue from these agreements in the second half of 2001. Our alliances establish important ongoing relationships with our customers. While most of our alliances do not commit our customers to purchase our systems and services, they have historically led to, and we expect that they will continue to result in, such purchases. For example, as a result of our alliance with Norsk Hydro, in the first quarter of 2001, we were awarded a $35 million order for subsea trees and related equipment and systems for its Fram Vest development in the North Sea. In addition, recently we were awarded two orders from Petroleo Brasileiro S.A. for subsea tree systems: a $13 million order for the Marlim and Marlim Sul developments and a $15.3 million order for the Marimba Leste development, all of which are off the coast of Brazil. While we view the increased activity as a positive indicator of strengthening oil and gas industry exploration and production activity, pricing remains competitive. We believe that many of our major oil and gas customers that have announced mergers have essentially completed the integration of the merged entities, and that they will focus on exploration and development efforts, including the development of large offshore deepwater basins.

    OUR ENERGY PROCESSING SYSTEMS BUSINESS AND OUTLOOK

      Energy Processing Systems designs, manufactures and supplies technologically advanced high pressure valves and fittings for oilfield services customers as well as liquid and gas measurement and transportation equipment and systems to customers involved in the transportation and processing of crude oil, natural gas and refined petroleum-based products.

      We believe that the outlook for Energy Processing Systems will be based on many of the same factors that influence the outlook for Energy Production Systems. As worldwide production and demand for crude oil and natural gas increases, demand for our systems and services that facilitate the transportation and measurement of these commodities also tends to increase. For example, the demand for our measurement systems is influenced by the level of worldwide exploration and production of crude oil and natural gas, particularly in remote areas where new production cannot be connected to currently installed measurement systems. As is the case with Energy Production Systems, we believe that Energy Processing Systems is less capital intensive than companies operating in other sectors of the oilfield services industry due to factors such as high engineering content, outsourcing of certain low value-added manufacturing and advance payments received from customers.

      Energy Processing Systems' outlook will also be affected by the level of crude oil and natural gas prices. Crude oil and natural gas prices affect the economic attractiveness of well servicing activity, the level of which directly affects the demand for our high-pressure fittings and valves. High natural gas prices, which averaged $6.31 per million British thermal units during the three months ended March 31, 2001 as compared to $4.30 per million British thermal units during the twelve months ended December 31, 2001, have led to a high level of well servicing, which has driven demand for our high-pressure fittings and valves. Sales of fluid control equipment have been historically regarded as a leading indicator of market activity due to the relatively small investment required to service a well and the almost immediate resulting increased production.

      The demand for liquefied natural gas is also directly influenced by natural gas prices. The economic attractiveness of liquefying and transporting natural gas from areas of excess supply to areas of excess demand is influenced by those prices. We believe that the worldwide demand for liquefied natural gas, as well as for other fuels, drives the demand for our fluid loading and transfer systems. Despite the high levels of crude oil and natural gas prices, a lack of investment in infrastructure projects may result in weakness in measurement markets.

    OUR FOODTECH BUSINESS AND OUTLOOK

      FoodTech is a leading supplier of specialized handling and processing systems and services to food processing companies. We design, manufacture and service technologically sophisticated food handling and processing systems used by industrial food processors for, among other things, convenience food preparation and citrus juice extraction.

      The food industry is undergoing continuing consolidation. Major food retailers are increasing their purchasing power through combinations. To maintain profitability, food processors are being pressured to become more efficient and to lower costs. As a result, they are consolidating and are seeking technologically sophisticated integrated systems and services, such as those we provide, to maximize the efficiency of their operations, while maintaining high standards of food safety.

      Consumer demand in several segments of the convenience food industry we serve has increased during the last decade, and is expected to continue to grow. For example, worldwide retail sales of frozen ready meals are forecast to increase at a compound annual rate of 4.5% through 2005. In addition, the fast-food industry is growing, and fast-food companies are expanding geographically. For example, McDonald's international restaurant sales grew at an annual rate of 17.0% from 1985 through 1999. Trends such as these have increased the demand for systems and services that we supply to food processors, which in turn use our systems and services to supply processed food to food retailers and fast food restaurants.

      We believe that projected growth in these industries and the trend toward consolidation will continue to result in food processors outsourcing an increasing amount of non-core services and seeking suppliers to provide integrated systems and products that are technologically advanced, cost-efficient and supported by extensive service capabilities.

      Currently, we are responding to the impact on FoodTech's business in North America of lower tomato, citrus and chicken commodity prices. We expect to partly offset the effect of reduced orders from North American customers through increased international food processing equipment sales, particularly in Europe and the Middle East.

    OUR AIRPORT SYSTEMS BUSINESS AND OUTLOOK

      Airport Systems designs, manufactures and services technologically advanced equipment and systems for airlines, airports and air freight companies.

      The worldwide fleet of airplanes is forecast to grow at a compound annual rate of 4.3% through 2019, primarily driven by global economic development, increased trade and the deregulation of airline markets and supported by growth in both passenger traffic and air cargo. To accommodate this growth, airports, airlines and air freight companies are expected to expand their existing infrastructure. As a result of the projected airline fleet growth and the demand that this growth is placing on current systems and infrastructure, airports, airlines and air freight companies are seeking suppliers that can provide total solutions such as integrated systems and processes to support their operations.

      Significant consolidations and strategic alliances are reshaping the air transportation industry causing it to seek broader solutions to support the efficient use of the airplane fleets. We believe that projected growth in the air transportation industry and the trend toward consolidation will continue to result in airlines, airports and air freight companies outsourcing an increasing amount of non-core services and seeking out suppliers like us who can provide integrated systems and products that are technologically advanced, cost-efficient and supported by extensive service capabilities.

      We currently do not expect purchases of airline ground support equipment and systems to change significantly in 2001 from the levels in 2000. However, increased operating costs for airlines may negatively impact airlines' investment in capital assets beginning later this year, and airline orders could decline during the second half of 2001. Subsequent to March 31, 2001, we received a $25 million order for Jetway(R) passenger boarding bridges for the Kansas City, Missouri airport. In addition, revenue generated from the Next Generation Small Loader contract with the U.S. Air Force could favorably impact our operating results in 2001 as compared with 2000. This five-year contract is expected to generate $180 million of revenue and has the potential to generate revenue of $458 million over the next 15 years.

    BASIS OF PRESENTATION

      FMC Corporation has operated the businesses it will transfer to us in the separation as internal units of FMC Corporation through various divisions and subsidiaries or through investments in unconsolidated affiliates. Our combined financial statements have been carved out from the consolidated financial statements of FMC Corporation using the historical results of operations and bases of the assets and liabilities of the transferred businesses. FMC Corporation has provided general and administrative services to our businesses, including accounting, treasury, tax, legal, human resources, information technology and other corporate and infrastructure services. The costs of these services have been allocated to us and included in our combined financial statements based upon the relative levels of use of those services causing the incurrence of the expenses. The expense allocations have been determined on the basis of assumptions and estimates that management believes to be a reasonable reflection of our utilization of those services. These allocations and estimates, however, are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a separate entity in the past, or of the costs we may incur in the future. For information relating to our relationship with FMC Corporation and services and arrangements between FMC Corporation and us following the separation, see "Arrangements Between FMC Technologies and FMC Corporation." For more information regarding these or other allocations made in connection with the preparation of our combined financial statements, see Note 2 and the other notes to those statements.

      The historical financial information presented in this prospectus does not reflect the debt or interest expense we would have incurred if we were a stand-alone entity. In addition, the financial information presented in this prospectus may not be indicative of our combined financial position, operating results or cash flows in the future or what our financial position, operating results and cash flows would have been had we been a separate, stand-alone entity during the periods presented. The historical financial information presented in this prospectus does not reflect any changes that will occur in our funding or operations as a result of this offering, the distribution and our becoming a stand-alone entity.

RESULTS OF OPERATIONS

      The following table summarizes our combined operating results for the years ended December 31, 1998, 1999 and 2000, which were derived from our audited combined financial statements included elsewhere in this prospectus, and our combined operating results for the three months ended March 31, 2000 and 2001, which were derived from our unaudited combined financial statements included elsewhere in this prospectus. The information contained in the table should be read in conjunction with the selected historical combined financial data and the historical combined financial statements and notes thereto included elsewhere in this prospectus. Segment operating profit is defined as total segment revenue less segment operating expenses. The following items have been excluded in computing segment operating profit: corporate staff expense, interest income and expense associated with corporate debt facilities and investments, income taxes, asset impairments and restructuring and other charges (See Note 5 to our combined financial statements), last-in, first-out, or LIFO, inventory adjustments and other income and expense items.

                                                                 THREE MONTHS
                                                                     ENDED
                                    YEAR ENDED DECEMBER 31,        MARCH 31,
(IN MILLIONS)                      ----------------------------  --------------
                                     1998      1999      2000     2000    2001
                                   --------  --------  --------  ------  ------
                                                                  (UNAUDITED)
REVENUE
Energy Production Systems........  $  813.5  $  785.2  $  667.9  $178.2  $157.9
Energy Processing Systems........     508.4     348.5     370.7    78.3    89.1
Intercompany eliminations........      (1.0)     (4.3)     (1.3)   (0.1)   (0.2)
                                   --------  --------  --------  ------  ------
  Subtotal Energy Systems........   1,320.9   1,129.4   1,037.3   256.4   246.8
FoodTech.........................     549.3     537.3     573.3   124.8   108.5
Airport Systems..................     320.0     290.9     267.2    60.7    74.7
Intercompany eliminations........      (4.7)     (4.5)     (2.6)    --     (0.6)
                                   --------  --------  --------  ------  ------
  Total revenue..................  $2,185.5  $1,953.1  $1,875.2  $441.9  $429.4
                                   ========  ========  ========  ======  ======

SEGMENT OPERATING PROFIT
Energy Production Systems........  $   41.6  $   64.8  $   45.5  $  9.7  $  5.6
Energy Processing Systems........      53.6      32.3      26.9     1.3     3.4
                                   --------  --------  --------  ------  ------
  Subtotal Energy Systems........      95.2      97.1      72.4    11.0     9.0
FoodTech.........................      43.5      50.3      53.8    10.5     3.5
Airport Systems..................      29.3      13.9      15.2     1.6     5.9
                                   --------  --------  --------  ------  ------
  Total segment operating
   profit........................     168.0     161.3     141.4    23.1    18.4
Corporate expenses...............     (36.4)    (35.3)    (33.7)   (8.4)   (8.1)
Other expense, net...............      (3.9)     (6.9)     (1.5)   (1.8)   (0.7)
                                   --------  --------  --------  ------  ------
Operating profit, before asset
 impairments, restructuring and
 other charges, net interest
 income (expense) and income tax
 expense.........................     127.7     119.1     106.2    12.9     9.6
Asset impairments................       --       (6.0)     (1.5)    --     (1.3)
Restructuring and other charges..       --       (3.6)     (9.8)    --     (9.2)
Net interest income (expense)....      (1.9)      0.5      (4.3)    0.1    (1.1)
                                   --------  --------  --------  ------  ------
  Income (loss) from continuing
   operations, before income
   taxes and the cumulative
   effect of a change in
   accounting principle..........     125.8     110.0      90.6    13.0    (2.0)
Provision for income taxes.......      38.6      33.5      22.7     3.4     1.6
                                   --------  --------  --------  ------  ------
  Income (loss) from continuing
   operations before the
   cumulative effect of a change
   in accounting principle.......      87.2      76.5      67.9     9.6    (3.6)
Discontinued operations, net of
 income taxes....................       --       (5.5)      --      --      --
                                   --------  --------  --------  ------  ------
  Income (loss) before the
   cumulative effect of a change
   in accounting principle.......      87.2      71.0      67.9     9.6    (3.6)
Cumulative effect of a change in
 accounting principle, net of
 income taxes....................       --        --        --      --     (4.7)
                                   --------  --------  --------  ------  ------
  Net income (loss)..............  $   87.2  $   71.0  $   67.9  $  9.6  $ (8.3)
                                   ========  ========  ========  ======  ======

    THREE MONTHS ENDED MARCH 31, 2001 COMPARED WITH THREE MONTHS ENDED MARCH 31, 2000

      Overview. Our profit for the three months ended March 31, 2001 before significant non-recurring items was $8.5 million before tax ($6.2 million after tax), compared with earnings for the three months ended March 31, 2000 of $13.0 million ($9.6 million after tax). Significant one-time items in the first quarter of 2001 consisted of impairment and restructuring charges of $10.5 million ($6.5 million after tax), the cumulative effect of a change in accounting principle of $7.5 million ($4.7 million after tax), and tax expense related to the repatriation of offshore earnings of $3.3 million. No significant one-time items occurred during the first quarter of 2000.

      Revenue. Our total revenue for the three months ended March 31, 2001 decreased $12.5 million, or 2.8%, to $429.4 million, compared to $441.9 million for the three months ended March 31, 2000. Lower sales for Energy Production Systems and FoodTech were partly offset by increased revenue from Energy Processing Systems and Airport Systems. Energy Production Systems' sales in the first three months of 2001 decreased $20.3 million, or 11.4%, to $157.9 million, from $178.2 million in the first three months of 2000. Energy Processing Systems' revenue in the first three months of 2001 increased $10.8 million, or 13.8%, to $89.1 million, from $78.3 million in the first three months of 2000. FoodTech's revenue in the first three months of 2001 decreased $16.3 million, or 13.1%, to $108.5 million, from $124.8 million in the first three months of 2000. Airport Systems' revenue in the first three months of 2001 increased $14.0 million, or 23.1%, to $74.7 million, from $60.7 million in the first three months of 2000.

      Lower Energy Production Systems' revenue in the first three months of 2001 was primarily a result of lower sales of floating production equipment and, to a lesser extent, subsea systems. Sales of floating production equipment were lower when compared with the first three months of 2000, reflecting the effect of project delays by customers in the first three months of 2001. In addition, the comparison was affected by revenues during the first three months of 2000 relating to sales of floating production equipment to the Terra Nova project, an alliance of companies, including FMC Technologies, to develop an oil field off the coast of Nova Scotia. Lower subsea systems sales in the first three months of 2001 for projects in the North Sea were partly offset by increased sales of subsea systems for projects in the Gulf of Mexico and offshore Brazil.

      Increased revenue for Energy Processing Systems in the first three months of 2001 was primarily the result of higher sales of fluid control equipment to oilfield service companies, continuing to reflect the impact of higher crude oil and gas prices. This increase was partially offset by a reduction in sales of blending and transfer equipment, as certain customers have temporarily delayed their investment in new bulk conveying systems.

      FoodTech's revenue declined in the first three months of 2001, primarily as a result of lower sales of fruit and tomato processing equipment and food sterilization systems. Lower sales were due in large part to the timing of major projects and reduced capital investment by customers because of lower prices for tomatoes, poultry and citrus. An increase in sales of freezing equipment in the first three months of 2001, attributable to the acquisition of Northfield Freezing Systems Group on February 16, 2000, partially offset this reduction in revenue.

      Increased revenue for Airport Systems in the first three months of 2001 reflects higher volumes for all types of our airport ground support equipment consisting of deicers, cargo loaders and push-back tractors. Purchases of deicers were postponed by customers in the fourth quarter of 2000, and higher sales of cargo loaders and push-back tractors were attributable to the air freight market. Also contributing to improved sales in the first three months of 2001 when compared with the same period in 2000 is revenue from the Next Generation Small Loader contract with the United States Air Force.

      Segment Operating Profit. Total segment operating profit decreased $4.7 million, or 20.3%, to $18.4 million in the three months ended March 31, 2001 from $23.1 million in the three months ended March 31, 2000. Energy Production Systems' operating profit in 2001 decreased $4.1 million, or 42.3%, to $5.6 million from $9.7 million in the first three months of 2000. Energy Processing Systems' operating profit in the first three months of 2001 increased $2.1 million, or 161.5%, to $3.4 million from $1.3 million in the first three months of 2000. FoodTech's operating profit decreased $7.0 million, or 66.7%, to $3.5 million from $10.5 million in the first three months of 2000. Airport Systems' operating profit increased $4.3 million, or 268.8%, to $5.9 million from $1.6 million in the first three months of 2000.

      Energy Production Systems' lower operating profit in the first three months of 2001 was primarily the result of lower volumes of subsea systems and floating production equipment, offset somewhat by improvements in surface wellhead volumes. Lower operating profitability, attributable to a decline in subsea sales for projects in the North Sea, was partly offset by higher profits from the subsea systems business in the Gulf of Mexico and offshore Brazil.

      Increased operating profit in the first three months of 2001 for Energy Processing Systems reflected increased volumes for fluid control equipment and lower costs in the measurement business, the latter as a result of restructuring actions. Higher profitability in the first three months of 2001 was partly offset by the effect of reduced volumes in the blending and transfer business.

      FoodTech's operating profit decreased in the first three months of 2001 as a result of lower sales of fruit and tomato processing equipment and food sterilization systems. This reduction was partially offset by lower costs, primarily due to the benefit of cost reduction initiatives that began in 2000 and involved reductions in headcount and process improvements.

      Airport Systems' operating profit increased in the first three months of 2001, primarily reflecting the timing of deicer sales, increased volumes of cargo loaders sold to the air freight market and improved manufacturing efficiencies realized from the higher volumes. In addition, increased profitability was realized from the Next Generation Small Loader business. Lower margins on Jetway(R) Systems, primarily related to spending on new product releases for two domestic projects, partially offset the increased profitability.

      Corporate Expenses. Due to ongoing and prior restructuring efforts, corporate expenses decreased $0.3 million, or 3.6%, from $8.4 million for the three months ended March 31, 2000, to $8.1 million for the three months ended March 31, 2001.

      Other Expense, net. Other expense, net, which is comprised primarily of LIFO inventory adjustments and pension income or expense, decreased from $1.8 million to $0.7 million for the three months ended March 31, 2000 and 2001, respectively. This is the result of a decrease in LIFO inventory expense in 2001.

      Asset Impairments and Restructuring and Other Charges. In the first quarter of 2001, we recorded an asset impairment and one-time restructuring charges of $10.5 million before taxes ($6.5 million after tax). An asset impairment of $1.3 million was required to write off goodwill associated with a small FoodTech product line which we do not intend to develop further. Restructuring charges were $9.2 million, of which $5.2 million related to planned reductions in force of 91 individuals in the Energy Processing Systems businesses, $2.5 million related to planned reductions in force of 72 positions in the FoodTech businesses, and $1.5 million related to a planned plant closing and restructuring of an Airport Systems facility, including 73 planned workforce reductions. Restructuring spending of $1.1 million related to the 2001 programs occurred during the three months ended March 31, 2001.

      Net Interest Income (Expense). Net interest is associated with cash balances and third-party debt in our operating companies. Because FMC Corporation has historically funded most of its businesses centrally, third-party debt and cash for operating companies have been minimal and are not representative of what our actual debt or cash balances would have been had we been a separate, stand-alone entity. Net interest expense for the three months ended March 31, 2001 was $1.1 million, compared to interest income of $0.1 million during the three months ended March 31, 2000. The increase in net interest expense in 2001 was primarily the result of a reduction of short-term marketable securities in foreign businesses.

      Income Tax Expense. Income tax expense for the three months ended March 31, 2001 was $1.6 million on a pretax loss of $2.0 million from continuing operations. Excluding the effects of restructuring and impairment charges and the tax expense related to the repatriation of offshore earnings, income tax expense for the quarter was $2.3 million on adjusted pretax earnings of $8.5 million, resulting in an effective tax rate of 27%. Income tax expense of $3.4 million for the first quarter of 2000 resulted in an effective tax rate of 26%. The differences between the effective tax rates for these periods and the statutory U.S. Federal income tax rate relate primarily to differing foreign tax rates, foreign sales corporation benefits, incremental state taxes and non-deductible goodwill amortization and expenses.

      Cumulative Effect of a Change in Accounting Principle, Net of Income Taxes. On January 1, 2001, the Company implemented, on a prospective basis, Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, resulting in a loss from the cumulative effect of a change in accounting principle of $4.7 million, net of an income tax benefit of $3.0 million. See Notes 3 and 14 to the combined financial statements and "Recently Adopted Accounting Pronouncements" below.

      Net Income (Loss). Net income (loss) in 2001 decreased $17.9 million to $(8.3) million, compared with $9.6 million in 2000, due primarily to the recording of the cumulative effect of a change in accounting principle consisting of an after-tax charge of $4.7 million in the first quarter of 2001. Also in the first quarter of 2001, we recorded asset impairments and one-time restructuring charges totaling $6.5 million on an after-tax basis and had a pretax decrease in segment operating profit of $4.7 million when compared with the first quarter of 2000.

      Order Backlog. Our combined order backlog as of March 31, 2001 was $835.8 million, of which $440.1 million was related to Energy Production Systems, $108.4 million was related to Energy Processing Systems, $129.3 million was related to FoodTech, and $158.0 million was related to Airport Systems. At December 31, 2000, our combined order backlog was $644.3 million, of which $331.4 million was related to Energy Production Systems, $93.7 million was related to Energy Processing Systems, $88.6 million was related to FoodTech and $130.6 million was related to Airport Systems.

      The increase in Energy Production Systems' order backlog was primarily the result of strengthening in the subsea market and an increase in orders for surface systems. The increase in Energy Processing Systems' order backlog was primarily the result of increased orders for our marine loading arms. FoodTech's order backlog increased, primarily reflecting the tendency of customers to place orders for capital equipment at the beginning of the calendar year. The increase in order backlog for Airport Systems is, in large part, the result of our contract to provide the United States Air Force with Next Generation Small Loaders. Additionally, air freight carriers placed substantial orders early in 2001. Partially offsetting the increases to Airport Systems' order backlog is a reduction in Jetway(R) order backlog due to the completion of several large projects in 2001.

    YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999

      Overview. Our profit for the year ended December 31, 2000 before significant non-recurring items was $101.9 million before tax ($74.8 million after tax), compared with profit before one-time items for the year ended December 31, 1999 of $119.6 million ($82.4 million after tax). Significant one-time items in 2000 consisted of impairment and restructuring and other charges of $11.3 million ($6.9 million after tax). Significant one-time items in 1999 consisted of impairment and restructuring and other charges of $9.6 million ($5.9 million after tax) and a charge related to discontinued operations of $9.0 million ($5.5 million after tax).

      Revenue. Our total revenue for the year ended December 31, 2000 decreased $77.9 million, or 4.0%, to $1,875.2 million, compared to $1,953.1 million for the year ended December 31, 1999, as a result of declines in Energy Production Systems' and Airport Systems' revenue, partially offset by increased FoodTech and Energy Processing Systems' revenue. Energy Production Systems' revenue in 2000 decreased $117.3 million, or 14.9%, to $667.9 million from $785.2 million in 1999. Energy Processing Systems' revenue in 2000 increased $22.2 million, or 6.4%, to $370.7 million from $348.5 million in 1999. FoodTech's revenue in 2000 increased $36.0 million, or 6.7%, to $573.3 million, compared to $537.3 million in 1999. Airport Systems' revenue in 2000 decreased $23.7 million, or 8.1%, to $267.2 million from $290.0 million in 1999.

      Lower Energy Production Systems' revenue in 2000 reflected continued delays by oil and gas companies in awarding new contracts for large subsea projects. The delays were attributable in part to restructuring and merger activity in the oil and gas industry and to delays experienced by oil and gas companies in obtaining required government approvals for subsea projects located offshore West Africa. Higher sales of surface wellhead equipment in 2000 partly offset the lower subsea revenue.

      Increased revenue for Energy Processing Systems in 2000 was primarily the result of higher sales of fluid control equipment, reflecting the impact of the higher crude oil and natural gas prices on oilfield service company demand for these products. This increase was partially offset by a reduction in sales of loading systems resulting from delays in liquefied natural gas projects and upgrades to loading terminals.

      FoodTech's 2000 revenue increased by $36.0 million, of which $38.5 million was attributable to the acquisition of Northfield Freezing Equipment in February 2000, $19.0 million was attributable to growth in our aftermarket services and $5.5 million was attributable to higher volumes of tomato and fruit processing equipment, particularly to customers in Asia. These increases were partially offset by a $21.7 million decrease in our sales of agricultural machinery and by a $5.5 million decrease in sales of poultry processing equipment.

      Airport Systems' revenue decreased in 2000 compared to 1999 by $12.1 million due to lower sales of domestic loaders and $9.4 million, as a result of decreased sales of loaders in Europe and the Middle East. The reduced loader sales resulted as airlines responded to higher operating costs, primarily driven by higher fuel costs in 2000, by restricting capital purchases. The reduction in revenue was partly offset by an increase of $6.5 million in sales of our Jetway(R) passenger boarding bridges.

      Segment Operating Profit. Total segment operating profit decreased $19.9 million, or 12.3%, to $141.4 million in 2000 from $161.3 million in 1999. Energy Production Systems' operating profit in 2000 decreased $19.3 million, or 29.8%, to $45.5 million from $64.8 million in 1999. Energy Processing Systems' operating profit in 2000 decreased $5.4 million, or 16.7%, to $26.9 million from $32.3 million in 1999. Operating profit for FoodTech and Airport Systems increased $3.5 million and $1.3 million, respectively. FoodTech's operating profit increased 7.0% to $53.8 million, and Airport Systems operating profit increased 9.4% to $15.2 million.

      Energy Production Systems' operating profit in 2000 declined as a result of lower volumes of subsea and floating production systems, primarily as a result of delays in the awarding of new contracts by oil and gas companies. Lower operating profit in 2000 also reflected a $9.5 million increase in research and development expense for subsea market initiatives.

      Energy Processing Systems' operating profit in 2000 and 1999 included pre-tax gains of $0.5 million and $4.6 million, respectively, from the sale of assets. Excluding these gains, Energy Processing Systems' operating profit declined $1.3 million, or 4.7% to $26.4 million in 2000 from $27.7 million in 1999. Energy Processing Systems' operating profit declined primarily in the measurement business as a result of higher costs and the effect of competitive pressures. In addition, the blending and transfer equipment business reported lower margins reflecting a less favorable product mix. Partially offsetting these reductions was increased profitability from higher volumes in the fluid control business.

      FoodTech's operating profit increased in 2000 due primarily to cost reductions from prior restructuring activities. This increase was partially offset by reduced profits from lower sales of poultry processing equipment and lower margins on freezers, the latter being the result of an increase in competitive pressure in response to industry consolidation in the freezer market.

      Airport Systems' operating profit increased in 2000 as compared to 1999 due primarily to higher sales volumes of our Jetway(R) systems and the effect of a cost overrun that occurred in 1999 associated with an international Jetway(R) project. The higher operating profit was partly offset by lower profits on ground support equipment due to reduced margins that were driven by lower sales volumes and changes in customer mix.

      Corporate Expenses. Corporate expenses decreased $1.6 million, or 4.5%, to $33.7 million in 2000 from $35.3 million in 1999, due to ongoing and prior restructuring efforts.

      Other Expense, net. Other income and expense is comprised primarily of LIFO inventory adjustments and pension income or expense. Pension and other postretirement benefit expense decreased from $8.7 million in 1999 to $5.2 million as a result of an increase in the discount rate used to calculate pension expense for 2000.

      Asset Impairments and Restructuring and Other Charges. In the second quarter of 2000, we recorded asset impairments and restructuring and other one-time charges totaling $11.3 million before taxes, or $6.9 million after taxes. Asset impairments of $1.5 million were required to write down selected Energy Production Systems' machinery to its estimated recoverable amount after a decision was made to withdraw from several non-core manufacturing activities. An analysis of estimated future cash flows attributed to these assets indicated that an impairment of the assets had occurred. Restructuring and other one-time charges were $9.8 million before taxes, and included $8.0 million, which resulted primarily from strategic decisions to restructure selected FoodTech operations due to economic downturns in a number of markets in which we participate as well as decisions to withdraw from several manufacturing activities which are no longer considered core competencies. The restructuring consisted of reductions in force of 236 individuals and is expected to result in reduced compensation expense beginning in 2001. Restructuring charges of $1.4 million at Energy Production Systems consisted of severance costs related to reductions in force of 68 individuals as a result of the delay in orders received from oil and gas companies for major systems. The Energy Production Systems restructuring is also expected to result in reduced compensation expense beginning in 2001. Restructuring charges of $0.4 million related to a corporate reduction in force. The remaining 53 workforce reductions associated with these restructuring programs were completed during the first quarter of 2001.

      Net Interest Income (Expense). Net interest is associated with cash balances and third-party debt in our operating companies. Because FMC Corporation has historically funded most of its businesses centrally, third-party debt and cash for operating companies have been minimal and are not representative of what our actual debt or cash balances would have been had we been a separate, stand-alone entity. Net interest expense in 2000 was $4.3 million, compared to interest income of $0.5 million in 1999. The increase in net interest expense in 2000 was primarily the result of a reduction of short-term marketable securities in foreign businesses.

      Income Tax Expense. Income tax expense in 2000 was $22.7 million, resulting in an effective tax rate of 25.0%, as compared to income tax expense of $33.5 million and an effective tax rate of 30.4% in 1999. The differences between the effective tax rates for these periods and the statutory U.S. Federal income tax rate relate primarily to differing foreign tax rates, foreign sales corporation benefits, incremental state taxes and non-deductible goodwill amortization and expenses. A greater benefit from lower foreign tax rates in 2000 accounted for the overall decreased effective rate compared to 1999.

      Discontinued Operations. In 1999, we recorded a provision for discontinued operations of $9.0 million ($5.5 million after tax) to increase our actuarially-determined product liability reserves associated with discontinued machinery businesses. See Note 12 to our combined financial statements for further information regarding this provision, our discontinued operations reserves and related product liability claims.

      Net Income. Net income in 2000 decreased $3.1 million, or 4.4%, to $67.9 million, compared to $71.0 million in 1999.

      Order Backlog. Our combined order backlog as of December 31, 2000 was $644.3 million, of which $331.4 million was related to Energy Production Systems, $93.7 million was related to Energy Processing Systems, $88.6 million was related to FoodTech and $130.6 million was related to Airport Systems. Our combined order backlog as of December 31, 1999 was $840.6 million, of which $492.3 million was related to Energy Production Systems, $101.1 million was related to Energy Processing Systems, $114.3 million was related to FoodTech and $132.9 million was related to Airport Systems. The decline in Energy Production Systems' order backlog in 2000 as compared with 1999 was primarily related to delays by oil and gas companies in the awarding of new contracts for large subsea projects in the North Sea and West Africa. The decline in order backlog for Energy Processing Systems in 2000 as compared with 1999 reflected lower orders for blending and transfer systems partly offset by an increase in order backlog for measurement equipment. The decline in order backlog for FoodTech in 2000 as compared with 1999 was primarily the result of our increased deliveries of food processing equipment and the receipt of fewer orders in 2000.

    YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

      Overview. Our profit for the year ended December 31, 1999 before significant non-recurring items was $119.6 million before tax ($82.4 million after tax), compared with earnings for the year ended December 31, 1998 of $125.8 million ($87.2 million after tax). Significant one-time items in the 1999 period consisted of impairment and restructuring and other charges of $9.6 million ($5.9 million after tax) and a charge related to discontinued operations of $9.0 million ($5.5 million after tax). No significant one-time items occurred during 1998.

      Revenue. Our total revenue for the year ended December 31, 1999 decreased $232.4 million, or 10.6%, to $1,953.1 million, compared to $2,185.5 million for the year ended December 31, 1998, as a result of a decline in revenue across all of our segments. Energy Production Systems' revenue in 1999 decreased $28.3 million, or 3.5%, to $785.2 million from $813.5 million in 1998. Energy Processing Systems' revenue in 1999 decreased $159.9 million, or 31.5%, to $348.5 million from $508.4 million in 1998. FoodTech's revenue in 1999 decreased $12.0 million, or 2.2%, to $537.3 million from $549.3 million in 1998. Airport Systems' revenue in 1999 decreased $29.1 million, or 9.1%, to $290.9 million, compared to $320.0 million in 1998.

      Revenue from Energy Production Systems decreased in 1999, primarily as a result of lower sales of surface wellhead equipment in all regions. Factors affecting our Energy Production Systems business in 1999 included market uncertainty related to the direction of crude oil and natural gas prices and consolidation by major oil companies. The decrease in revenue was offset in part by an increase in deliveries relating to the Elf Girassol Angola and Terra Nova projects, and higher sales to several alliance customers, including Shell Exploration and Production U.S.A. and Exxon Mobil Corporation.

      Energy Processing Systems' 1999 revenue was lower as a result of the divestiture of Crosby Valve in 1998 and lower sales for both fluid control equipment and the measurement business. The Crosby Valve business, which had revenue of $52.5 million through the date of divestiture in July 1998, was sold to a subsidiary of Tyco International Ltd., as it was not strategically aligned with our other businesses. A downturn in crude oil and natural gas prices in 1998 and continued uncertainty surrounding these prices in the first half of 1999 lowered oilfield service company demand for fluid control equipment. In addition, consolidations in the oil and gas industry negatively affected sales of measurement systems.

      FoodTech's lower revenue in 1999 was mainly the result of lower sales of our freezing systems and the divestiture of our converting equipment product line in 1998. Partly offsetting these reductions were increased sales in 1999 of food processing equipment to major food processors, primarily canning systems and tomato and citrus equipment sales to global markets.

      The decline in Airport Systems' revenue in 1999 compared to its revenue in 1998 was primarily due to lower domestic sales of cargo loaders, as most of the major airlines completed replacement programs of older fleets in 1998 and returned to more normal purchasing patterns in 1999. Lower revenue was also attributable to decreased volumes in 1999 in our Jetway(R) business. This reduction was partially offset by increased sales of ground support equipment to European airports and airlines.

      Segment Operating Profit. Total segment operating profit decreased $6.7 million, or 4.0%, in 1999 to $161.3 million, compared to $168.0 million in 1998. Energy Production Systems' operating profit in 1999 increased $23.2 million, or 55.8%, to $64.8 million from $41.6 million in 1998. Energy Processing Systems' operating profit in 1999 decreased $21.3 million, or 39.7%, to $32.3 million from $53.6 million in 1998. FoodTech's operating profit increased $6.8 million, or 15.6%, in 1999 to $50.3 million, compared to $43.5 million in 1998. Operating profit for Airport Systems declined $15.4 million, or 52.6%, to $13.9 million in 1999 from $29.3 million in 1998.

      Increased operating profitability for Energy Production Systems in 1999 was attributable to improved margins driven by product mix and cost reduction efforts, the result of which more than offset the effect on profitability of lower sales volume.

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

      Energy Processing Systems' operating profit in 1999 and 1998 included pre-tax gains of $4.6 million and $16.0 million, respectively, from the sale of assets. Excluding these gains, Energy Processing Systems' operating profit declined $9.9 million, or 26.3%, to $27.7 million in 1999 from $37.6 million in 1998. The decrease in operating profit in 1999 was the result of lower sales volumes, primarily for fluid control equipment, reflecting the response of our customers to lower crude oil and natural gas prices.

      FoodTech's higher operating profit in 1999 compared to 1998 was the result of improved pricing, a higher percentage of sales to the food and citrus processing industries and lower operating expenses in our freezer business.

      Airport Systems' lower operating profit in 1999 compared to 1998 was a result of lower sales volumes, particularly for loaders, and lower profits for passenger boarding bridge projects due to a cost overrun in 1999 associated with an international Jetway(R) project.

      Corporate Expenses. Corporate expenses decreased $1.1 million, or 3.1%, to $35.3 million in 1999 from $36.4 million in 1998, due to ongoing and prior cost reduction efforts.

      Other Expense, net. Other income and expense is comprised primarily of LIFO inventory adjustments and pension income or expense. Pension and postretirement benefit expense of $8.7 million in 1999 increased from $2.9 million in 1998 because of a decrease in the discount rate used to calculate pension expense in 1999 and a 1999 provision for nonqualified pension benefits.

      Asset Impairments and Restructuring and Other Charges. In the third quarter of 1999, we recorded asset impairments and restructuring and other one-time charges totaling $9.6 million before taxes, or $5.9 million after taxes. Asset impairments of $6.0 million before taxes were required to write down selected FoodTech assets as estimated future cash flows attributed to these assets indicated that an impairment of the assets had occurred. The restructuring and other one-time charges of $3.6 million before taxes resulted primarily from strategic decisions to divest or restructure selected corporate departments and a number of businesses, including selected Energy Processing Systems and FoodTech operations.

      Net Interest Income (Expense). Because FMC Corporation has historically funded most of its businesses centrally, third-party debt and cash for operating companies have been minimal and are not representative of what our actual debt or cash balances would have been had we been a separate, stand-alone entity. Net interest income in 1999 was $0.5 million, compared to net interest expense in 1998 of $1.9 million. The reduced net interest expense in 1999 resulted from lower average debt balances.

      Income Tax Expense. Income tax expense in 1999 was $33.5 million, resulting in an effective tax rate of 30.4%, compared to income tax expense of $38.6 million and an effective tax rate of 30.7% in 1998. The differences between the effective tax rates for these periods and the statutory U.S. Federal income tax rate relate primarily to differing foreign tax rates, foreign sales corporation benefits, incremental state taxes and non-deductible goodwill amortization and expenses.

      Discontinued Operations. In 1999, we recorded a provision for discontinued operations of $9.0 million ($5.5 million after tax) to increase our actuarially-determined product liability reserves associated with discontinued businesses. See Note 12 to our combined financial statements for further information regarding this provision, our discontinued operations reserves and related product liability claims.

      Net Income. Net income in 1999 decreased $16.2 million, or 18.6%, to $71.0 million, compared to $87.2 million in 1998.

      Order Backlog. Our combined order backlog as of December 31, 1999 was $840.6 million, of which $492.3 million was related to Energy Production Systems, $101.1 million was related to Energy Processing Systems, $114.3 million was related to FoodTech and $132.9 million was related to Airport Systems. Our combined order backlog as of December 31, 1998 was $1,133.9 million, of which $761.1 million was related to

Energy Production Systems, $116.8 million was related to Energy Processing Systems, $128.3 million was related to FoodTech and $127.8 million was related to Airport Systems.

      The lower order backlog for Energy Production Systems reflected reduced customer spending for oil and gas exploration and production in 1999 as compared to 1998. Lower order backlog for Energy Processing Systems was due to reductions in orders for fluid control and measurement equipment partly offset by an increase in backlog for our blending and transfer business. Lower order backlog for FoodTech in 1999 compared with 1998 was the result of timing of significant projects, primarily $19.0 million that related to two orders completed during 1999. Higher order backlog for Airport Systems in 1999 was attributable to Jetway(R) passenger boarding bridges and was partly offset by a decrease in order backlog for other airport ground support equipment.

LIQUIDITY AND CAPITAL RESOURCES

      We had cash and cash equivalents of $12.0 million at March 31, 2001, and $17.8 million and $40.1 million at December 31, 2000 and 1999, respectively. Cash required by operating activities was $22.2 million and $32.7 million for the three months ended March 31, 2001 and 2000, respectively. We generated cash from operating activities of $8.0 million in 2000, compared to $152.7 million in 1999 and $196.4 million in 1998. Operating working capital, which excludes cash and cash equivalents, short-term debt and income tax balances, increased $110.4 million from $40.6 million at December 31, 1999 to $151.0 million at December 31, 2000. Operating working capital increased $18.6 million from December 31, 2000 to $169.6 million at March 31, 2001. Our working capital balances vary significantly depending on the payment terms and timing of delivery on key contracts, particularly for Energy Production Systems' customers. During 1998 and 1999, working capital requirements declined significantly due to favorable advance payment terms on key contracts, many of which were approaching completion in 2000. Working capital requirements rose significantly in 2000 and in the first quarter of 2001 due to the delay by oil and natural gas companies in awarding significant new long-term contracts, and a trend toward lower advance payments.

      During the fourth quarter of 1999, FMC Corporation entered into an accounts receivable financing facility under which accounts receivable are sold without recourse through a wholly owned, bankruptcy remote subsidiary. As part of FMC Corporation, we have participated in the receivable financing facility, which resulted in a reduction of accounts receivable of $38.0 million and $22.3 million on our combined balance sheets at December 31, 2000 and 1999, respectively. Net discounts recognized on sales of receivables are included in selling, general and administrative expenses in the combined statements of income and amounted to $0.1 million and $0.3 million for the years ended December 31, 2000 and 1999, respectively.

      Cash required by investing activities was $7.9 million and $12.5 million for the three months ended March 31, 2001 and 2000, respectively. Cash provided by investing activities was $63.4 million in 2000, compared to cash required by investing activities of $6.5 million in 1999 and $128.6 million in 1998. Cash inflows in 2000 include the redemption of Tyco preferred stock received in conjunction with the sale of Crosby Valve for $128.7 million, including dividends of $1.2 million. In addition, in 2000, we acquired Northfield Freezing Equipment for $39.8 million in cash and the assumption of liabilities. In 1998, we acquired a majority interest in a wellhead manufacturing business for $82.8 million, net of cash acquired, and in 1999, we acquired additional outstanding shares of the same business for $21.7 million and now own approximately 98%. We routinely evaluate potential acquisitions, divestitures and joint ventures in the ordinary course of business. We are not currently engaged in any negotiations or discussions with third parties regarding any material transactions.

      During 2000 and 1999, we entered into agreements for the sale and leaseback of $13.7 million and $29.1 million of equipment, respectively. We received net proceeds of $22.5 million in 2000 and $52.1 million in 1999 in connection with these transactions. Non-amortizing deferred credits were recorded in conjunction with the sale transactions. These credits totaled $31.8 and $23.4 million at December 31, 2000 and 1999, respectively, and are included in other long-term liabilities. For more information on these sale and leaseback transactions, see Note 7 to our combined financial statements.

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

      Total borrowings were $31.7 million at March 31, 2001, and $41.1 million and $12.0 million at December 31, 2000 and 1999, respectively. Because FMC Corporation has historically funded most of its businesses centrally, third-party debt and cash for operating companies has been minimal and is not representative of what our actual debt balances would have been had we been a separate stand-alone entity.

      We anticipate that our debt after giving effect to this offering will be approximately $305.1 million, or $274.1 million if the underwriters' overallotment option is fully exercised and the net proceeds thereof are all applied to repay indebtedness. These amounts include approximately $273.4 million, which will be distributed to FMC Corporation based upon our results through March 31, 2001. In addition, the amount of debt we will incur will be adjusted for our net cash flow subsequent to March 31, 2001 until the date of this offering. After this offering, our committed credit will consist of two revolving credit facilities: a $250 million five-year credit agreement and a $150 million 364-day revolving credit facility. As a part of FMC Corporation, we previously had access to funds available under FMC Corporation's revolving credit and other debt facilities, which will remain with FMC Corporation in the separation. In order to allocate debt between the remaining businesses of FMC Corporation and us in the separation, we entered into the $250 million five-year credit agreement and the $150 million 364-day revolving credit facility and, in accordance with the separation and distribution agreement, will distribute to FMC Corporation amounts that we borrow under these credit facilities in connection with the separation. In addition, we expect to distribute the estimated $204.5 million of net proceeds from this offering to FMC Corporation. After this offering, we anticipate that the amounts available to support our operating needs under these committed credit agreements will be $126.6 million, or $157.7 million if the underwriters' overallotment option is fully exercised. Our management believes that the amount of debt that we will assume or incur represents a reasonable and appropriate level of debt for our company.

      We expect to meet our operating needs, fund capital expenditures and potential acquisitions and meet debt service requirements through cash generated from operations and the credit facilities discussed above. On or before the completion of this offering, we will discontinue selling accounts receivable. Consequently, it is expected that receivables will increase over time with a corresponding increase in debt. As of March 31, 2001, the balance of accounts receivable we sold was approximately $33.8 million. Capital spending is forecast to be approximately $60 million for 2001, compared with $43.1 million in 2000.

DERIVATIVE FINANCIAL INSTRUMENTS AND MARKET RISKS

      We are subject to financial market risks, including fluctuations in currency exchange rates. In managing our exposure to these risks, we may use derivative financial instruments in accordance with the established policies and procedures discussed below. We do not use derivative financial instruments for trading purposes. At March 31, 2001 and December 31, 2000, our derivative holdings consisted primarily of foreign currency forward contracts.

      When our operations sell or purchase products or services, transactions are frequently denominated in currencies other than the particular operation's functional currency. We mitigate our exposure to variability in currency exchange rates when possible through the use of natural hedges, whereby purchases and sales in the same foreign currency and with similar maturity dates offset one another. Additionally, we initiate hedging activities, generally by entering into foreign exchange forward contracts with third parties when natural hedges are not feasible. The maturity dates and currencies of the exchange agreements that provide hedge coverage are synchronized with those of the underlying purchase or sales commitments, and the amount of hedge coverage related to each underlying transaction does not exceed the amount of the underlying purchase or sales commitment.

      To monitor our currency exchange rate risks, we use a sensitivity analysis, which measures the impact on earnings of an immediate 10% devaluation in the foreign currencies to which we have exposure. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. Based on the sensitivity analysis at March 31, 2001, such a fluctuation in currency exchange rates in the near term would not materially affect our combined operating results, financial position or cash flows. We believe that our hedging activities have been effective in reducing our risks related to historical currency exchange rate fluctuations.

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

      As of December 31, 1999 and 2000, we held foreign exchange forward contracts with notional amounts of approximately $388.7 million and $417.8 million, respectively, in which foreign currencies (primarily Norwegian krone, Singapore dollars and British pounds) were purchased. As of those same dates, we also held foreign exchange forward contracts with notional amounts of approximately $254.2 million and $335.7 million, respectively, in which foreign currencies (primarily Singapore dollars, British pounds, euros and Norwegian krone in 1999 and Norwegian krone, Swedish krona, Singapore dollars and British pounds in 2000) were sold. Notional amounts are used to measure the volume of derivative financial instruments and do not represent potential gains or losses on these agreements.

      During September 1998, we entered into $33.0 million of forward contracts to offset risks associated with the portions of our Brazilian investments denominated in the Brazilian real. During the first quarter of 1999, the Brazilian real devalued. Losses from the decline in value of our real-denominated investments during the 1999 devaluation, as well as 1999 economic losses related to the Brazilian economic crisis, were offset by gains on these forward contracts.

      Our debt instruments will subject us to the risk of loss associated with movements in interest rates. We may from time to time enter into arrangements to manage or mitigate interest rate risk utilizing derivative financial instruments.

      For more information on derivative financial instruments, see Notes 3 and 14 to the combined financial statements.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

      Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective for our combined financial statements beginning January 1, 2001. This statement requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is recognized in earnings immediately. Our adoption of this statement on January 1, 2001 resulted in the recognition of a net loss of $4.7 million after tax in the combined statement of income and a charge of $1.3 million after tax to other comprehensive income in the first quarter of 2001, both of which were accounted for as the cumulative effect of a change in accounting principle.

CONVERSION TO THE EURO

      On January 1, 1999, 11 European Union member states adopted the euro as their common national currency. During the transition period ending January 1, 2002, either the euro or a participating country's present currency will be accepted as legal tender. Beginning on January 1, 2002, euro-denominated bills and coins will be issued, and by July 1, 2002, the euro will be the only currency that the member states will use.

      We continue to address the strategic, financial, legal and systems issues related to the various phases of the transition. We are evaluating customer and business needs on a timely basis and are attempting to anticipate and prevent complications related to the conversion. Throughout the transition period, we have incurred and will continue to incur minor costs related primarily to programming changes in our information systems.

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

                                    BUSINESS

OVERVIEW

      We design, manufacture and service technologically sophisticated systems and products for our customers through our Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems segments. Energy Production Systems is a leading supplier of systems and services used in the offshore, particularly deepwater, exploration and production of crude oil and natural gas. Energy Processing Systems is a leading provider of specialized systems and products to customers involved in the production, transportation and processing of crude oil, natural gas and refined petroleum-based products. FoodTech is a leading supplier of technologically sophisticated food handling and processing systems and products to industrial food processing companies. Airport Systems provides technologically advanced equipment and services for airlines, airports and air freight companies. During the year ended December 31, 2000, we generated $1,875.2 million of revenue after intercompany eliminations. In 2000, our Energy Production Systems and Energy Processing Systems, which we collectively refer to as our Energy Systems businesses, generated $1,037.3 million of revenue after intercompany eliminations, resulting in a 14.5% compound annual growth rate since 1994. FoodTech and Airport Systems generated $573.3 million and $267.2 million of revenue in 2000, respectively, resulting in compound annual growth rates of 10.4% and 12.5% since 1994, respectively.

OUR ENERGY SYSTEMS BUSINESSES

      Energy Production Systems is a global leader in the provision of subsea drilling and production systems, including subsea tree systems that control the flow of crude oil and natural gas from the well, systems for floating production solutions and surface drilling and production systems, to oil and gas companies involved in the exploration and production of crude oil and natural gas. Many of the systems that we provide are for use in the exploration, development and production of crude oil and natural gas reserves located in technologically challenging deepwater environments, which involve water depths of greater than 1,000 feet. Worldwide exploration and production spending by oil and gas companies has increased from approximately $43.7 billion in 1994 to approximately $91.0 billion in 2000, representing a compound annual growth rate of 13.0%. In addition, worldwide exploration and production spending is expected to increase an estimated 18.1% in 2001 to approximately $107.5 billion. More specifically, an external industry survey published in early 2000 projected that subsea tree installations would increase at a compound annual growth rate of 17.0% between 2000 and 2004.

      We supply subsea systems to leading exploration and production companies. We are a major supplier of subsea tree systems and associated services to five companies projected to be among the eight most active developers of subsea oil and gas over the next five years based on projected subsea tree installations. In addition, during the first quarter of 2001, we entered into a five-year alliance with BP p.l.c. regarding its deepwater development programs in the Gulf of Mexico. Although BP has not historically accounted for a significant portion of our revenue, this alliance is anticipated to generate $250 million in revenue and is renewable for an additional five years. We believe that the continuing consolidation in the oil and gas industry will lead to further outsourcing by the major oil companies and the selection of a limited number of vendors. We believe our customers prefer vendors that can provide comprehensive systems and services that are engineered to fit their individual needs-- particularly for highly capital-intensive and technologically challenging subsea deepwater projects.

      With our integrated systems for subsea exploration and production, we have aggressively pursued alliances with oil and gas companies that are actively engaged in the subsea development of crude oil and natural gas. Development of subsea fields, particularly in deepwater environments, involves substantial capital investments by our customers. Our customers have sought the security of alliances with us to ensure timely and cost-effective delivery of subsea and other energy-related systems that provide an integrated solution to their needs. Our alliances establish important ongoing relationships with our customers. While most of our alliances do not commit our customers to purchase our systems and services, they have historically led to, and we expect that they will continue to result in, such purchases.

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

      We have an established presence in more than 30 countries and are involved in all of the world's major subsea crude oil and natural gas basins currently under development. Since 1995, we have installed, or been awarded contracts for the installation of, more subsea tree systems than any other manufacturer. Since 1994, we have installed more than 315 subsea trees, which reside on the ocean floor and are used to control and regulate the flow of crude oil and natural gas from wells. Of the trees that we have installed since 1994, approximately 89% are located off the coast of Brazil, in the Gulf of Mexico, off the coast of West Africa or in the North Sea. Deepwater fields are forecasted to account for 90% of the reserves to be developed in fields off the coast of Brazil, 89% in the Gulf of Mexico and 45% off the coast of West Africa.

      We have developed our leadership position through our investment in and application of technology to our systems and products. In 1987, we set a world record for the deepest subsea tree completion at 1,348 feet off of the coast of Brazil, and between 1987 and 2000, we set another five world records. To maintain our leading technology, between 1994 and 2000, we have increased our research and development spending by an average of 15.7% per year. Our research and development teams have focused on introducing new systems and services that lower our customers' operating costs and capital requirements to access deepwater reserves. To meet the demands of crude oil and natural gas production in increasingly deeper water, we are currently focusing on developing subsea systems for use in up to 10,000 feet of water under conditions that involve extreme well pressures and temperatures. In addition, to enhance the recovery of subsea crude oil and natural gas reserves and improve the financial returns associated with subsea developments, we are developing systems that are intended to lower the cost of intervening into subsea wells and to put subsea processing and other production-related activities on the ocean floor.

      Although trends in the demand for and price of crude oil and natural gas affect oil and gas industry activity and expenditure levels and thereby the demand for the systems and services supplied by our Energy Systems businesses, Energy Production Systems' financial performance generally has been less affected by short-term market cycles and volatile commodity prices than the financial performance of companies operating in other sectors of the oilfield services industry. Most of the systems that we supply are highly engineered to meet the unique demands of our customers and are typically ordered one or two years prior to installation. We believe that, due to their long lead times and high potential returns, the deepwater projects in which our systems are used typically are not the marginal projects that are more subject to cancellation or delay during periods of low crude oil and natural gas prices. In addition, we believe that our Energy Systems businesses are less capital intensive than companies operating in other sectors of the oilfield services industry due to factors such as high engineering content, the outsourcing of certain low value-added manufacturing and advance payments received from customers.

      Energy Processing Systems designs, manufactures and supplies technologically advanced high pressure valves and fittings for oilfield services customers as well as liquid and gas measurement and transportation equipment and systems to customers involved in the production, transportation and processing of crude oil, natural gas and petroleum-based refined products. The combination of Energy Production Systems and Energy Processing Systems provides us the ability to offer our customers a broad spectrum of systems, equipment and services. The value to us of this broad spectrum of offerings is evidenced by the number of orders from customers for products and services from both Energy Production Systems and Energy Processing Systems.

      Energy Processing Systems is a leading supplier of flowline products. These high-pressure fittings, valves and pumps are used by other oilfield services companies in pumping corrosive fracturing fluid into a well during the well servicing process. Unlike the systems offered by Energy Production Systems, our flowline products are typically ordered early in the energy cycle, as well stimulation typically results in immediate increased production with limited capital expenditure. In addition, unlike many of our other products and systems, our flowline products are typically ordered on a replacement basis, as the combination of corrosive fluid and high pressures requires that these products be reordered on a continual basis.

      We are also a leading supplier of measurement systems and services for the precise, cost-effective measurement of crude oil and natural gas. In addition, we are a leading supplier of marine and land-based fluid

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loading and transfer systems, including liquefied natural gas loading arms.
Finally, we also develop and manufacture turnkey systems used primarily for the blending and transfer of lubricants, petroleum, chemicals and paints.

      Similar to Energy Production Systems, we have developed our leadership positions through our investment in and application of technology. Our flowline products are engineered to withstand the flow of corrosive chemicals at high pressures. For example, our high-pressure fittings are used for the transportation of corrosive chemicals at pressures of up to 15,000 pounds per square inch. Further, we developed and sold the first marine loading arm in the world as well as the world's first liquefied natural gas loading arm. Our loading arms permit marine-based offloading in severe weather conditions as well as in areas of geological activity.

      We provide our customers with extensive aftermarket services for our large installed base of products. We have supplied over 1,500 measurement systems, 8,000 marine-based loading arms, 300 liquefied natural gas loading arms and 300 blending systems.

    GROWTH STRATEGY

      Worldwide exploration and production spending is expected to increase an estimated 18.1% in 2001 to $107.5 billion. More specifically, an external industry survey published in early 2000 projected that subsea tree installations would increase at a compound annual growth rate of 17.0% between 2000 and 2004.

      From 1994 to 2000, our Energy Systems businesses' revenue and segment operating profit increased at compound annual rates of 14.5% and 31.8%, respectively. Revenue for 1994 includes the first full year of our ownership of two acquired subsea businesses, Kongsberg Offshore A.S. and SOFEC, Inc. These two acquisitions substantially expanded our scope of subsea products and contributed to the development of our subsea systems and floating production offerings.

      We believe that growth in Energy Production Systems is based upon our ability to supply the integrated systems required by the high-growth deepwater sector of the exploration and production industry. We expect that demand for these systems will continue to increase as exploration and production of crude oil and natural gas in technologically challenging deepwater and remote areas increases.

      We believe that growth in Energy Processing Systems will result from many of the same factors that will influence the growth of Energy Production Systems. As worldwide production and demand for crude oil and natural gas increases, demand for our systems and services that facilitate the production, transportation and measurement of these commodities also tends to increase. Energy Processing Systems' growth will also be based upon our ability to maintain our position as a supplier of high-pressure fittings and valves. The demand for these products is impacted by our customers' need to replace these products due to the corrosive nature of the fluid they transport.

      In addition to benefiting from the expected growth in the business areas we serve, we intend to pursue select, complementary acquisitions and the following internal growth strategy:

    . FOCUS ON TECHNOLOGICAL INNOVATION. We have increased the research and development spending of our Energy Systems businesses by a compound annual rate of 15.7% from 1994 to 2000 to $33.8 million in 2000. We believe that our technological innovations have optimized product performance and led to breakthrough reductions in our customers' capital and operational costs. These reductions have been driven by improved installation techniques, more efficient system design, and higher levels of product performance. These innovations have helped to make deepwater production and the development of smaller fields an economic reality. We believe that reductions in the total cost of ownership of an offshore field and the technological challenges posed by ultra-deepwater production have been, and will continue to be, major factors influencing the development of our Energy Production Systems' subsea products and services.

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    .  DEVELOP AND MAINTAIN ALLIANCES WITH KEY CUSTOMERS. We intend to expand our current alliances and form new alliances with other companies active in the oil and gas industry. Through our relationships with our customers, we are able to refine and standardize our systems and services over many projects and to optimize offshore installation techniques for the lowest total cost and maximum reservoir recovery.

    . PROVIDE A BROAD PACKAGE OF SYSTEMS AND SERVICES. We intend to develop and acquire additional systems and services that complement our current offerings and leverage our worldwide infrastructure. As major oil companies increasingly outsource non-core operations, we believe that they will continue to seek suppliers, like us, that can provide an integrated solution to their exploration and production needs through a single-sourced package of related systems and services.

    INDUSTRY

      The primary factor influencing demand for our exploration and production systems and services, as well as our transportation and measurement equipment and services, is the exploration and production spending of oil and gas companies, particularly with respect to offshore activities worldwide. Exploration and production spending levels, in turn, depend primarily on current and anticipated future crude oil and natural gas prices, production volumes and oil and gas company operating costs.

      The oil and gas industry has increasingly focused on deepwater field development. This heightened focus has resulted in increases in new deepwater discoveries, deepwater exploration and production spending, offshore crude oil and natural gas production volume and the number of deepwater drilling rigs. For example, the number of deepwater crude oil and natural gas discoveries has increased from 16 during 1994 to 68 during 1999. Deepwater fields are forecast to account for 90% of the reserves to be developed in fields off the coast of Brazil, 89% in the Gulf of Mexico and 45% off the coast of West Africa. Since 1978, a total of 40 billion barrels of oil equivalent has been discovered in deepwater locations, and only 4% of those barrels have been produced.

      We estimate that, in 1994, the major oil and gas companies spent approximately 22% of their exploration and production budgets on deepwater activities. We further estimate that, in 2000, they spent approximately 50% of their exploration and production budgets on deepwater activities. This increased exploration and production activity in offshore fields has resulted in significant increases in the amount of crude oil and natural gas produced from offshore areas in recent years. In 1990, worldwide non-OPEC offshore oil production was 10.9 million barrels of oil per day, representing 26% of the worldwide non-OPEC production. In 2000, worldwide non-OPEC offshore oil production was 19.3 million barrels of oil per day, representing 40% of the worldwide non-OPEC production.

      The oilfield services industry has recognized this movement to offshore and deepwater exploration and production and is investing the capital required to meet the demands of this increasing activity. For example, offshore drilling contractors are increasing the number of drilling rigs capable of operating in deepwater. A drilling rig capable of operating in ultra-deepwater, which involves depths beyond 5,000 feet, represents a significant investment, typically between $160 million and $380 million for a new rig. Since 1994, 41 new drilling rigs were added to operate in ultra-deepwater. This represents approximately a six-fold increase from 1994 levels of drilling rigs with equivalent water depth capabilities.

      The reduction in development costs of crude oil and natural gas and the development of efficient technological solutions in response to the extreme environmental and logistical challenges presented by deepwater have been, and we believe will continue to be, major factors influencing the growth of the subsea oilfield services industry. In addition, consolidation among oil and gas companies, and the cost-cutting initiatives that have resulted, have led to more outsourcing of functions previously performed by the oil and gas companies. These factors have driven three principal ongoing trends:

    .  technological improvements and refined installation techniques;

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    .  growth in the use of subsea systems and services; and

    . delivery of more integrated systems of related products and services for subsea developments.

      Technological improvements and refined installation techniques. Oil and gas companies have increasingly relied upon more sophisticated technologies to reach remote crude oil and natural gas reserves deep below the ocean's surface. Advances in exploration and production techniques, such as three-dimensional seismic data collection and interpretation, directional drilling, deepwater completion technology and floating production facilities, have contributed significantly to the ability of oil and gas companies to economically recover these remote reserves. For example, oil and gas companies have increasingly used technologically sophisticated floating production platforms, as opposed to fixed platforms, as they permit oil and gas companies to produce, process and offload crude oil and natural gas from offshore fields having widely differing production characteristics and water depths. These include:

    . floating production, storage and offloading vessels, or FPSOs, which are ships fitted with crude oil and natural gas production and processing systems;

    . tension leg platforms, or TLPs, which are floating production and drilling structures that are anchored to the ocean floor with tendons; and

    . SPARs, which are cylindrical floating production and drilling structures anchored to the seabed by a spread mooring pattern of cables.

In 1994, there were only four TLPs and no SPARs in operation worldwide. In 2001, it is anticipated that the number of units in operation worldwide will increase to 14 TLPs and four SPARs. Likewise, currently, there are 72 FPSOs in operation or under construction, as compared to 23 in 1994.

      Technological improvements and refined installation techniques provide opportunities for Energy Systems to expand our subsea offerings to new, complementary technologies that are used in deepwater production.

      Growth in the use of subsea products and services. As improved subsea technology has increased the water depths at which this technology may be applied, the number of subsea completions installed each year on a worldwide basis has increased significantly, from 123 in 1994 to an estimated 206 in 2000, representing a 9.0% compound annual growth rate. In addition, oil and gas companies have used subsea technology in conjunction with floating production technology to develop reservoirs where a fixed platform is not economical or practical. These techniques have become increasingly important as cost-efficient methods to recover crude oil and natural gas reserves.

      In response to this trend, we intend to continue to expand and improve our capabilities for engineering, project management, global procurement, manufacturing, construction and testing, as well as field support for installation, commissioning, intervention and maintenance of subsea developments throughout the life of the field.

      Delivery of more integrated solutions for subsea developments. To further reduce the cost of subsea developments, oil and gas companies are increasingly relying on a primary subsea contractor to provide extensive project coordination and management. As a result of this trend, engineering, procurement, installation and commissioning, or EPIC, turnkey contracting has emerged as one alternative to customary, segmented contracts. One form of subsea EPIC turnkey contracting involves a single contractor providing global project coordination and management for a broad range of products and services. In EPIC turnkey contracting, significant cost efficiencies can be realized by a primary contractor with extensive internal resources. As such, a primary contractor like us is generally able to engineer and design integrated systems that have a minimum number of interface gaps between otherwise independent products and systems.

      Consolidation among oil and gas companies, as evidenced by the publicly-announced mergers and acquisitions within the oil and gas sector, has also driven the demand for integrated solutions for subsea developments. These consolidations and the resulting cost-cutting initiatives have led to more outsourcing of

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functions previously performed by the oil and gas companies, such as project engineering and project management. We believe this will lead to a greater demand for integrated subsea systems and services like those we provide.

      In addition to the total level of exploration and production of crude oil and natural gas, demand for fuel, the type of fuel demanded and the location of such demand influence the demand for transportation, measurement and processing systems and products. Economic factors influencing spending by the customers of Energy Processing Systems include the demand for natural gas, demand for liquefied natural gas, facility upgrades in refineries and distribution terminals and new pipeline and distribution terminal construction.

    SYSTEMS, PRODUCTS AND SERVICES

      Our Energy Systems businesses provide customers with systems consisting of a package of technologically sophisticated products and services. We design and manufacture each system to provide our customers with a customized combination of products and services that offer integrated solutions to help solve the problems they face in the exploration, production, transportation and processing of crude oil and natural gas.

      We market our systems through our own sales force comprised of over 150 technically-oriented sales personnel, as well as agents in selected countries who operate on a commission basis. Approximately 39% of Energy Systems' sales are made on a percentage of completion basis as opposed to a "ship and bill" basis.

    ENERGY PRODUCTION SYSTEMS

      Subsea Systems. We are a leading supplier of systems used in the production of crude oil and natural gas reserves located below the ocean's surface. Subsea systems are placed on the seafloor and are used to control the flow of crude oil and natural gas from the reservoir to a host facility, such as an FPSO, TLP, SPAR or fixed platform. A host facility remotely controls the subsea equipment and acts as a distribution hub to receive the crude oil and natural gas produced from the subsea wells. The distance between a subsea system and the host facility can vary from near proximity to 20 or more miles. Subsea systems require sophisticated technology, requiring a high degree of technical expertise and innovation. These systems are designed to withstand exposure to the extreme atmospheric pressure that deepwater environments present as well as internal pressures of up to 15,000 pounds per square inch from the well. For deepwater developments, subsea systems are installed with the assistance of remotely operated vehicles that are deployed from a drilling rig or support vessel.

      We provide integrated subsea development systems, including the initial engineering design studies, subsea completion systems, control systems, manifolds, templates, flow line connection and tie-in systems, installation and workover tools and wellheads. In order to provide these systems and services, we have developed capabilities, such as system and detail engineering, project management and global procurement, manufacturing, construction and testing, as well as field support for installation, commissioning, intervention and maintenance of subsea developments throughout the life of the field.

      Floating Production. We are a global supplier of turret and mooring systems for FPSOs. We also design and supply marine import and export terminals.

      A key component of the economical development of offshore crude oil and natural gas reserves is the use of floating production systems as the host facility. An FPSO is one type of floating production system that permits oil and gas companies to produce, process and offload crude oil and natural gas from offshore fields having widely differing production characteristics and water depths. FPSOs typically perform the same function as fixed offshore platforms in the production of crude oil and natural gas, but FPSOs cannot be used as a platform for drilling and heavy well maintenance. In many circumstances, FPSOs provide a number of advantages over fixed platforms. For example, FPSOs are suitable for a wide range of field sizes and water depths, may be reused on more than one development, generally cost less and are easier to install and remove than fixed platforms and may reduce the time from the discovery of crude oil and natural gas to production.

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

      A typical field development involving an FPSO consists of wells completed using subsea systems that are connected to the FPSO by flexible or rigid pipes referred to as "risers" that carry the crude oil and natural gas from the ocean floor to the vessel. The risers are connected to a turret, which is anchored in place by a mooring system, allowing the FPSO to rotate according to the prevailing weather and sea conditions. The FPSO controls the flow of crude oil and natural gas from the subsea wells through a subsea control system that communicates with each subsea well through an umbilical line. The crude oil and natural gas are pre-processed onboard the FPSO and are exported to shuttle tankers via off-take systems.

      In addition to our capabilities for designing and producing turret and mooring systems, we own a 37.5% interest in MODEC International LLC, a joint venture with a wholly owned subsidiary of Mitsui Group. MODEC International designs and supplies FPSOs and TLPs. Like FPSOs, TLPs provide a number of advantages over fixed platforms, including the ability to operate in a wider range of water depths, generally lower installation and operating costs, ability to reuse on other fields, easier installation and removal and, potentially, a shorter period of time to construct and install. FPSOs are currently used in operations off the coast of West Africa and Brazil and in the North Sea. Although FPSOs currently are prohibited from being used off the coast of the United States, we believe they will be approved for use in the Gulf of Mexico within the next several years.

      Surface. We provide a full range of surface wellheads and trees for standard and critical service applications. Surface wellhead equipment is used to support the casing and tubing strings in a well. In addition, the surface wellhead equipment contains the well pressure, while the surface tree is used to control and regulate the flow from the well. Our surface products and systems are used worldwide on both land and offshore applications, including TLP and SPAR platforms. Our technical and engineering expertise makes us a leading supplier of critical service products used in difficult climatic conditions, such as Arctic cold or high temperatures. Our surface business supports its customers through leading engineering, manufacturing, field installation support and aftermarket services.

    ENERGY PROCESSING SYSTEMS

      Fluid Control. We are a leading supplier of flowline products, reciprocating pumps and compact manifold systems for a range of oilfield applications.

      Our flowline products include high-pressure swivels, fittings and valves used by other oilfield services companies in pressure pumping applications. These products provide the conduit between the well service pumps and the wellhead during cementing or well stimulation operations. The corrosive chemicals used in cementing and well stimulation operations and the high pressure at which these chemicals are pumped into the well dictate that flowline products typically are replaced frequently.

      Our reciprocating pump product line includes duplex, triplex and quintuplex pumps utilized in a variety of applications. Typical applications include charge pumps for blow-out preventor accumulators, injection pumps for enhanced production and pumps utilized in reverse osmosis systems for producing potable water on offshore and other remote locations. In addition, we are a leading supplier of pumps to the trenchless drilling industry, which has emerged as the primary means of laying fiber optic cable.

      We are a leading supplier of compact production manifolds for the offshore industry. Building upon a uniquely designed family of compact valves and fittings, we assume turnkey responsibility for the design, engineering, manufacturing, fabrication and installation of high-pressure production manifolds suited for applications where weight and space are of paramount importance. As a result, our systems are used throughout the world on offshore fixed platforms, TLPs, SPARs and FPSOs.

      Loading Systems. We are a leading supplier of land and marine-based fluid loading and transfer systems to the oil and gas industry. Our systems are capable of loading and offloading marine vessels transporting a wide range of fluids, such as crude oil, liquefied natural gas and refined products. While these systems are typically constructed on a fixed jetty platform, we also supply advanced loading systems that can be mounted on a vessel to facilitate ship-to-ship loading and offloading operations.


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      Measurement Systems. We are a leading supplier of precision measurement systems for use in custody transfer of crude oil, natural gas and refined products. We combine the strength of advanced measurement technology with state-of-the-art electronics and supervisory control systems to provide the precise measurement of fluids for purposes such as verifying ownership and determining revenue or tax obligations.

      Blending and Transfer. We are a leading supplier of blending systems for the petroleum industry, and we supply bulk conveying systems to the power industry. Our process and software engineering, mechanical design and project management expertise enables us to execute these projects on a turnkey basis.

FOODTECH

      FoodTech is a leading supplier of specialized handling and processing systems and services to food processing companies. We design, manufacture and service technologically sophisticated food handling and processing systems used for, among other things, convenience food preparation and citrus juice extraction for industrial food processors. Our products include citrus juice extraction equipment, sterilization systems and commercial freezing systems.

      Our historical and current strong positions in business areas in which we operate have provided us with a large installed base of systems and equipment. We currently have an installed base of more than 5,800 industrial freezers, 2,850 juice extractors, 1,200 sterilizer units and 1,000 coating systems.

      FoodTech's equipment is located in more than 100 countries around the world. We estimate that our equipment processes approximately 75% of the global production of orange juice, freezes approximately 50% of commercially frozen foods on a global basis and sterilizes a significant portion of the world's canned foods. Through our global presence, we are able to follow the geographical expansion and consolidation of our customers and continue to provide the same high level of service and aftermarket support around the world.

      We believe that we have leading positions in most of the business areas in which we operate as a result of our application of superior technology to create solutions for our customers' specific requirements. For example, our flat product freezer is a leading technology used for freezing products such as hamburgers. We estimate that our freezers process approximately 60% of the hamburgers sold by McDonald's restaurants. Our continuing presence with our customers in our aftermarket business enables us to tailor our research and development efforts to fit our customers' specific requirements.

    Growth Strategy

      From 1994 to 2000, FoodTech's revenue and segment operating profit increased at compound annual rates of 10.4% and 24.1%, respectively.

      We believe FoodTech's historical growth resulted from providing technologically based systems and products for food processing companies. In addition to benefiting from the expected growth in many of the industry segments we serve, we intend to continue to broaden the scope of systems, equipment and services that we provide. We further intend to leverage our installed base of products and systems to enhance customer relationships, generate new business and grow our aftermarket equipment and service operations.

    . PROVIDE BROADER SOLUTIONS. We intend to grow through increasing our scope of systems, equipment and services, such as through the integration of coating, cooking and freezing systems. As our customers continue to consolidate and expand geographically, they are reducing their supplier base and developing stronger relationships with their remaining suppliers. In the fragmented food equipment industry, our strong customer relationships, strong industry position and large installed base give us a unique opportunity to provide our customers with additional systems and support.

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    .  INCREASE AFTERMARKET OPERATIONS. We intend to continue to leverage our large installed base of industrial freezers, sterilizer units, coating systems and juice extractors to grow our aftermarket equipment and services operations. From 1994 to 2000, FoodTech's aftermarket revenue increased at a compound annual rate of approximately 11.7%. We provide retrofits to accommodate changing operational requirements and continuous, proactive service, including, in some cases, on-site personnel.

    Industry

      The food industry is undergoing continuing consolidation. Major food retailers are increasing their purchasing power through combinations. To maintain profitability, food processors are being pressured to become more efficient and to lower costs. As a result, they are consolidating and are seeking technologically sophisticated integrated systems and services, such as those we provide, to maximize the efficiency of their operations, while maintaining high standards of food safety.

      Consumer demand in several segments of the convenience food industry we serve has increased during the last decade, and is expected to continue to grow. For example, worldwide retail sales of frozen ready meals are forecast to increase at a compound annual rate of 4.5% through 2005. In addition, the fast food industry is growing, and fast food companies are expanding geographically. For example, McDonald's international restaurant sales grew at an annual rate of 17.0% from 1985 through 1999. Trends such as these have increased the demand for systems and services that we supply to food processors which in turn use our systems and services to supply processed food to food retailers and fast food restaurants.

      We believe that projected growth in these industries and the trend toward consolidation will continue to result in food processors outsourcing an increasing amount of non-core services and seeking suppliers to provide integrated systems and products that are technologically advanced, cost-efficient and supported by extensive service capabilities.

    Systems, Products and Services

      We offer a broad portfolio of systems, equipment and services to our customers. We market our systems through our own sales force comprised of approximately 170 technically oriented sales personnel as well as in some cases, through independent distributors and sales representatives. The majority of FoodTech's sales are made on a "ship-and-bill" basis as opposed to under percentage-of-completion contracts. Some of our equipment is provided under full-service leases for which we are paid fixed rates, plus payments based on actual production volumes. The majority of these full-service leases are three to five years in duration and incorporate the provision of equipment and, in many cases, full-time, on-site maintenance personnel. Our customers typically renew such contracts upon expiration.

      Food Processing Systems. We are a leading supplier of commercial citrus processing equipment. We estimate that our citrus extraction equipment processes approximately 75% of the global production of orange juice. Our primary products and services include citrus juice extractors, by-product systems and processing plants and aseptic juice and pulp systems.

      We are also a leading global supplier of sterilization systems used for the production of shelf-stable and pasteurized packaged foods including fruits, vegetables, soups, milk and a broad range of ready meals. Components of these systems include a filler, a closer, a sterilizer and a control system. In addition, we are among the leading suppliers of tomato processing equipment.

      Food Systems and Services. We are the largest supplier of industrial freezing equipment to the world's food processing industry. We estimate that our industrial freezer equipment freezes about 50% of commercially frozen foods on a global basis. We design, assemble and sell a number of industry-leading freezing technologies including fluidization, self-stacking spiral and flat product freezing technologies. Our equipment is used for a variety of frozen food products, such as meat, seafood, poultry, bakery products, ready meals, fruits, vegetables and dairy products.

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      We also manufacture and supply an array of equipment and services that enable us to provide integrated coating and cooking systems for a variety of convenience foods. We believe that our installed base of systems processes more meat, seafood and poultry products in North America than that of any other supplier. Our products include continuous batter-breading, frying and oven-cooking equipment. In addition, we supply complete processing lines for the production of french fries and potato chips.

      Aftermarket Services. We also provide aftermarket services and products for our systems and equipment. We provide retrofits to accommodate changing operational requirements and continuous, proactive service, including, in some cases, on-site personnel. These systems and other services enable us to provide an integrated approach to addressing critical problems faced by our customers.

AIRPORT SYSTEMS

      Airport Systems is a leading supplier of air cargo loaders and passenger boarding bridges to commercial airlines and air freight companies. We also design, manufacture and service technologically advanced equipment and systems for airlines, airports and air freight companies.

      Through our leading positions in the business areas in which we operate, we have an installed base of more than 5,500 cargo loaders, which we believe to be the world's largest. We also have an installed base of more than 5,000 passenger boarding bridges, 750 deicers and 700 push-back tractors.

      We are able to successfully deliver products around the world and continue to provide a high level of service and aftermarket support. Airport Systems' equipment is located in more than 70 countries around the world.

      We believe that our leading positions in most of the business areas in which we operate resulted from our ability to apply superior technology to create solutions for the specific requirements of our customers. We invented airline passenger boarding bridges and remain the leading supplier of this product. In addition, as a result of our relationship with passenger boarding bridge customers, we developed additional features such as power and preconditioned air generators and potable water suppliers, that provide comfort for our customers' passengers and are intended to simplify and expedite airplane turnaround at gates.

    Growth Strategy

      From 1994 to 2000, Airport Systems' revenue increased at a compound annual rate of 12.5%. Segment operating profit increased from a loss of $0.8 million in 1994 to a profit of $15.2 million in 2000.

      We believe Airport Systems' historical growth resulted from providing technology-based systems and products for airlines, airports and air freight companies. In addition to benefiting from the expected growth in the industry segments we serve, we intend to continue to broaden the scope of systems, equipment and services that we provide and to grow our aftermarket products and services.

    . PROVIDE BROADER SOLUTIONS. We intend to grow through increasing the scope of systems, equipment and services that we provide to our customers. As our air transportation customers consolidate, expand geographically and form alliances, our existing customer relationships and technologically advanced systems provide us the customer knowledge, reputation and installed base that will help us provide more comprehensive systems and services.

    . INCREASE AFTERMARKET OPERATIONS. We intend to continue to leverage our large installed base of cargo loaders, passenger boarding bridges and deicers to grow our aftermarket equipment and services operations to provide improved operational efficiency for our customers. From 1994 to 2000, Airport Systems' aftermarket revenue increased at a compound annual rate of approximately 7.3%.


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    Industry

      The worldwide fleet of airplanes is forecast to grow at a compound annual rate of 4.3% through 2019, primarily driven by global economic development, increased trade and the deregulation of airline markets and supported by growth in both passenger traffic and air cargo. To accommodate this growth, airports, airlines and air freight companies are expected to expand their existing infrastructure. As a result of the projected airline fleet growth and the demand that this growth is placing on current systems and infrastructure, airports, airlines and air freight companies are seeking suppliers that can provide total solutions such as integrated systems and processes to support their operations.

      Significant consolidations and strategic alliances are reshaping the air transportation industry. Five airline alliances currently represent approximately 50% of the total worldwide passenger traffic, causing the industry to seek broader solutions to support the efficient use of the airplane fleets.

      As with the industries served by FoodTech, we believe that the projected growth in the air transportation industry and the trend toward consolidation will continue to result in airlines, airports and air freight companies outsourcing an increasing amount of non-core services and seeking out suppliers like us who can provide integrated systems and products that are technologically advanced, cost-efficient and supported by extensive service capabilities.

    Systems, Products and Services

      We offer a broad portfolio of systems, equipment and services to our customers. We market our systems through our own sales force of technically oriented sales personnel as well as in some cases through independent distributors and sales representatives. The majority of Airport Systems' sales are made on a "ship-and-bill" basis as opposed to under percentage-of-completion contracts.

      Air Cargo Loaders and Other Ground Support Equipment. We are a leading supplier of air cargo loaders to commercial airlines and air freight service providers. Our loaders service wide-body jet aircraft and can be configured to lift up to 30 tons. We provide what we believe to be the loader of choice for most major customers. From 1995 to present, we have been the sole supplier of cargo loaders to FedEx Corporation. Our installed base of approximately 5,500 loaders in operation around the world is greater than that of any of our competitors. Additionally, in 2000, we were awarded a contract to supply the U.S. Air Force with a commercial air cargo loader known as the Next Generation Small Loader, which is expected to generate revenue of approximately $180 million over the next five years. We also manufacture deicers and push-back tractors.

      Passenger Boarding Bridges. We manufacture Jetway(R) passenger boarding bridges, which have been a market leader for more than 40 years. We have an installed base of more than 5,000 Jetway(R) bridges.

      Aftermarket Services. We also provide aftermarket services and products for our systems and equipment. We provide retrofits to accommodate changing operational requirements and continuous, proactive service, including, in some cases, on-site personnel. These systems and other services enable us to provide an integrated approach to addressing critical problems faced by our customers.

RESEARCH AND DEVELOPMENT

      The objectives of our research and development programs are to discover new products and business opportunities in relevant fields, and to improve existing products. Worldwide expenditures for research and development by business segment for the three most recent fiscal years were as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                              1998  1999  2000
                                                              ----- ----- -----
      (IN MILLIONS)
      Energy Production Systems.............................. $13.0 $15.8 $25.3
      Energy Processing Systems..............................  11.7   9.9   8.5
                                                              ----- ----- -----
        Subtotal Energy Systems..............................  24.7  25.7  33.8
      FoodTech...............................................  18.0  17.9  15.1
      Airport Systems........................................   8.0   8.2   7.8
                                                              ----- ----- -----
        Total................................................ $50.7 $51.8 $56.7
                                                              ===== ===== =====

INTELLECTUAL PROPERTY

      We own a number of U.S. and foreign patents, trademarks and licenses that are cumulatively important to our business. We own approximately 1,460 U.S. and foreign patents and have approximately 850 patent applications pending in the United States and abroad. Further, we license certain intellectual property rights to or from third parties. We also own numerous U.S. and foreign trademarks and trade names and have approximately 1,040 registrations and pending applications in the United States and abroad. We do not believe that the loss of any one or group of related patents, trademarks or licenses would have a material adverse effect on our overall business.

COMPETITION

      We market our products primarily through our own technically-oriented sales organization, and, in some cases, through independent distributors and sales representatives. We conduct business worldwide in more than 100 countries. Energy Production Systems competes with other companies that supply subsea systems and floating production products, and with smaller companies that are focused on a specific application, technology or geographical area in our other product areas. Energy Processing Systems competes with a number of companies in the measurement and transportation industry, some of whom have access to greater resources. FoodTech and Airport Systems compete with a variety of local and regional companies, which typically are focused on a specific application, technology or geographical area, and with a few large multinational companies.

      We compete by leveraging our industry experience to provide advanced technology, integrated systems, high product quality and reliability and quality aftermarket service. In our Energy Systems businesses, we differentiate ourselves by the depth of our industry experience, engineering and design capabilities, product performance, integrated systems, global manufacturing capability, quality, reliability, service and price. In FoodTech and Airport Systems, we differentiate ourselves on many of the same bases as in our Energy Systems businesses--the depth of our industry experience, engineering and design capabilities, product performance, integrated systems, reliability, service and price--and, in the food processing industry in particular, on the basis of yield and hygiene.

ORDER BACKLOG

      Our combined order backlog as of March 31, 2001 was $835.8 million, of which $440.1 million was related to Energy Production Systems, $108.4 million was related to Energy Processing Systems, $129.3 million was related to FoodTech and $158.0 million was related to Airport Systems. Our combined order backlog as of December 31, 2000 was $644.3 million, of which $331.4 million was related to Energy Production Systems, $93.7 million was related to Energy Processing Systems, $88.6 million was related to FoodTech, and $130.6 million was related to Airport Systems. Although we provide many of our systems, equipment and services pursuant to long-term agreements entered into in advance of the delivery of those items to our customers, orders are not entered into order backlog until formally recognized by receipt of a confirmed customer order.

EMPLOYEES

      As of December 31, 2000, approximately 9,300 people were employed in our U.S. and foreign operations. Approximately 500 of our employees are represented by collective bargaining agreements in the United States. Outside the United States, various local agreements apply. In 2000, three of our collective bargaining agreements in the United States covering approximately 360 employees were renegotiated. In 2001, one additional contract was renegotiated. We maintain good employee relations and have successfully concluded virtually all of our recent negotiations without a work stoppage. In those rare instances where a work stoppage has occurred, there has been no material effect on our combined revenue and earnings. We, however, cannot predict the outcome of future contract negotiations.

FACILITIES AND PROPERTIES

      We lease executive offices in Chicago, Illinois. Most of our plant sites are owned. We believe our properties and facilities meet our current operating requirements and are in good operating condition and that each of our significant manufacturing facilities is operating at a level consistent with the industry in which we operate. The significant production properties for our Energy Production Systems operations currently are:

LOCATION                         SQ. FEET (APPROXIMATE)               LEASED OR OWNED
------------------------         ----------------------               ---------------
United States:
--------------
 Oklahoma City, Oklahoma                 40,000                            Owned
*Houston, Texas                         390,000                            Owned
International:
--------------
 Rio de Janeiro, Brazil                 225,000                            Owned
*Sens, France                           185,000                            Owned
*Kongsberg, Norway                      568,000                           Leased
*Singapore, RS                           97,000                            Owned
 Dunfermline, Scotland                  152,000                            Owned
 Maracaibo, Venezuela                    60,000                            Owned

      The significant production properties for our Energy Processing Systems operations currently are:

LOCATION                         SQ. FEET (APPROXIMATE)               LEASED OR OWNED
------------------------         ----------------------               ---------------
United States:
--------------
Tupelo, Mississippi                     330,000                            Owned
Erie, Pennsylvania                      350,000                            Owned
Corpus Christi, Texas                    15,000                            Owned
Stephenville, Texas                     300,000                            Owned
International:
--------------
Ellerbek, Germany                       200,000                            Owned

--------
* These facilities are production properties for both Energy Production Systems and Energy Processing Systems.

      The significant production properties for our FoodTech operations currently are:

LOCATION                         SQ. FEET (APPROXIMATE)               LEASED OR OWNED
------------------------         ----------------------               ---------------
United States:
--------------
Madera, California                      250,000                            Owned
Stockton, California                     58,000                        Owned/Leased
Lakeland, Florida                       208,000                            Owned
Hoopeston, Illinois                     359,000                            Owned
Northfield, Minnesota                    48,000                            Owned
Sandusky, Ohio                          140,000                            Owned
Newberg, Oregon                         101,000                           Leased
Homer City, Pennsylvania                267,000                            Owned
International:
--------------
St. Niklaas, Belgium                    539,000                            Owned
Araraquara, Brazil                       94,000                            Owned
Collecchio, Italy                        34,000                           Leased
Parma, Italy                             68,000                            Owned
Helsingborg, Sweden                     227,000                        Owned/Leased
Fakenham, United Kingdom                117,000                            Owned

      The significant production properties for our Airport Systems operations currently are:

LOCATION                     SQ. FEET (APPROXIMATE)                       LEASED OR OWNED
----------------             ----------------------                       ---------------
United States:
--------------
Orlando, Florida                    253,000                                    Owned
Ogden, Utah                         350,000                                    Owned
International:
--------------
Madrid, Spain                        27,000                                    Owned

LEGAL PROCEEDINGS

      Pursuant to the separation and distribution agreement, at the time of our separation from FMC Corporation, we will assume liabilities related to specified legal proceedings. As a result, although FMC Corporation will remain the named defendant, we will manage the litigation and indemnify FMC Corporation for costs, expenses and judgments arising from this litigation.

      For example, under the separation and distribution agreement, we have assumed specified liabilities relating to discontinued machinery businesses of FMC Corporation. Among the assumed liabilities are those arising in connection with cranes and other equipment that several of these businesses manufactured and sold. From time to time personal injury and other claims have been made regarding cranes or other equipment. We have reserved $30.6 million as of December 31, 2000, which we believe to be an adequate amount to cover any existing liabilities arising in connection with any of these claims.

      We are involved in other pending, potential and threatened legal proceedings arising in the ordinary course of business. Although the results of litigation cannot be predicted with certainty, we do not believe that the resolution of the proceedings that we are involved in, either individually or taken as a whole will have a material adverse effect on our business, results of operations or financial condition.

RAW MATERIALS

      For all of our business segments, we purchase carbon steel, stainless steel, aluminum and steel castings and forgings both domestically and internationally. We do not use single source suppliers for the majority of our raw material purchases and believe the available supplies of raw materials are adequate. Moreover, raw materials essential to our business are generally readily available.

DEPENDENCE ON KEY CUSTOMERS

      No single customer accounts for more than 10% of our 2000 combined revenue.

      Energy Production Systems' customers include large oil and gas companies, and customers of Energy Processing Services include oilfield service companies. We have signed multiyear alliances and agreements to supply some of these customers with our systems and services. In any given year, purchases by these large oil and gas companies and oilfield service companies vary significantly. The loss of one or more of these customers could have a material adverse effect on Energy Production Systems or Energy Processing Systems.

      Our Airport Systems business has been the sole supplier of air cargo loaders to FedEx Corporation since 1995. The loss of FedEx as our customer could have a material adverse effect on Airport Systems.

GOVERNMENT CONTRACTS

      Our contract to supply the U.S. Air Force with our commercial air cargo loader, the Next Generation Small Loader, is expected to generate revenue of approximately $180 million over the next five years, with the potential for the value of the contract to increase to $458 million over the next 15 years. U.S. defense contracts are unilaterally terminable at the option of the U.S. government with compensation for work completed and costs incurred. Contracts with the U.S. government are subject to special laws and regulations, the noncompliance with which may result in various sanctions.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

      Our operations are subject to various federal, state, local and foreign laws and regulations governing the prevention of pollution and the protection of environmental quality. If we fail to comply with these environmental laws and regulations, administrative, civil and criminal penalties may be imposed, and we may become subject to regulatory enforcement actions in the form of injunctions and cease and desist orders. We may also be subject to civil claims arising out of a pollution event. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for our own acts even though these actions were in compliance with all applicable laws at the time they were performed.

      Under the Comprehensive Environmental Response, Compensation and Liability Act, referred to as CERCLA, and related state laws and regulations, joint and several liability can be imposed without regard to fault or the legality of the original conduct on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include the owner and operator of a contaminated site where a hazardous substance release occurred and any company that transported, disposed of or arranged for the transport or disposal of hazardous substances that have been released into the environment, and including hazardous substances generated by any closed operations or facilities. In addition, neighboring landowners or other third parties may file claims for personal injury, property damage and recovery of response cost. In addition, we may be subject to the corrective action provisions of the Resource, Conservation and Recovery Act, or RCRA, and analogous state laws that require owners and operators of facilities that treat, store or dispose of hazardous waste to clean up releases of hazardous waste constituents into the environment associated with their operations.

      We are currently remediating two contaminated properties, one in Lakeland, Florida and another in Orlando, Florida. We have set aside reserves of $2.7 million for these sites, which we believe will be adequate to complete the remediation projects at those sites. We are currently not aware of any additional liability related to hazardous waste disposal sites, although other sites may exist. Under the separation and distribution agreement between FMC Corporation and us, we are responsible for environmental liabilities and obligations relating to specified closed businesses, including liability for any contamination at any former properties used in connection with those closed businesses. We believe that it is unlikely that any material liability will be incurred in connection with those closed businesses.

      Our businesses historically have resulted in significantly less remediation liability than those businesses remaining with FMC Corporation under the separation and distribution agreement. For instance, as of December 31, 1999, FMC Corporation had set aside $266.8 million for environmental liabilities, but only $3.3 million of this amount was attributable to our businesses. We anticipate that our future exposure to environmental liabilities associated with contaminated properties will be consistent with our past experiences, and therefore we do not expect any material liabilities to arise in connection with those businesses.

      Some of our facilities and operations are also governed by laws and regulations relating to worker health and workplace safety, including the Federal Occupational Safety and Health Act, or OSHA. We believe that appropriate precautions are taken to protect our employees and others from harmful exposure to potentially hazardous materials handled and managed at our facilities, and that we operate in substantial compliance with all OSHA or similar regulations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      Set forth below is information concerning our directors and executive officers. Unless otherwise indicated, each position was with us. Prior to the closing of this offering, we intend to add seven additional directors, two of whom will be unaffiliated with us or FMC Corporation. All ages are as of January 1, 2001.

              NAME            AGE                         POSITION(S)
              ----            ---                         -----------
     Robert N. Burt            63 Chairman and Director
     Joseph H. Netherland      54 Chief Executive Officer, President and Director
     William H. Schumann III   50 Senior Vice President, Chief Financial Officer and Director
     Mike R. Bowlin            58 Nominee for Director
     B.A. Bridgewater, Jr.     66 Nominee for Director
     Asbjorn Larsen            64 Nominee for Director
     Edward J. Mooney          59 Nominee for Director
     William F. Reilly         62 Nominee for Director
     James M. Ringler          55 Nominee for Director
     James R. Thompson         64 Nominee for Director
     Charles H. Cannon, Jr.    48 Vice President
     Jeffrey W. Carr           44 Vice President and General Counsel
     Peter D. Kinnear          52 Vice President
     Robert L. Potter          50 Vice President
     Ronald D. Mambu           51 Vice President and Controller
     Stephanie K. Kushner      45 Vice President and Treasurer
     Michael W. Murray         54 Vice President--Human Resources

      ROBERT N. BURT has served as our Chairman of the Board of Directors since February 16, 2001. Since November 1991, Mr. Burt has served as, and he continues to be, Chairman and Chief Executive Officer of FMC Corporation. From 1977 to 1983, Mr. Burt was General Manager of FMC Corporation's Agricultural Chemical Group, and, from 1983 to 1988, was General Manager of its Defense Systems Group. Mr. Burt also served as a Vice President of FMC Corporation from 1978 to 1988 and as Executive Vice President of FMC Corporation from September 1988 until his appointment as Chairman and Chief Executive Officer. He is a director of Phelps-Dodge Corporation and Pfizer Inc. He serves on the Board of Trustees of the Orchestral Association of Chicago, and serves on the Boards of Directors of the Rehabilitation Institute of Chicago, Evanston Hospital Corporation and the Chicago Abused Women Coalition. He is Chairman of the Business Roundtable and is on the Board of Trustees and the Executive Committee of Manufacturers Alliance for Productivity and Innovation.

      JOSEPH H. NETHERLAND has served as our Chief Executive Officer and President and a director since February 16, 2001. Since June 1999, Mr. Netherland has served as, and he continues to be, President of FMC Corporation. After the distribution, Mr. Netherland will no longer serve FMC Corporation in any capacity. Mr. Netherland was Executive Vice President of FMC Corporation from 1998 until his appointment as President. He was also the General Manager of FMC Corporation's Energy and Transportation Group from 1992 to 2001. Mr. Netherland joined FMC Corporation in 1973 as a Business Planner for its Machinery Group, and he held several management positions over the next few years. Mr. Netherland became General Manager of FMC Corporation's former Petroleum Equipment Group in 1985. He was elected a Vice President of FMC Corporation in 1987, and became General Manager of FMC Corporation's former Specialized Machinery Group in April 1989. Mr. Netherland is a former chairman and currently serves on the Board of Directors of the Petroleum Equipment Suppliers Association. He also serves on the Board of Directors of the American Petroleum Institute. Mr. Netherland is also a member of the Advisory Board of the Department of Engineering at Texas A&M University, and is a member of the President's Council at Georgia Institute of Technology.

      WILLIAM H. SCHUMANN III has served as our Senior Vice President, Chief Financial Officer and a director since February 16, 2001. Upon completion of this offering, Mr. Schumann will no longer serve as a director. Since December 1999, Mr. Schumann has served as, and he continues to be, Senior Vice President and Chief Financial Officer of FMC Corporation. After the distribution, Mr. Schumann will no longer serve FMC Corporation in any capacity. Mr. Schumann joined FMC Corporation in 1981 as Director of Pension Investments. Since then, he has served in a variety of finance and line roles at FMC Corporation, including Director of Investor Relations from 1985 to 1987, Treasurer from 1987 to 1990, General Manager of Agricultural Products from 1995 to 1998, and Vice President of Corporate Development from 1998 to 1999. Mr. Schumann serves on the Board of Directors of Great Lakes Advisors, Inc. and is a Trustee of Feltre School.

      MIKE R. BOWLIN has been nominated to serve as one of our directors effective upon the completion of this offering. From 1995 to April 2000, he was Chairman of Atlantic Richfield Company's Board of Directors. Mr. Bowlin was Chief Executive Officer of ARCO from 1994 to April 2000. He was a member of ARCO's Board of Directors since 1992. Mr. Bowlin joined ARCO in 1969 as a human resources representative and he held several human resources and management positions over the next few years in various ARCO operations. He became President of ARCO Coal Company in 1985 and served until 1987 when he became Senior Vice President of International Oil and Gas Acquisitions. Mr. Bowlin served as Senior Vice President and President of ARCO International Oil and Gas Company from 1987 to 1992 and from 1992 to 1993, he served as Executive Vice President of ARCO. Mr. Bowlin is a director of Wells Fargo & Company and Edwards Lifesciences Corporation. He is a Trustee of the Los Angeles World Affairs Council and of the California Institute of Technology. Mr. Bowlin is a member of the World Economic Forum. Mr. Bowlin is a former Chairman of the Board of the American Petroleum Institute and the California Business Roundtable and a former member of the Business Council and the National Petroleum Council. He is a member of the Board of Visitors of the M.D. Anderson Cancer Center, the Claremont Graduate School's Center for Politics and Economics and the National Council of the House Ear Institute. Mr. Bowlin is also a director of the University of North Texas Foundation and the Autry Museum of Western Heritage.

      B. A. BRIDGEWATER, JR. has been nominated to serve as one of our directors effective upon the completion of this offering. Since 1979, Mr. Bridgewater has served as, and he continues to be, a director of FMC Corporation. After the distribution, Mr. Bridgewater will no longer serve FMC Corporation in any capacity. He held the following positions at Brown Group,
Inc.: President, 1979 to 1989 and again from 1990 to 1999; Chief Executive Officer, 1982 to 1999; and Chairman of the Board of Directors, 1985 to 1999. Brown Group is a diversified marketer and retailer of footwear. From 1975 to 1979, he was Executive Vice President of Baxter Travenol Laboratories. From 1964 to 1975, Mr. Bridgewater was associated with McKinsey & Company Inc., as a Director from 1972 to 1975. He also served as Associate Director of National Security and International Affairs in the Office of Management and Budget in the Executive Office of the President of the United States. He is currently a director of EEX Corporation (Houston, TX); and a trustee of Mitretek Systems (McLean, VA); and Washington University (St. Louis, MO). He is an Advisory Director of Schroder Venture Partners, LLC (New York, NY).

      ASBJORN LARSEN has been nominated to serve as one of our directors effective upon the completion of this offering. Since 1999, Mr. Larsen has served as, and he continues to be, a director of FMC Corporation. After the distribution, Mr. Larsen will no longer serve FMC Corporation in any capacity. He became President and Chief Executive Officer of Saga Petroleum ASA in January 1979, which merged with Sagapart a.s. (limited) on January 1, 1980. He retired on May 15, 1998. He served as President of Sagapart a.s. (limited) in 1973 and from 1976 as Vice President (Economy and Finance) of Saga Petroleum. He was manager of the Norwegian Shipowners' Association from 1966 to 1973 and prior to that held different positions in the Ministry of Foreign Affairs and abroad in the Norwegian Diplomatic Service. He is currently Chairman of the Board of Belships ASA and Vice Chairman of the Board of Saga Fjordbase AS. Mr. Larsen is also a member of the Board of Den norske Bank Holding ASA and Chairman of its Audit Committee, and he is a member of the Boards of DSND Sondenfjeldske ASA, Filadelfia AS, the Norwegian Cancer Hospital, Selvaag Gruppen AS and the Tom Wilhelmsen Foundation.

      EDWARD J. MOONEY has been nominated to serve as one of our directors effective upon the completion of this offering. Since 1997, Mr. Mooney has served as, and he continues to be, a director of FMC Corporation. Since March 2000 until his retirement in March 2001, Mr. Mooney has served as Delegue General-North America, Suez Lyonnaise des Eaux. He was Chairman and Chief Executive Officer of Nalco Chemical Company from 1994 to 2000. Mr. Mooney serves as a director of The Northern Trust Company.

      WILLIAM F. REILLY has been nominated to serve as one of our directors effective upon the completion of this offering. Since 1992, Mr. Reilly has served as, and he continues to be, a director of FMC Corporation. Mr. Reilly is the Founder of PRIMEDIA Inc. and a Founding Partner of Aurelian Communications. He served as Chairman and Chief Executive Officer of PRIMEDIA from February 1990 to 1999. From 1980 to 1990, he was with Macmillan, Inc., where he served as President and Chief Operating Officer since 1981. Prior to that, he was with
W. R. Grace beginning in 1964, serving as Assistant to the Chairman from 1969 to 1971 and serving successfully from 1971 to 1980 as President and Chief Executive Officer of its Textile, Sporting Goods and Home Center Divisions. Mr. Reilly serves on the Board of Trustees of The University of Notre Dame and the Board of Directors of Barnes & Noble.com, Citymeals-on-Wheels and WNET, the public television station serving the New York area.

      JAMES M. RINGLER has been nominated to serve as one of our directors effective upon the completion of this offering. Mr. Ringler is Vice Chairman of Illinois Tool Works Inc. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International Inc. which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries' Major Appliance Group, and from 1982 to 1986 he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. He serves on the Board of Directors of the Dow Chemical Company, National Association of Manufacturers, Evanston Northwestern Hospital and The Lyric Opera of Chicago. He is a Trustee of the Manufacturer's Alliance for Productivity and Innovation and a National Trustee of the Boys & Girls Clubs of America, Midwest Region.

      JAMES R. THOMPSON has been nominated to serve as one of our directors effective upon the completion of this offering. Since 1991, Governor Thompson has served as, and he continues to be, a director of FMC Corporation. Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until January 14, 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State's Attorney of Cook County. He is a former Chairman of the President's Intelligence Oversight Board and a member of the Board of Directors of the Chicago Board of Trade; Prime Retail, Inc.; Navigant Consulting Group, Inc.; Jefferson Smurfit Group, plc; Prime Group Realty Trust; and Hollinger International, Inc. He serves on the Boards of the Museum of Contemporary Art, The Lyric Opera of Chicago and the Illinois Math & Science Academy Foundation.

      CHARLES H. CANNON, JR. has served as our Vice President since February 16, 2001. Since 1998, Mr. Cannon has served as Vice President and General Manager--FMC FoodTech and Transportation Systems Group. After this offering, Mr. Cannon will no longer serve FMC Corporation in any capacity. Mr. Cannon joined FMC Corporation in 1982 as a Senior Business Planner in the Corporate Development Department. He became Division Manager of FMC Corporation's Citrus Machinery Division in 1989, Division Manager of its Food Processing Systems Division in 1992 and Vice President and General Manager of FMC FoodTech in 1994. Mr. Cannon serves on the Boards of Directors of the National Food Processors Association and the Food Machinery Europe Association.

      JEFFREY W. CARR has served as our Vice President and General Counsel since April 20, 2001. Since May 1997, Mr. Carr has served as Associate General Counsel for the Energy Systems Group of FMC Corporation. After the distribution, Mr. Carr will no longer serve FMC Corporation in any capacity. Mr. Carr joined FMC Corporation in 1993 as International Counsel in Philadelphia. Prior to joining FMC Corporation, Mr. Carr was a founder, Director and the General Counsel of International Advisory Services Group, Ltd. in Washington, D.C. He began his legal career in 1982 with the Washington, D.C. office of Cadwalader Wickersham & Taft, served as a judicial law clerk to the Honorable Murray M. Schwartz (U.S. Dist. Ct. Del.) and later practiced international trade law as an associate with the law firms of Wald Harkrader & Ross and Willkie Farr & Gallagher.

      PETER D. KINNEAR has served as our Vice President since February 16, 2001. Since February 2000, Mr. Kinnear has served as Vice President of FMC Corporation. After this offering, Mr. Kinnear will no longer serve FMC Corporation in any capacity. Mr. Kinnear joined FMC Corporation in 1971 as a Planning Assistant for FMC Corporation's Machinery Group, and held several management positions over the years. He became Division Manager of FMC Corporation's Fluid Control Division in 1985, Division Manager of its Wellhead Equipment Division in 1992 and General Manager of its Petroleum Equipment and Systems Division in 1994. Mr. Kinnear is a former chairman and currently serves on the Board of Directors of the Petroleum Equipment Suppliers Association. He also serves on the Boards of Directors of the National Ocean Industries Association, the Ocean Energy Center and Spindletop, an oil-related organization in Houston.

      ROBERT L. POTTER has served as our Vice President since February 16, 2001. Since 1995, Mr. Potter has served as Division President of the Energy Transportation and Measurement Division of FMC Corporation. After this offering, Mr. Potter will no longer serve FMC Corporation in any capacity.
Mr. Potter joined FMC Corporation in 1973 as a Sales Representative for FMC Corporation's Wellhead Equipment Division and held several sales management positions over the years. He was named Operations Manager for the Houston plant of FMC Corporation's Wellhead Equipment Division in 1988. Mr. Potter became Manager of the Western Region and of FMC Corporation's Wellhead Equipment Division in 1990 and Division Manager of its Fluid Control Division in 1992. He serves on the Board of Directors of the Gateway Foundation in Texas.

      RONALD D. MAMBU has served as our Vice President and Controller since February 23, 2001. Since September 1995, Mr. Mambu has served as, and continues to be, Vice President and Controller of FMC Corporation. After the distribution, Mr. Mambu will no longer serve FMC Corporation in any capacity. Mr. Mambu was Director of Financial Planning of FMC Corporation from 1994 until his appointment as Controller. Mr. Mambu joined FMC Corporation in 1974 as a financial manager in Philadelphia. Since then, he has served in a variety of finance and line roles at FMC Corporation, including Controller of its former Food and Pharmaceutical Products Division from 1977 to 1982, Controller of Machinery Europe Division from 1982 to 1984, Controller of Agricultural Products Group from 1984 to 1987, Director of Financial Control from 1987 to 1993 and Director of Strategic Planning from 1993 to 1994.

      STEPHANIE K. KUSHNER has served as our Vice President and Treasurer since February 23, 2001. Since February 1999, Ms. Kushner has served as, and continues to be, Vice President and Treasurer of FMC Corporation. After the distribution, Ms. Kushner will no longer serve FMC Corporation in any capacity. She was Director of Financial Planning of FMC Corporation from 1997 to 1999. Ms. Kushner joined FMC Corporation in 1989 as Vice President of Finance and Chief Financial Officer of FMC Gold Company, a subsidiary of FMC Corporation. She became Group Financial Director for FMC Corporation's businesses in the U.K. and Division Controller for its former Process Additives Division in 1992. Prior to joining FMC Corporation, Ms. Kushner was Director of Financial Planning and Analysis for Homestake Gold Company, a gold mining company based in San Francisco. She began her financial career with Amoco Corporation, holding positions of increasing responsibility in its Chemicals, International Oil and Minerals Divisions. Ms. Kushner serves on the Board of Directors of Hydro One, a Canadian utility.

      MICHAEL W. MURRAY has served as our Vice President--Human Resources since February 16, 2001. Since 1995, Mr. Murray has served as, and continues to be, Vice President--Human Resources of FMC Corporation. After the distribution,
Mr. Murray will no longer serve FMC Corporation in any capacity. Mr. Murray joined FMC Corporation in 1972 as a personnel assistant in New York. He became Industrial Relations Manager for FMC Corporation's Fiber Division in 1974. Subsequently, Mr. Murray served as Human Resources Manager for FMC Corporation's Bayport Chemical Plant and Compensations and Benefits Manager for its Agricultural Chemicals Group, Defense Systems Group and Chemical Products Group, consecutively. He became Human Resources Director for FMC Europe N.V. in 1992. He serves on the Board of Directors of Junior Achievement of Chicago and the Human Resources Institute.

BOARD STRUCTURE

      Immediately before the closing of this offering, our directors will be divided into three classes serving staggered three-year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. Class I's term will expire at the 2002 annual meeting of our stockholders, Class II's term will expire at the 2003 annual meeting of our stockholders, and Class III's term will expire at the 2004 annual meeting of our stockholders. Our classified board could have the effect of increasing the length of time necessary to change the composition of a majority of our Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

    COMMITTEES

      Our Board of Directors is expected to have the following two committees: an audit committee and a compensation and organization committee. The functions of a nominating committee will be performed by our Board of Directors. The membership and function of each committee are described below.

      Audit Committee. Our audit committee, which will be composed solely of independent directors, as determined in accordance with the rules of the New York Stock Exchange, will assist our Board of Directors in fulfilling its responsibilities to oversee our accounting, auditing and financial reporting practices, internal control policies and procedures and corporate compliance policies. The committee will:

    . recommend to our Board of Directors the selection of our independent auditors;

    . review our annual and quarterly financial statements and discuss them with our auditors and our internal financial staff prior to their submission to our Board of Directors;

    . review the independence of the independent accountants conducting the audit;

    . review the effectiveness and scope of the activities provided by the independent accountants and our internal audit program;

    . discuss with our management and the auditors our accounting system and related systems of internal control;

    .  review our compliance programs;

    . consult, as it deems necessary, with the independent accountants, internal auditors and our internal financial staff; and

    . review the effectiveness and adequacy of our financial organization and internal control, significant changes in our accounting policies, U.S. Federal income tax issues and related reserves and potential significant litigation.

      Members. We expect that the audit committee will have the following members: Messrs. Reilly (Chair), Larsen and Ringler. All of the members of the audit committee will be "Independent" as defined in the listing requirements for the New York Stock Exchange.

      Compensation and Organization Committee. Our compensation and organization committee, which will be composed of non-employee directors, will:

    . review and approve compensation policies and practices for our top executives;

    . establish the total compensation for our Chief Executive Officer and President;

    .  review and approve major changes in our employee benefit plans;

    .  review short- and long-term incentive plans and equity grants;

    . review significant organizational changes and management succession planning; and

    . recommend to our Board of Directors candidates for executive officer positions at our company.

      Members. We expect that the compensation and organization committee will have the following members: Messrs. Bridgewater (Chair), Mooney, Thompson and Bowlin.

BOARD OF DIRECTORS' COMPENSATION AND RELATIONSHIPS

    COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

      Effective as of May 1, 2001, as a part of the FMC Technologies, Inc. Incentive Compensation and Stock Plan, we adopted a compensation plan for non-employee directors that replicates in all material respects the FMC Corporation Compensation Plan for Non-Employee Directors.

      Retainer and Other Fees. Under this plan, each director who is not also an officer of our company or FMC Corporation will be paid as of the time of this offering $40,000 as an annual retainer. At least $25,000 of this annual retainer fee will be paid in deferred units representing our common stock at a price equal to the offering price per share in this offering with an initial value equal to the deferred amount. The remainder will be paid in quarterly installments in cash or, at the election of the non-employee director, may be deferred and invested in a stock account that will be credited with units representing our common stock at the fair market value of our common stock on the date of that election with an initial value equal to the deferred amount. Each non-employee director will also receive $1,000 for each Board of Directors' meeting and Board of Directors' committee meeting attended, and will be reimbursed for reasonable incidental expenses. Each non-officer director who chairs a committee will be paid an additional $4,000 per year.

      Options. Under the compensation plan for non-employee directors, we will grant to each non-employee director at the time of this offering an option to purchase a number of shares of our common stock designed to have an approximate present value of $24,000 with an exercise price equal to the offering price per share in this offering. The options will have a ten-year life and will become exercisable approximately one year after the date of grant.

    OTHER COMPENSATION

      Officers of our company and of FMC Corporation will not receive any additional compensation for their service as our directors. No other remuneration is paid to our board members in their capacity as directors. Except as specified above, directors who are not our employees do not participate in our employee benefit plans.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Governor Thompson is Chairman of the law firm of Winston & Strawn, which provides legal services to FMC Corporation. In addition, we did business in 2000 with certain organizations where our directors and director nominees now serve, or during 2000 did serve, as officers or directors. In no case have the amounts involved been material in relation to our business or, to the knowledge and belief of our management, to the business of the other organizations or to the individuals concerned. These transactions were on terms no less favorable to us than were reasonably available from unrelated third parties.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      All of our common stock is currently owned by FMC Corporation, and thus none of our present or future officers or directors currently own any shares of our common stock. Our officers and directors will receive shares of our common stock in the distribution in respect of any shares of FMC Corporation common stock that they hold on the record date of the distribution. In addition, FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors will be replaced immediately after the closing of this offering with a grant of our restricted stock, and a portion of the FMC Corporation restricted stock granted to our remaining directors will be replaced as of the date of the distribution with grants of our restricted stock. All FMC Corporation options held by our employees and a portion of the FMC Corporation options held by our directors will be replaced as of the date of the distribution with comparable options to purchase shares of our common stock.

      The following table sets forth the FMC Corporation common stock and options to purchase FMC Corporation common stock held by our directors and executive officers as of December 31, 2000.

                                     SHARES OF FMC CORPORATION
                                           COMMON STOCK
NAME                                  BENEFICIALLY OWNED (1)   PERCENT OF CLASS
----                                 ------------------------- ----------------
Mike R. Bowlin.....................                --                 *
B. A. Bridgewater, Jr..............             11,912                *
Robert N. Burt.....................            481,560              1.58%
Asbjorn Larsen.....................              3,557                *
Edward J. Mooney...................              5,475                *
Joseph H. Netherland...............            144,705                *
William F. Reilly..................             20,773                *
James M. Ringler...................                --                 *
William H. Schumann III............             74,196                *
James R. Thompson..................              8,339                *
Charles H. Cannon, Jr..............             75,850                *
Michael W. Murray..................             51,351                *
Peter D. Kinnear...................             34,070                *

All directors and executive
 officers as a group (17 persons)..          1,001,816               3.27%

--------
*  Indicates less than 1% of FMC Corporation outstanding common stock.

(1) Shares "beneficially owned" include: (a) shares of FMC Corporation common stock owned by the individual, (b) shares of FMC Corporation common stock held by the FMC Corporation Savings and Investment Plan for the account of the individual as of December 31, 2000, (c) FMC Corporation restricted stock granted to the individual, and (d) shares of FMC Corporation common stock subject to FMC Corporation options that are exercisable within 60 days. Shares of FMC Corporation common stock included in clause (d) in the aggregate are 3,300 shares for Mr. Bridgewater, 373,400 shares for Mr. Burt, 1,500 shares for Mr. Larsen, 2,400 shares for Mr. Mooney, 107,900 shares for Mr. Netherland, 3,300 shares for Mr. Reilly, 56,500 shares for Mr. Schumann, 3,300 shares for Mr. Thompson, 47,400 shares for Mr. Cannon, 33,400 shares for Mr. Murray, 14,600 shares for Mr. Kinnear, and 689,700 shares for all directors and executive officers as a group.

EXECUTIVE COMPENSATION

      The following table contains compensation information for our Chairman, our Chief Executive Officer and President and four of our other executive officers who, based on employment with FMC Corporation and its subsidiaries, were the most highly compensated for the year ended December 31, 2000. All of the information included in this table reflects compensation earned by the individuals for services with FMC Corporation and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION
                                                   ----------------------------------
                               ANNUAL COMPENSATION         AWARDS           PAYOUTS
                               ------------------- ----------------------- ----------
                                                   RESTRICTED  NUMBER OF                  ALL
NAME AND PRINCIPAL                                   STOCK     SECURITIES     LTIP       OTHER
FMC TECHNOLOGIES                                     AWARD     UNDERLYING   PAYOUTS   COMPENSATION
POSITION                  YEAR  SALARY  BONUS (1)    (2)(3)   OPTIONS/SARS   (1)(2)       (4)
------------------        ---- -------- ---------- ---------- ------------ ---------- ------------
Robert N. Burt..........  2000 $928,175 $1,439,042  $535,669     49,700    $      --    $193,655(5)
 Chairman                 1999  883,986    371,275   106,059     76,320     1,087,304     94,007
                          1998  841,890    400,021    44,822     63,600       451,078     79,007

Joseph H. Netherland....  2000  583,533    735,076   350,438     32,500           --     140,222(5)
 Chief Executive Officer  1999  530,828    187,341   337,767     40,000       596,632    106,797
 and President            1998  465,388    141,579   765,015     21,000       681,784    522,738(5)

William H. Schumann
 III....................  2000  372,294    352,339   140,175     12,700           --      34,244
 Senior Vice President    1999  309,948    104,607   294,875     13,800       199,359    100,703(5)
 and
 Chief Financial Officer  1998  277,716     34,437       --      11,500           --      13,207

Charles H. Cannon, Jr...  2000  333,930    174,946   650,206     10,600           --      35,391
 Vice President           1999  303,093     67,893    33,767     13,800       346,142    193,713(5)
                          1998  276,432     61,921    19,040     10,100       191,518    226,522(5)

Michael W. Murray.......  2000  261,837    224,526   409,050      5,900           --      25,045
 Vice President--Human    1999  248,763     69,653       --       9,000       149,258     17,733
 Resources                1998  234,742     61,033       --       7,500        19,555     11,582

Peter D. Kinnear........  2000  277,862    129,429    75,094      6,600           --      33,511
 Vice President           1999  250,788     54,170   465,720        --        293,422     38,566
                          1998  234,990     52,638       --       3,400       474,034     20,367

--------
(1) Beginning in 2000, the FMC Corporation incentive plan provided for annual bonuses to be paid based on performance against specified objectives for individual and overall corporation results. Previously, the incentive plan provided for bonuses to be paid based upon individual performance and for FMC Corporation's achievement of specified objectives during multi-year periods that commenced annually. The amount of the long-term incentive payouts was not determined until the applicable performance period ended. Prior to 2000, payouts were made in cash and/or FMC Corporation common stock, including grants of FMC Corporation restricted stock. Beginning in 2000, payouts were made in cash.
(2) As of December 31, 2000, the six officers listed in the table held grants of FMC Corporation restricted stock with a value based on the closing market price per share of FMC Corporation common stock on December 29, 2000, the last trading day of the year, as follows: Mr. Burt, 33,983 shares at $2,436,156; Mr. Netherland, 34,654 shares at $2,484,259; Mr. Schumann, 9,800 shares at $702,538; Mr. Cannon, 23,743 shares at $1,702,076; Mr.
    Murray, 10,898 shares at $781,250; and Mr. Kinnear, 9,340 shares at $669,561. Dividends will not be paid on FMC Corporation restricted stock unless FMC Corporation pays dividends on all of its common stock.
(3) Prior to 2000, officers had the option to take a portion of the long-term payout subject to a three-year restriction on resale. As a result, each becomes eligible for an additional 20% payout in the form of shares of FMC Corporation common stock. These additional shares are included in the Restricted Stock Award Column for 2000, 1999 and 1998 at market value as of the date of grant. This amount will be forfeited if the executive terminates voluntarily prior to the end of the applicable three-year period.
(4) Includes annual FMC Corporation matching contributions to its qualified and non-qualified savings plans.
(5) These amounts include a payment of $51,522 for Mr. Burt for personal use of FMC Corporation's aircraft in 2000; payments of $44,749 and $460,423 to Mr. Netherland for relocation expenses in 2000 and 1998, respectively; a payment of $83,480 to Mr. Schumann for relocation expenses in 1999; and payments of $157,458 and $136,599 for expatriate allowances in 1999 and 1998, respectively, and a relocation gross-up of $62,845 in 1998 for Mr. Cannon.

OPTION GRANTS OF FMC CORPORATION COMMON STOCK TO EXECUTIVE OFFICERS

      The following table discloses information regarding stock options granted in fiscal year 2000 to the executive officers named in the summary compensation table with respect to shares of FMC Corporation common stock. These options were granted under the FMC 1995 Stock Option Plan. FMC Corporation did not grant stock appreciation rights under any plan during 2000.

                          NUMBER OF     PERCENT
                          SECURITIES      OF
                          UNDERLYING TOTAL OPTIONS
                           OPTIONS      GRANTED    EXERCISE OR                  GRANT DATE
                          GRANTED IN TO EMPLOYEES  BASE PRICE                  PRESENT VALUE
NAME                         2000       IN 2000     PER SHARE  EXPIRATION DATE    (1)(2)
----                      ---------- ------------- ----------- --------------- -------------
Robert N. Burt..........    49,700       24.9%       $50.56        2/10/10      $1,407,504
Joseph H. Netherland....    32,500       16.3         50.56        2/10/10         920,400
William H. Schumann
 III....................    12,700        6.4         50.56        2/10/10         359,664
Charles H. Cannon, Jr...    10,600        5.3         50.56        2/10/10         300,192
Michael W. Murray.......     5,900        3.0         50.56        2/10/10         167,088
Peter D. Kinnear........     6,600        3.3         50.56        2/10/10         186,912

--------
(1) We used the Black-Scholes option pricing model to value these options as of February 10, 2000, the date of the grant. The model assumed: an option term of 10 years; an interest rate of 6.52% that represents the interest rate on a long-term U.S. Treasury security; an assumed annual volatility of underlying stock of 28.86%, and no dividends being paid. FMC Corporation made no assumptions regarding restrictions on vesting or the likelihood of vesting.
(2) The ultimate values of the options will depend on the future market price of FMC Corporation common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an option holder will realize when exercising an option will depend on the excess of the market price of FMC Corporation's common stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

      The following table discloses information regarding the aggregate number of FMC Corporation options that the executive officers named in the summary compensation table exercised in fiscal year 2000 and the value of remaining FMC Corporation options held by those executives on December 31, 2000.

                                                       NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                           NUMBER OF                  UNDERLYING UNEXERCISED       THE-MONEY OPTIONS
                            SHARES                      OPTIONS AT 12/31/00         AT 12/31/00 (1)
                          ACQUIRED ON                ------------------------- -------------------------
NAME                       EXERCISE   VALUE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                      ----------- -------------- ------------------------- -------------------------
Robert N. Burt..........      --           --             309,800/189,620        $5,646,150/2,973,933
Joseph H. Netherland....      --           --              86,900/ 93,500         1,723,928/1,672,545
William H. Schumann
 III....................      --           --              45,000/ 38,000           694,978/  616,203
Charles H. Cannon, Jr...      --           --              37,300/ 34,500           652,550/  569,181
Michael W. Murray.......      --           --              25,900/ 22,400           402,222/  351,452
Peter D. Kinnear........      --           --              11,200/ 10,000           113,832/  145,646

--------
(1) The closing price per share of FMC Corporation's common stock at December 29, 2000, the last trading day of 2000, was $71.69.

RETIREMENT PLANS

      Our employees participated in the FMC Corporation Employees' Retirement Program, a qualified defined benefit pension plan through April 30, 2001. On May 1, 2001, we adopted a qualified defined benefit pension plan that replicates in all material respects the FMC Corporation Employees' Retirement Program. We also adopted a non-contributory supplemental defined benefit pension plan that replicates in all material respects the FMC Corporation Salaried Employees' Equivalent Retirement Plan, a supplemental defined benefit pension plan. The following individuals are participants in both our qualified and supplemental defined benefit pension plans: Messrs. Netherland, Schumann, Cannon, Murray and Kinnear.

      The following table shows the estimated annual retirement benefits under our qualified and supplemental defined benefit pension plans payable upon retirement at age 65, which is the normal retirement age under the plans, based upon the plans' formulae as of 2001 at various levels of salary and years of service. Our pension plans replicate in all material respects the current FMC Corporation qualified and supplemental pension plans, and our pension plans grant full credit for service with FMC Corporation with regard to all matters, including, without limitation, benefit calculation and vesting.

                               PENSION PLAN TABLE

                                   ESTIMATED ANNUAL RETIREMENT BENEFITS
                                      FOR YEARS OF SERVICE INDICATED
                         ---------------------------------------------------------
FINAL AVERAGE EARNINGS   15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS 40 YEARS
----------------------   -------- -------- -------- -------- -------- --------
$  150,000.............. $ 30,959 $ 41,279 $ 51,599 $ 61,918 $ 72,238 $ 83,488
   250,000..............   53,459   71,279   89,099  106,918  124,738  143,488
   350,000..............   75,959  101,279  126,599  151,918  177,238  203,488
   450,000..............   98,459  131,279  164,099  196,918  229,738  263,488
   550,000..............  120,959  161,279  201,599  241,918  282,238  323,488
   650,000..............  143,459  191,279  239,099  286,918  334,738  383,488
   900,000..............  199,709  266,279  332,849  399,418  465,988  533,488
 1,150,000..............  255,959  341,279  426,599  511,918  597,238  683,488
 1,300,000..............  289,709  386,279  482,849  579,418  675,988  773,488
 1,450,000..............  323,459  431,279  539,099  646,918  754,738  863,488

--------
(1) Benefits shown are total qualified plus nonqualified pension benefits.

(2) Social Security Covered Compensation for a participant retiring at age 65 in 2001 is $37,212.

(3) "Final Average Earnings" in the table means the average of covered compensation for the highest 60 consecutive calendar months out of the 120 calendar months immediately before retirement. Covered compensation includes salary, bonus and LTIP payout amounts as reflected in the Summary Compensation Table.

(4) At February 1, 2001, Messrs. Burt, Netherland, Schumann, Cannon, Murray and Kinnear had, respectively, 27, 27, 19, 18, 28 and 29 years of credited service under the FMC Corporation pension plan and its supplements.

(5) Applicable benefits for employees whose years of service and earnings differ from those shown in the table are equal to (A + B) times C where:
    (A) equals 1% of allowable Social Security covered compensation ($37,212 for a participant retiring at age 65 in 2000) times years of credited service (up to a maximum of 35 years) plus 1.5% of the difference between Final Average Earnings and allowable Social Security compensation times years of credited service (up to a maximum of 35 years); (B) equals 1.5% of Final Average Earnings times years of credited service in excess of 35 years; and (C) equals the ratio of credited service at termination to credited service projected to age 65.

(6) The amounts shown will not be reduced by Social Security benefits or other offsets. As the Internal Revenue Code limits the annual benefits that may be paid from a tax-qualified retirement plan, we have adopted permitted supplemental arrangements to maintain total benefits during retirement at the levels shown in the table.

TREATMENT OF FMC CORPORATION OPTIONS

      As of the distribution, we intend to replace all of the FMC Corporation options held by our employees and our non-employee directors, other than directors who will remain directors of FMC Corporation after the distribution, with options to purchase shares of our common stock that will be issued pursuant to our stock plan. We expect that directors who will remain directors of FMC Corporation after the distribution will have the option to have up to one-half of their FMC Corporation options replaced with options to purchase shares of our common stock. As of May 17, 2001, our directors and employees held options to purchase 918,790 shares of FMC Corporation common stock at a weighted average exercise price per share of $51.82. The closing price per share of FMC Corporation common stock on May 17, 2001 was $77.24. We also intend to replace all of the FMC Corporation options held by employees of FMC Corporation whom we hire after the distribution with options to purchase our common stock. The number of shares of common stock underlying, and the exercise price of, these replacement options will be based on the closing price per share of our common stock and of FMC Corporation common stock on the date of the distribution, or, with respect to options replaced after the distribution date, as of the trading day immediately preceding the date we hire that employee. The replacement options to purchase shares of our common stock are expected to have the same vesting provisions and exercise periods as the FMC Corporation options had immediately before the date of distribution.

TREATMENT OF FMC CORPORATION RESTRICTED STOCK

      As of May 17, 2001, our employees and the Chairman of our Board of Directors had been granted 317,722 shares of FMC Corporation restricted stock. The closing price per share of FMC Corporation common stock on May 17, 2001 was $77.24. Immediately after the closing of this offering, we intend to replace all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors with grants of our restricted stock under our stock plan. As of the distribution date, we intend to replace all FMC Corporation restricted stock granted to our non-employee directors, other than directors who will remain directors of FMC Corporation after the distribution, and all FMC Corporation restricted stock granted to employees of FMC Corporation whom we hire as of the distribution date, with grants of our restricted stock under our stock plan. We expect that our non-employee directors who will remain directors of FMC Corporation after the distribution, other than the Chairman of our Board of Directors, will have the option to have up to one-half of their FMC Corporation restricted stock replaced with our restricted stock in connection with the distribution. As of May 17, 2001, our non-employee directors had been granted 5,875 shares of FMC Corporation restricted stock, of which 3,737 shares will be eligible to be replaced by our restricted stock. The grants of our restricted stock made under our stock plan to employees and to the Chairman of our Board of Directors in connection with this offering will be based on the offering price per share of our common stock in this offering and the closing price per share of FMC Corporation common stock on the trading day immediately preceding the closing date of this offering. The grants of our restricted stock made under our stock plan to non-employee directors and to employees in connection with the distribution will be based on the closing price per share of our common stock and of FMC Corporation common stock on the date of distribution. In addition, we intend to replace all FMC Corporation restricted stock granted to employees of FMC Corporation whom we hire after the distribution with grants of our restricted stock. The grants of our restricted stock made after the distribution will be based on the closing price per share of our common stock and of FMC Corporation common stock on the trading date immediately preceding the date we hire that employee. The replacement restricted stock is expected to have the same vesting provisions as the FMC Corporation restricted stock, and, like the FMC Corporation restricted stock, no shares of common stock will be issued with respect to our restricted stock until that restricted stock vests.

INCENTIVE PLANS

THE STOCK PLAN

      Effective as of May 1, 2001, we adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan. The stock plan is designed to promote our success and enhance our value by linking the interests of certain of our officers, employees, directors and consultants to those of our stockholders and by providing participants with an incentive for outstanding performance. This plan is further intended to provide flexibility in its ability to motivate, attract and retain officers, employees, directors and consultants upon whose judgment, interest and special efforts our business is largely dependent. The description below summarizes the material terms of this plan.

      Persons Eligible for Grants. Our officers, employees, directors and consultants, and officers, employees, directors and consultants of our subsidiaries and affiliates are eligible to participate in this plan.

      At the time of this offering, we expect to grant to certain officers, employees and directors options to purchase shares of common stock under the plan at an exercise price equal to the initial public offering price. We will grant options to purchase an aggregate of 2,250,000 shares, and it is expected that Messrs. Burt, Netherland, Schumann, Cannon, Murray and Kinnear will be granted options to purchase 100,000, 660,000, 162,000, 148,500, 94,500 and
148,500 shares, respectively. We expect that these options will vest and become exercisable on the first business day of the third calendar year following the calendar year of the grant. Generally, unvested options will expire at the time of the participant's termination of employment. In lieu of granting some of these options, we reserve the right to grant an equivalent amount of our restricted stock.

      Administration. The plan is administered by the compensation and organization committee of our Board of Directors. Any authority granted to our compensation and organization committee is also vested in our full Board of Directors. The plan provides for the grant of both non-qualified and incentive stock options, incentive awards, stock appreciation rights, restricted stock, performance units, and other equity-based awards.

      Authorized Shares. The aggregate number of shares of common stock that may be delivered under the plan is limited to 12,000,000 shares. The plan provides for a maximum annual stock award of 8,000,000 shares of common stock for incentive awards, restricted stock and performance units. The plan will also provide for a maximum aggregate amount with respect to each incentive award, award of performance units or award of restricted stock that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant of 1,200,000 shares of our common stock, or the dollar equivalent of 1,200,000 shares of common stock. The aggregate number of shares may be adjusted by our compensation and organization committee in the event of certain corporate events or transactions, including, but not limited to, stock splits, mergers, consolidations, separations, including spin-off or other distribution of stock or property of our company, reorganization, or liquidation, whether or not such transaction results in a change in the number of shares of our outstanding common stock.

      Term. The term of options to be granted under the plan may not exceed 10 years. Our compensation and organization committee will provide vesting schedules and any other applicable restrictions in each award agreement.

      Exercise. Options under the plan will have an exercise price equal to the fair market value of the common stock on the date of grant or, in the case of options granted at the time of this offering, equal to the initial public offering price. A participant exercising an option may pay the exercise price by check or, if approved by our compensation and organization committee, with previously acquired shares of our common stock or in a combination of cash and our common stock. Our compensation and organization committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer.

      Other Awards. We may grant incentive awards which may be subject to performance- or service-based goals and that may be payable in cash, our common stock, restricted stock or a combination of cash, common stock or restricted stock. We may grant stock appreciation rights under the stock plan either in tandem with options, or as stand-alone awards. Tandem stock appreciation rights will be subject to the same vesting terms as the options to which they relate. The stock appreciation rights will permit a participant to receive cash or shares of our common stock, or a combination thereof, as determined by our compensation and organization committee. The amount of cash or the value of the shares to be received by a participant will be equal to the excess of the fair market value of a share of our common stock on the date of exercise over the stock appreciation right exercise price, multiplied by the number of shares with respect to which the stock appreciation right is exercised. We may grant restricted stock that may be subject to performance- and/or

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service-based goals upon which restrictions will lapse. Additionally, we may grant performance units that may be subject to performance- and/or service-based restrictions. These performance units will be payable in cash or shares of our common stock or a combination of the two as determined by our compensation and organization committee. We may also grant dividend and interest equivalents with respect to awards and other awards based on the value of our common stock.

      Transferability of Options and Stock Appreciation Rights. Options and stock appreciation rights will be nontransferable other than by will or the laws of descent and distribution or, at the discretion of our compensation and organization committee, under a written beneficiary designation and, in the case of a nonqualified option, in connection with a gift to members of the holder's immediate family. The gift may be made directly or indirectly or by means of a trust or partnership or limited liability company and, during the participant's lifetime, may be exercised only by the participant, any such permitted transferee or a guardian, legal representative or beneficiary.

      Change in Control. In the event we undergo a Change in Control, any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, restrictions on restricted stock will lapse and performance units will be deemed earned. A Change in Control of our company means generally:

    . the acquisition by a person of an amount of common stock from any source, including FMC Corporation, representing at least 20% of our outstanding common stock or voting securities;

    . a change in the majority of the members of our Board of Directors, unless approved by the incumbent directors;

    . the completion of specified mergers, business combinations or asset purchases or sales, unless after the transaction (a) our stockholders prior to the transaction own more than 60% of the resulting entity,
       (b) members of our Board of Directors before the transaction constitute a majority of the Board of Directors of the resulting entity, and (c) no person owns 20% or more of our outstanding common stock or voting securities;

    . approval by our stockholders of a liquidation or dissolution of our company; or

    . a Change in Control of FMC Corporation, as defined in the FMC Corporation executive severance plan, if, at the time of its Change in Control, FMC Corporation owns more than 50% of our outstanding common stock. The FMC Corporation executive severance plan definition of a Change in Control of FMC Corporation is substantially similar to our stock plan's definition of a Change in Control of our company.

Neither this offering nor the distribution will constitute a Change in Control.

      Amendments and Termination. Our compensation and organization committee may at any time amend or terminate the stock plan and may amend the terms of any outstanding option or other award, except that no termination or amendment may impair the rights of participants as they relate to outstanding options or awards. No amendment to the stock plan will be made without the approval of our stockholders to increase the number of shares available for issuance, or to change the exercise price of an option after the date of grant, or unless and to the extent such approval is required by law or by stock exchange rule. With respect to any awards granted to an individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the compensation and organization committee may, in its sole discretion, modify the provisions of the stock plan as they pertain to the individual to comply with applicable foreign law, accounting rules or practices.

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

      Our non-employee directors will be entitled to receive stock awards and other compensation for their service. See "--Board of Directors' Compensation and Relationships--Compensation Plan for Non-Employee Directors."

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TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

      The following of our executive officers currently are parties to executive severance agreements under the FMC Corporation Executive Severance Plan that would provide them with benefits in the event of specified terminations of employment following a Change in Control of FMC Corporation:
Messrs. Burt, Netherland, Schumann, Cannon, Murray and Kinnear. After this offering we plan to provide these executives (other than Mr. Burt) with new executive severance agreements that are substantially similar to their existing executive severance agreements with FMC Corporation, and these new executive severance agreements will supercede their existing executive severance agreements with FMC Corporation.

SEVERANCE BENEFITS

      Under the new executive severance agreements, if a Change in Control of our company occurs and if, within two years following that Change in Control, the executive's employment is terminated by us without cause or the executive terminates his or her employment for good reason, then the executive is entitled to benefits from us. In general, these benefits include:

    . a lump sum payment of three times the sum of (a) the executive's salary and (b) the greater of (i) the executive's highest target for any year or (ii) the average of the two actual incentive awards paid for the two plan years immediately preceding the executive's termination;

    . immediate vesting of long-term incentive awards, restricted stock and stock options;

    .  continuation of medical and other benefits for up to three years;

    .  distribution of accrued nonqualified retirement plan benefits; and

    . an additional three years of credited service for purposes of our nonqualified plans.

      We will compensate the executive for any excise tax liability as a result of Change in Control payments from us under the agreement or otherwise. The following officers can receive the above severance benefits if they voluntarily terminate their employment with us during the 30-day period immediately following the first anniversary of a Change in Control: Messrs. Netherland and Schumann.

      Each executive will acknowledge that neither this offering nor the distribution constitutes a Change in Control under his or her executive severance agreement with FMC Corporation, his or her new executive severance agreement with our company or any other plans of FMC Corporation or our company.

      The definition of Change in Control is the same as that in our stock plan. See "--Incentive Plans--The Stock Plan--Change in Control."

DEFINITIONS OF GOOD REASON AND CAUSE

      Under the new executive severance agreements, an executive may terminate for good reason following:

    .  diminution of duties, responsibility, authority, etc.;
    .  relocation of over 50 miles from the executive's primary residence;
    .  reduction in base salary; or
    . material reduction in levels of participation in benefit or incentive plans.

      We may terminate an executive's employment for cause under the new executive severance agreements if the executive:

    . willfully and continually fails to perform his or her duties; . willfully engages in conduct materially injurious to us; or . is convicted of a felony.

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LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

      As permitted by applicable Delaware law, we have included in our Certificate of Incorporation a provision to generally eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. However, this provision does not eliminate or limit liability of a director for a director's breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which a director derived an improper personal benefit and for other specified actions. In addition, our Certificate of Incorporation and Bylaws provide that we are required to indemnify our officers and directors under a number of circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that these indemnification provisions are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be granted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PARTY TRANSACTIONS

      FMC Corporation has historically operated the businesses it will transfer to us in the separation as internal units of FMC Corporation through various divisions and subsidiaries or through investments in unconsolidated affiliates. For a discussion of transactions between FMC Corporation and us, see "Arrangements Between FMC Technologies and FMC Corporation" and Note 18 to the combined financial statements.

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           ARRANGEMENTS BETWEEN FMC TECHNOLOGIES AND FMC CORPORATION

      We have provided below a summary description of the separation and distribution agreement and the key related agreements. This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

SEPARATION AND DISTRIBUTION AGREEMENT

      The separation and distribution agreement contains the key provisions relating to the separation of our businesses from those of FMC Corporation, this offering and FMC Corporation's planned distribution of our common stock. The separation and distribution agreement identifies the assets to be transferred to us by FMC Corporation and the liabilities to be assumed by us from FMC Corporation. The separation and distribution agreement also describes when and how these transfers and assumptions will occur. In addition, we will enter into agreements with FMC Corporation governing various interim and ongoing relationships between FMC Corporation and us following the closing date of this offering. These other agreements include:

    .  the tax sharing agreement;

    .  the employee benefits agreement; and

    .  the transition services agreement.

      FMC Corporation and we will execute the separation and distribution agreement and ancillary agreements before the closing of this offering.

    ASSET TRANSFER

      Prior to the closing of this offering, FMC Corporation will transfer the following assets to us, except as provided in one of the ancillary agreements:

    . all assets reflected on our audited balance sheet as of December 31, 2000 or the accounting records supporting our balance sheet, plus all assets acquired by FMC Corporation between December 31, 2000 and the closing date of this offering that would have been included on our balance sheet as of December 31, 2000 had they been owned on December 31, 2000;

    . all other assets primarily related to our businesses or the former Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems businesses of FMC Corporation;

    .  real property primarily related to our businesses;

    . the subsidiaries, partnerships, joint ventures and other equity interests primarily related to our businesses;

    . our rights under any insurance policies as provided in any ancillary agreements;

    . all computers, desks, furniture, equipment and other assets used primarily by FMC Corporation employees who will become our employees due to the separation;

    . all foreign exchange contracts entered into in connection with our business; and

    .  other assets agreed upon by us and FMC Corporation.

    ASSUMPTION OF LIABILITIES

      Prior to the closing of this offering, we will assume the following liabilities from FMC Corporation, except as provided in one of the ancillary agreements:

    . all liabilities reflected on our audited balance sheet as of December 31, 2000 or the accounting records supporting our balance sheet, plus all liabilities of FMC Corporation incurred or arising between December 31, 2000 and the closing date of this offering that would have been included

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       on our balance sheet as of December 31, 2000 had they arisen or been incurred on December 31, 2000;

    .  all other liabilities primarily related to or arising primarily from
       (a) any asset that is transferred to us pursuant to the separation,
       (b) our current business or (c) specified closed businesses of FMC Corporation's former Energy Systems, FoodTech and Airport Systems businesses, in each case, whether incurred or arising prior to, on or after the closing date of this offering;

    . all liabilities assumed by us under an express provision of the separation and distribution agreement or any ancillary agreement;

    . selected liabilities primarily relating to specified discontinued businesses of FMC Corporation's former Energy Systems, FoodTech and Airport Systems businesses;

    . all liabilities for environmental remediation or other environmental responsibilities primarily related to our business and specified closed businesses of FMC Corporation's Energy Systems, FoodTech and Airport Systems businesses, or all real property transferred to us as part of our assets;

    . all liabilities for products of our business or certain closed businesses of FMC Corporation's former Energy Systems, FoodTech and Airport Systems businesses sold to third parties by us or FMC Corporation;

    . all liabilities relating to us arising under the separation and distribution agreement; and

    .  other liabilities agreed upon by us and FMC Corporation.

    FURTHER ASSURANCES

      The separation and distribution agreement provides that FMC Corporation and we will cooperate to effect any transfers of assets and liabilities that are not completed on the closing date of this offering as promptly following that date as is practicable. Until these transfers can be completed, the party retaining the assets or liabilities to be transferred will act as a custodian and trustee on behalf of the other party with respect to those assets or liabilities. In an effort to place each party, insofar as reasonably possible, in the same position as that party would have been had the transfers occurred at the time contemplated by the separation and distribution agreement, the separation and distribution agreement provides that the benefits derived or expenses incurred from those assets or liabilities will be passed on to the party that would have received the assets or liabilities if the transfers had occurred as contemplated.

    CONDITIONS TO THE SEPARATION AND THIS OFFERING

      The separation and distribution agreement provides that the separation and the completion of this offering are subject to several conditions that must be satisfied, or waived by FMC Corporation, including:

    . the Board of Directors of FMC Corporation shall have given final approval of this offering;

    . the SEC shall have declared effective the registration statement relating to this offering, and no stop order shall be in effect with respect to that registration statement;

    . the actions and filings necessary or appropriate with state securities and blue sky laws and any comparable foreign laws shall have been taken and, where applicable, become effective or been accepted;

    . the New York Stock Exchange shall have accepted for listing the shares of our common stock to be issued in this offering;

    . we shall have entered into the underwriting agreements regarding this offering and the conditions to this offering listed in the underwriting agreement shall have been satisfied or waived;

    . no order by any court or other legal restraint preventing completion of the separation, this offering or the distribution shall be in effect;

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    .  the separation and distribution agreement shall not have been terminated; and

    . all third-party consents and governmental approvals required in connection with the separation and this offering shall have been received, except where failure to obtain these consents or approvals would not have a material adverse effect on either (a) the ability of us and FMC Corporation to complete this separation from FMC Corporation, this offering and the distribution, or (b) the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole.

    CONDITIONS TO THE DISTRIBUTION

      The separation and distribution agreement provides that the distribution is subject to several conditions that must be satisfied, or waived by FMC Corporation, including:

    . the Board of Directors of FMC Corporation shall have given final approval of the distribution;

    . the actions and filings necessary or appropriate with U.S. Federal and state securities and blue sky laws and any comparable foreign laws in connection with the distribution shall have been taken, and, where applicable, become effective or been accepted;

    . the NYSE shall have accepted for listing the shares of our common stock to be issued in the distribution;

    . no order by any court or other legal restraint preventing completion of the separation, this offering or the distribution shall be in effect;

    . FMC Corporation shall have received a favorable private letter ruling from the IRS as to the tax-free nature of the distribution for U.S. Federal income tax purposes;

    . all third-party consents and governmental approvals required in connection with the separation and this offering shall have been received, except where failure to obtain these consents or approvals would not have a material adverse effect on either (a) the ability of us and FMC Corporation to complete the separation, this offering and the distribution, or (b) the business, assets, liabilities, financial condition or results of operations of us and our subsidiaries taken as a whole; and

    . the separation and distribution agreement shall not have been terminated.

    FOREIGN TRANSFERS

      The transfer of international assets and the assumption of international liabilities will be accomplished through agreements among international subsidiaries, as contemplated by the separation and distribution agreement. The separation and distribution agreement acknowledges that circumstances in some jurisdictions outside of the United States may require the timing of part of the international separation to be delayed past the closing date of this offering.

    INDEMNIFICATION

      In general, under the separation and distribution agreement, we will indemnify FMC Corporation and its representatives and affiliates from all liabilities that we assume under the separation and distribution agreement and any and all losses by FMC Corporation or its representatives or affiliates arising out of or due to either our failure to pay, perform or discharge in due course these liabilities or our breach of the separation and distribution agreement. We will also indemnify FMC Corporation for any and all losses arising out of or based upon any untrue statement of a material fact or material omission in this prospectus or in any similar documents relating to the distribution. In general, FMC Corporation will indemnify us and our representatives and affiliates from all liabilities that FMC Corporation retains under the separation and distribution agreement and any and all losses by us or our representatives or affiliates arising out of or due to either FMC Corporation's failure to pay, perform or discharge in due course these liabilities or its breach of the separation and distribution agreement. All indemnification amounts would be reduced by any insurance proceeds and other offsetting amounts recovered by the indemnitee.

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    ACCESS TO INFORMATION

      Under the separation and distribution agreement, the following terms govern access to information:

    . on the closing date of this offering, FMC Corporation will deliver to us all corporate books and records related to our business;

    . before and after the closing date of this offering, subject to applicable confidentiality provisions and other restrictions, we and FMC Corporation will each give the other any information within that company's possession that the requesting party reasonably needs (a) to comply with requirements imposed on the requesting party by a governmental authority, (b) for use in any proceeding or to satisfy audit, accounting, tax or similar requirements, or (c) to comply with its obligations under the separation and distribution agreement or the ancillary agreements;

    . after the closing date of this offering, we will provide to FMC Corporation, at no charge, all financial and other data and information that FMC Corporation determines is necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authority;

    . after the closing date of this offering, we and FMC Corporation will each use reasonable best efforts to provide assistance to the other for litigation and to make available to the other directors, officers, other employees and agents as witnesses, in legal, administrative or other proceedings, and will cooperate and consult to the extent reasonably necessary with respect to any litigation;

    . the company providing information, consultant or witness services under the separation and distribution agreement will be entitled to reimbursement from the other for reasonable expenses;

    . we and FMC Corporation will each retain all proprietary information in its possession relating to the other's business for a period of time, and, if the information is to be destroyed, the destroying company will give the other company the opportunity to receive the information; and

    . from and after the closing date of this offering, we and FMC Corporation will agree to hold in strict confidence all information concerning or belonging to the other obtained prior to the closing date of this offering or furnished pursuant to the separation and distribution agreement or any ancillary agreement, subject to applicable law.

    DISTRIBUTION TO FMC CORPORATION

      The separation and distribution agreement contemplates that we will draw down $315.5 million of debt as of the date of the separation, less amounts outstanding under the accounts receivable facility and other short-term debt we have assumed from FMC Corporation. This additional debt will be borrowed under our credit facilities, and the proceeds will be distributed to FMC Corporation in advance of this offering. The amount borrowed and distributed will also be adjusted to reflect our net cash flow from January 1, 2001 to the date of this offering. The separation and distribution agreement also contemplates that we will distribute to FMC Corporation the net proceeds from this offering, excluding any proceeds received from the exercise of the underwriters' overallotment option, when such proceeds are received.

    NO REPRESENTATIONS AND WARRANTIES

      Pursuant to the separation and distribution agreement, we understand and agree that FMC Corporation will not represent or warrant to us as to the assets to be transferred to us, the liabilities to be assumed by us, our business or the former energy and food and transportation businesses of FMC Corporation. We will take all assets "as is, where is" and bear the economic and legal risk relating to conveyance of, and title to, the assets.

    REGISTRATION RIGHTS

      Under the separation and distribution agreement, FMC Corporation has the right to require us to register for offer and sale all or a portion of our common stock held by FMC Corporation, so long as the shares of our

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common stock FMC Corporation requires us to register, in each case, represent at least 5% of the aggregate shares of our common stock then issued and outstanding and FMC Corporation holds not less than 10% of our then-outstanding common stock on the date it requests us to register our common stock.

    PIGGY-BACK REGISTRATION RIGHTS

      If we at any time intend to file on our behalf or on behalf of any of our security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by FMC Corporation, FMC Corporation has the right to include its shares of our common stock in that offering.

    REGISTRATION EXPENSES

      We are responsible for the registration expenses in connection with the performance of our obligations under the registration rights provisions in the separation and distribution agreement. FMC Corporation is responsible for all of the fees and expenses of counsel to FMC Corporation, any applicable underwriting discounts or commissions, and any registration or filing fees with respect to shares of our common stock being sold by FMC Corporation.

    TERMINATION

      The separation and distribution agreement may be terminated at any time prior to the distribution by the mutual consent of FMC Corporation and us. If the separation and distribution agreement is terminated after this offering but prior to the distribution, only the obligations of FMC Corporation and us regarding the distribution will terminate, and the other provisions of the separation and distribution agreement will remain in full force and effect.

    EXPENSES

      In general, FMC Corporation and we are responsible for our own costs incurred in connection with the transactions contemplated by the separation and distribution agreement. However, with regard to this offering, we are responsible for all third-party costs associated with this offering, including costs related to the registration statement of which this prospectus is a part. Additionally, if the distribution is completed, FMC Corporation will be responsible for all associated third-party costs.

TAX SHARING AGREEMENT

      We and some of our subsidiaries have historically been included in FMC Corporation's consolidated group for U.S. Federal income tax purposes (the "FMC Corporation Federal Group"), as well as in certain consolidated, combined or unitary groups which include FMC Corporation and some of its subsidiaries for U.S. state and local and foreign income tax purposes (the "FMC Corporation Combined Group"). Prior to this offering, FMC Corporation and we will enter into a tax sharing agreement in connection with this offering.

      Under the tax sharing agreement, FMC Corporation and we generally will make payments between us so that, with respect to tax returns for any taxable period in which we or any of our or FMC Corporation's subsidiaries are included in the FMC Corporation Federal Group or any FMC Corporation Combined Group, the amount of taxes to be paid by us will be determined, subject to adjustment, as if we and each of our subsidiaries included in the FMC Corporation Federal Group or FMC Corporation Combined Group filed our own consolidated, combined or unitary tax return. However, in the event we incur a tax loss for any taxable period ending after the date of execution of the tax sharing agreement during which we are still a member of the U.S. consolidated tax group, we may only receive a benefit for such tax loss to the extent that such loss can be carried back to a prior taxable year in which we were a member of the U.S. consolidated tax group of FMC Corporation. FMC Corporation and we will jointly prepare pro forma tax returns with respect to any tax return

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

filed with respect to the FMC Corporation Federal Group or any FMC Corporation Combined Group in order to determine the amount of tax sharing payments under the tax sharing agreement. We will generally be responsible for any taxes with respect to tax returns that include only us and our subsidiaries.

      FMC Corporation will be primarily responsible for preparing and filing any tax return with respect to the FMC Corporation Federal Group or any FMC Corporation Combined Group. Under the tax sharing agreement, we will be responsible for preparing the portion of these tax returns that relates exclusively to us or any of our subsidiaries. However, we will be required to submit those portions to FMC Corporation for FMC Corporation's review and approval. We generally will be responsible for preparing and filing any tax returns that include only us and our subsidiaries.

      FMC Corporation will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the FMC Corporation Federal Group or any FMC Corporation Combined Group. Under the tax sharing agreement, in connection with a tax liability in excess of $500,000 resulting from a tax audit or other tax proceeding, we will have the right to control and contest any audit or tax proceeding that relates directly and exclusively to any item included on the portion of any tax return that we are responsible for preparing subject to FMC Corporation approval of a settlement agreement. In the case of a tax liability less than $500,000 that relates to any item on the portion of the tax return that we are responsible for preparing, FMC Corporation will have the right to control and contest any audit or tax proceeding. In addition, we have assumed primary responsibility for certain specific areas where the ability to provide factual and financial information to sustain the tax treatment accorded such item on a tax return is within our control. However, we cannot enter into any settlement or agreement or make any decision in connection with any judicial or administrative tax proceeding without FMC Corporation's review and approval, which it may not unreasonably withhold. Disputes arising between FMC Corporation and us relating to matters covered by the tax sharing agreement are subject to resolution through specific dispute resolution provisions in the tax sharing agreement.

      We have been and will be included in the FMC Corporation Federal Group for periods in which FMC Corporation beneficially owned at least 80% of the total voting power and value of our outstanding common stock. Each member of a consolidated group for U.S. Federal income tax purposes is jointly and severally liable for the U.S. Federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and FMC Corporation, for any period in which we were included in the FMC Corporation Federal Group, we could be liable in the event that any U.S. Federal tax liability was incurred, but not discharged, by any other member of the FMC Corporation Federal Group.

      FMC Corporation and we have agreed to cooperate, and we have agreed to take all actions reasonably requested by FMC Corporation, in connection with FMC Corporation's obtaining of a ruling from the IRS regarding the tax-free nature of the distribution. We generally will be responsible for, among other things, any corporate taxes resulting from the failure of the distribution to qualify as a tax-free transaction to the extent these taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following the distribution.

      The tax sharing agreement places certain restrictions upon us regarding the sale of assets, the sale or issuance of additional securities (including securities convertible into stock) or the entry into some types of corporate transactions during a restriction period that continues for 30 months after the distribution. Among other matters, the tax sharing agreement restricts us during the restriction period from:

  . selling all or substantially all of our assets, discontinuing the active conduct of our business or failing to continue our business if such actions would cause the distribution or certain internal restructurings to be taxable;

  . issuing or selling additional securities (including any issuances as compensation for services or pursuant to the exercise of compensatory stock options and issuances of securities convertible into our stock), such that after such issuance, we have issued securities (including securities issued in connection with this offering and assuming that securities convertible into our stock are exercised) that total 40% or more (by vote or value) of our outstanding stock; and

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  .  entering into any other corporate transaction which would either result in a disqualified distribution for Federal income tax purposes or cause us to undergo a 50% or greater change by vote or value in our stock ownership.

      The tax sharing agreement permits us to take certain actions that are otherwise restricted if we seek and obtain an acceptable supplemental ruling from the IRS that such actions will not cause the distribution or certain other internal restructuring transactions to be taxable. Alternatively, in lieu of obtaining such a supplemental ruling from the IRS, in certain situations the tax sharing agreement permits us to proceed with a transaction that would be prohibited by a specific restriction if we post an acceptable letter of credit.

      The tax sharing agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings.

EMPLOYEE BENEFITS AGREEMENT

      Prior to this offering we will enter into an employee benefits agreement with FMC Corporation that will govern our employee benefit obligations, including both compensation and benefits, with respect to our active employees and retirees and other terminated employees who have performed services for our business before or after the separation or whose employee benefit obligations we have otherwise agreed to assume. Under the employee benefits agreement, we will assume and agree to pay, perform, fulfill and discharge, in accordance with their respective terms, all obligations to, or relating to, former employees of FMC Corporation or its affiliates who will be employed by us and our affiliates and specified former employees of FMC Corporation or its affiliates (including retirees) who either were employed in our businesses before or after the separation or who otherwise are assigned to us for purposes of allocating employee benefit obligations.

    BENEFIT PLANS

      Until the date of the distribution, employees and former employees allocated to us will continue to participate in the FMC Corporation pension and other employee benefit plans, except that domestic employees began participating in our own qualified and non-qualified defined benefit pension plans as of May 1, 2001 instead of participating in the FMC Corporation qualified and non-qualified defined benefit plans. Effective May 1, 2001, we established our domestic qualified and non-qualified defined benefit plans, and effective immediately after the distribution, we will establish the remainder of our own pension and employee benefit plans. The material terms of our pension and employee benefit plans will generally mirror the FMC Corporation plans as in effect at that time. The employee benefits agreement does not preclude us from discontinuing or changing our plans at any time, so long as we provide FMC Corporation with notice and agree to absorb any cost associated with such changes.

      Our plans generally will assume all obligations under the FMC Corporation plans to employees and former employees allocated to us. Specified assets funding these obligations, including assets held in trusts, will be transferred from trusts and other funding vehicles associated with the FMC Corporation plans to the corresponding trusts and other funding vehicles associated with our plans. Our plans will generally provide that any employee or former employee allocated to us will receive full recognition and credit under these plans for all service, all compensation, and all other benefit-affecting determinations that would have been recognized under the corresponding FMC Corporation plan. However, there will be no duplication of benefits payable by FMC Corporation.

    RETIREMENT PLANS

      The trust for our qualified pension plan will receive assets from FMC Corporation's qualified pension plans' trust on the basis of actuarial calculations in accordance with governmental regulations. Our trusts that will fund our domestic qualified 401(k) plan and our non-qualified deferred compensation plan will receive a percentage of the assets of the corresponding FMC Corporation trusts based upon the assets allocated to employees' accounts. The division of these assets will occur, with respect to our qualified defined benefit plans, prior to or shortly after this offering and, with respect to the rest of our plans, after the date of the distribution.

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    STOCK AWARDS

      Under the employee benefits agreement, we will grant awards under our stock plan in replacement of all awards under the FMC Corporation stock-based plans granted to employees and directors, other than our directors who continue to serve as directors of FMC Corporation after the distribution. We will grant awards under our stock plan in replacement of up to one-half of the outstanding FMC Corporation stock-based awards granted to our directors who continue to serve as directors of FMC Corporation after the distribution, as elected by such directors. We will grant restricted stock under our stock plan in replacement of all FMC Corporation restricted stock granted to the Chairman of our Board of Directors. We may also grant awards under our stock plan in replacement of FMC Corporation stock-based awards held by FMC Corporation employees whom we hire after the distribution.

      In connection with the replacement of FMC Corporation options, the number of shares of our common stock underlying, and the exercise price of, the replacement options we will grant will be based on the closing price per share of our common stock and of FMC Corporation common stock on the date of the distribution. The substitute award for FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors which we intend to replace in connection with this offering will be based on the offering price per share of our common stock in this offering and the closing price per share of FMC Corporation common stock on the trading day immediately preceding the closing date of this offering. The substitute award for FMC Corporation restricted stock granted to our non-employee directors (and a portion of the restricted stock granted to our directors who continue to serve as directors of FMC Corporation, other than the Chairman of our Board of Directors) and to employees of FMC Corporation whom we hire as of the date of the distribution will be based on the closing price per share of our common stock and that of FMC Corporation common stock on the date of the distribution. The substitute award for each FMC Corporation stock-based award granted to employees of FMC Corporation whom we hire after the date of the distribution will be based on the closing price per share of our common stock and that of FMC Corporation common stock on the trading date immediately before the date we hire such employees. The other terms and conditions of each replacement award will be the same as those of the surrendered FMC Corporation stock award.

      It is not possible to specify at this time how many shares of our common stock will be subject to substitute awards at the date of this offering or the distribution because we do not know at this time either how many FMC Corporation stock awards granted to directors, employees and former employees allocated to us will be outstanding at the date of this offering or the distribution or at what ratio the FMC Corporation options and restricted stock will be replaced with our options and restricted stock. Our stockholders are, however, likely to experience some dilutive impact from these adjustments.

      As of May 17, 2001, there were approximately 918,790 shares of FMC Corporation common stock subject to options held by our directors and employees that could have been replaced with our options had the distribution occurred on that date, and approximately 321,459 shares of FMC Corporation restricted stock granted to our directors and employees that could have been replaced with grants of our restricted stock had this offering and the distribution occurred on that date.

TRANSITION SERVICES AGREEMENT

      The transition services agreement governs the provision by FMC Corporation to us and by us to FMC Corporation of support services, such as:

    .  cash management and debt service administration,

    .  accounting,

    .  tax,

    .  payroll,

    .  legal,

    .  human resources administration,

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    .  financial transaction support,

    .  information technology,

    .  public affairs,

    .  data processing,

    .  procurement,

    .  real estate management, and

    .  other general administrative functions.

      The terms of these services generally will expire at the distribution, subject to exceptions.

ALLOCATION OF CORPORATE OPPORTUNITIES

      Although FMC Corporation does not directly compete with us presently, our Certificate of Incorporation provides that unless otherwise provided in a written agreement between FMC Corporation and us, FMC Corporation will have no duty to refrain from engaging in the same or similar activities or lines of business as we engage in, and, to the fullest extent permitted by law, neither FMC Corporation nor any officer or director of FMC Corporation (except as provided below) will be liable to us or our stockholders for breach of any fiduciary duty by reason of any of these activities of FMC Corporation. In the event that FMC Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both FMC Corporation and us, FMC Corporation will, to the fullest extent permitted by law, have no duty to communicate or offer this corporate opportunity to us, and will, to the fullest extent permitted by law, not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder of our company by reason of the fact that FMC Corporation pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person or does not communicate information regarding that corporate opportunity to us.

      In the event that one of our directors or officers who is also a director or officer of FMC Corporation acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both us and FMC Corporation, that director or officer will, to the fullest extent permitted by law, have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

    . a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of FMC Corporation, will belong to us;

    . a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of FMC Corporation, will belong to us if the opportunity is expressly offered to that person in his or her capacity as a director of our company, and otherwise will belong to FMC Corporation; and

    . a corporate opportunity offered to any person who is an officer of us and FMC Corporation will belong to us if the opportunity is expressly offered to the person in his or her capacity as an officer of our company, and otherwise will belong to FMC Corporation.

      These corporate opportunities provisions will expire once FMC Corporation owns less than 20% of our common stock and once none of our directors or officers is also a director or officer of FMC Corporation.

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                             PRINCIPAL STOCKHOLDER

      Prior to this offering, all of the outstanding shares of our common stock will be owned by FMC Corporation. After this offering, FMC Corporation will own about 83.0% of our outstanding common stock or approximately 80.9% if the underwriters fully exercise their overallotment option. After completion of this offering and prior to the distribution, FMC Corporation will be able, acting alone, to elect our entire Board of Directors and to approve any action requiring stockholder approval. Except for FMC Corporation, we are not aware of any person or group that will beneficially own more than 5% of our outstanding shares of common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock, but those who own shares of FMC Corporation common stock will be treated on the same terms as other holders of FMC Corporation stock in any distribution by FMC Corporation. See "Management--Stock Ownership of Directors and Executive Officers" for a description of the ownership of FMC Corporation stock by our directors and executive officers.

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                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      Upon the completion of this offering, we will be authorized to issue 195,000,000 shares of our common stock, $.01 par value, and 12,000,000 shares of undesignated preferred stock, $.01 par value. The following description of our capital stock is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable Delaware law.

COMMON STOCK

      Prior to this offering, there will be 53,950,000 shares of our common stock outstanding, all of which will be held of record by FMC Corporation.

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to preferences that may be applicable to any of our outstanding preferred stock, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of our preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

      Our Board of Directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our Board of Directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

    .  restricting dividends on our common stock;

    .  diluting the voting power of our common stock;

    .  impairing the liquidation rights of our common stock; or

    . delaying or preventing a change in control of our company without further action by our stockholders.

      At the closing of this offering, no shares of our preferred stock will be outstanding, and, other than shares of our preferred stock that may become issuable pursuant to our rights agreement, we have no present plans to issue any shares of our preferred stock. See "--The Rights Agreement."

      As of the closing of this offering, 800,000 shares of our junior participating preferred stock will be reserved for issuance upon exercise of our preferred share purchase rights.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW

      Some provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the following more difficult, although they have little significance while we are controlled by FMC Corporation:

    .  acquisition of us by means of a tender offer;

    .  acquisition of us by means of a proxy contest or otherwise; or

    .  removal of our incumbent officers and directors.

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      These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

      ELECTION AND REMOVAL OF DIRECTORS

      Our Certificate of Incorporation provides that our Board of Directors is divided into three classes. The term of the first class of directors expires at our 2002 annual meeting of stockholders, the term of the second class of directors expires at our 2003 annual meeting of stockholders and the term of the third class of directors expires at our 2004 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us if FMC Corporation no longer controls us because it generally makes it more difficult for stockholders to replace a majority of the directors. Our Certificate of Incorporation also provides that directors may be removed with or without cause only by the vote of holders of at least 80% of our outstanding shares of stock entitled to vote generally in the election of directors.

      SIZE OF BOARD AND VACANCIES

      Our Certificate of Incorporation provides that the number of directors on our Board of Directors will be fixed exclusively by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors or any vacancies in our Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

      ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT

      Our Certificate of Incorporation permits our stockholders to act by written consent without a meeting as long as FMC Corporation owns at least 50% of our voting stock. Once FMC Corporation ceases to own that percentage of our voting stock, our Certificate of Incorporation eliminates the right of our stockholders to act by written consent.

      AMENDMENTS TO OUR BYLAWS

      Our Certificate of Incorporation and Bylaws provide that our Bylaws may only be amended by the vote of a majority of our whole Board of Directors or by the vote of holders of at least 80% of the outstanding shares of our voting stock.

      AMENDMENT OF CERTIFICATE OF INCORPORATION PROVISIONS

      The amendment of any of the above provisions in our Certificate of Incorporation would require approval by holders of at least 80% of our outstanding common stock.

      STOCKHOLDER MEETINGS

      Under our Bylaws, only our Board of Directors may call special meetings of our stockholders.

      REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

      Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors.

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      DELAWARE ANTI-TAKEOVER LAW

      Our Certificate of Incorporation provides that Section 203 of the Delaware General Corporation Law, an anti-takeover law, does not apply to us until FMC Corporation owns less than 15% of our outstanding common stock.

      In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. Section 203 is not applicable to business combinations with FMC Corporation. The existence of this provision after FMC Corporation no longer owns at least 15% of our outstanding shares may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

      NO CUMULATIVE VOTING

      Our Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED PREFERRED STOCK

      The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

THE RIGHTS AGREEMENT

      Our Board of Directors will adopt a rights agreement prior to this offering. Pursuant to our rights agreement, one preferred share purchase right will be issued for each outstanding share of our common stock. Our rights being issued are subject to the terms of our rights agreement.

      Our Board of Directors will adopt our rights agreement to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of our Board of Directors.

      For those interested in the specific terms of our rights agreement, we provide the following summary description. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire rights agreement, which has been publicly filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

      THE RIGHTS

      Our Board of Directors authorized the issuance of one of our rights for each share of our common stock outstanding on June 7, 2001. Our rights initially trade with, and are inseparable from, our common stock. Our rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of common stock we issue after June 7, 2001 until the date on which the rights are distributed as described below.


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      EXERCISE PRICE

      Each of our rights will allow its holder to purchase from us one one-hundredth of a share of our series A junior participating preferred stock for $ , once the rights become exercisable. This portion of our preferred stock will give our stockholders approximately the same dividend, voting, and liquidation rights as would one share of our common stock. Prior to exercise, our right does not give its holder any dividend, voting, or liquidation rights.

      EXERCISABILITY

      Our rights will not be exercisable until:

    . ten days after the public announcement that a person or group has become an "acquiring person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier,

    . ten business days (or a later date determined by our Board of Directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.

      In light of FMC Corporation's substantial ownership position, our rights agreement contains provisions excluding FMC Corporation from the operation of the adverse terms of our rights agreement until the first time it ceases to beneficially own at least 15% of our outstanding common stock.

      Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person are void and may not be exercised.

      CONSEQUENCES OF A PERSON OR GROUP BECOMING AN ACQUIRING PERSON

    .  Flip In. If a person or group becomes an acquiring person, all
       holders of our rights except the acquiring person may, for $   ,
       purchase shares of our common stock with a market value of $   ,
       based on the market price of our common stock prior to such acquisition.

    . Flip Over. If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders
       of our rights except the acquiring person may, for $   , purchase
       shares of the acquiring corporation with a market value of $     ,
       based on the market price of the acquiring corporation's stock prior to such merger.

      OUR PREFERRED SHARE PROVISIONS

      Each one one-hundredth of a share of our preferred stock, if issued:

    .  will not be redeemable;

    . will entitle holders to quarterly dividend payments of $.01 per share, or an amount equal to the dividend paid on one share of our common stock, whichever is greater;

    . will entitle holders upon liquidation either to receive $1 per share or an amount equal to the payment made on one share of our common stock, whichever is greater;

    .  will have the same voting power as one share of our common stock; and

    . if shares of our common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of our common stock.

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      The value of one one-hundredth interest in a share of our preferred stock should approximate the value of one share of our common stock.

    EXPIRATION

      Our rights will expire on June 6, 2011.

    REDEMPTION

      Our Board of Directors may redeem our rights for $.01 per right at any time before any person or group becomes an acquiring person. If our Board of Directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

    EXCHANGE

      After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our Board of Directors may extinguish our rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

    ANTI-DILUTION PROVISIONS

      Our Board of Directors may adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our preferred stock of less than 1% will be made.

    AMENDMENTS

      The terms of our rights agreement may be amended by our Board of Directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our Board of Directors may not amend the agreement in a way that adversely affects holders of our rights.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock is Computershare Investor Services.

NEW YORK STOCK EXCHANGE LISTING

      The shares of our common stock have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "FTI."

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                        SHARES ELIGIBLE FOR FUTURE SALE

      All of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares that may be acquired by an affiliate of us as defined in Rule 144 under the Securities Act. Persons that may be deemed to be affiliates generally include our individuals or entities that control, are controlled by, or are under common control with, us, and may include our directors or officers of FMC Technologies as well as our significant stockholders, if any.

      The shares of our common stock held by FMC Corporation are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration.

      After the completion of this offering, FMC Corporation will own approximately 83.0% of our outstanding common stock, or 80.9% if the underwriters exercise their overallotment option in full. FMC Corporation has advised us that it currently intends to distribute its remaining ownership interest in us to common stockholders of FMC Corporation. If completed, the distribution, as previously announced, is expected to take the form of a spin-off in which FMC Corporation distributes all of our common stock that it owns through a special dividend to FMC Corporation common stockholders. If circumstances change, FMC Corporation may distribute its remaining ownership interest in us through an exchange offer by FMC Corporation, in which its common stockholders would be offered the option of tendering some or all of their shares in exchange for our common stock, and a subsequent spin-off of FMC Corporation's remaining ownership interest in us. FMC Corporation has advised us that it does not intend to complete the distribution unless it receives a favorable tax ruling from the IRS as to the tax-free nature of the distribution for U.S. Federal income tax purposes and the final approval of the Board of Directors of FMC Corporation, among other conditions. FMC Corporation has also advised us that it currently anticipates that the distribution will occur by the end of calendar year 2001.

      FMC Corporation has advised as that the final determination as to the completion, timing, structure and terms of the distribution will be based on financial and business considerations and prevailing market conditions. In addition, FMC Corporation has advised us that, as permitted by the separation and distribution agreement, it will not complete the distribution if its Board of Directors determines that the distribution is not in the best interests of FMC Corporation and its stockholders. FMC Corporation has the sole discretion to determine whether or not to complete the distribution and, if it decides to complete the distribution, to determine the timing, structure and terms of the distribution.

      Shares of our common stock distributed to FMC Corporation common stockholders in the distribution generally will be freely transferable, except for shares of our common stock received by persons that may be deemed to be our affiliates. Persons who are our affiliates will be permitted to sell the shares of our common stock that are issued in this offering or that they receive in the distribution only through registration under the Securities Act, or under an exemption from registration, such as the one provided by Rule 144.

      We, our directors, our executive officers and FMC Corporation have agreed with the underwriters that, subject to exceptions (including the distribution), during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, we generally will not offer, sell, contract to sell or otherwise dispose of any shares of our common stock without the prior written consent of Merrill Lynch & Co. on behalf of the underwriters. Although it has no intent or understanding to do so, Merrill Lynch, in its sole discretion, may permit early release of the shares of our common stock subject to the restrictions detailed above prior to the expiration of the 180-day lockup period. Merrill Lynch has advised us that, prior to granting any early release of our common stock from the lockup, it would consider factors including need, market conditions, the performance of our common stock price, trading liquidity, prior trading habits of the requesting party and other relevant considerations. For more information relating to these restrictions, see "Underwriting."

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      In connection with this offering, we will grant options to purchase approximately 2,250,000 shares of our common stock to selected employees and directors of our company. After this offering, we intend to file a registration statement on Form S-8 to register approximately 12,000,000 shares of our common stock that are reserved for issuance or sale under our stock plan, as described under "Management--Incentive Plans." Currently, there are no outstanding options to purchase shares of our common stock. All shares of our common stock issuable upon exercise of options to be granted under our stock plans will be freely tradable upon effectiveness of the registration statement on Form S-8 without restrictions under the Securities Act, except to the extent held by one of our affiliates (in which case they will be subject to the limitations of Rule 144 described above). We expect that the registration statement on Form S-8 will also register shares of our common stock issuable upon exercise of options to acquire our common stock that we expect to grant in replacement of all FMC Corporation options held by our employees and a portion of the FMC Corporation options held by our directors in connection with the distribution. See "Management--Treatment of FMC Corporation Options." In addition, we expect the registration statement on Form S-8 will register shares of our common stock issuable upon the lapse of restrictions on the grants of restricted stock made in replacement of all FMC Corporation restricted stock granted to our employees and to the Chairman of our Board of Directors in connection with this offering and all FMC Corporation restricted stock granted to employees of FMC Corporation whom we hire as of the distribution date and a portion of the FMC Corporation restricted stock granted to our non-employee directors, other than the Chairman of our Board of Directors, in connection with the distribution. The terms of our restricted stock are limited by the terms of our stock plan. See "Management--Treatment of FMC Corporation Restricted Stock" and "Management--Incentive Plans--The Stock Plan."

                    MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
                    FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

      The following is a general discussion of material U.S. Federal income and estate tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders. In general, a "non-U.S. holder" is any holder other than:

    .  a citizen or resident of the United States;

    . a corporation created or organized in the United States or under the laws of the United States or of any state;

    . an estate, the income of which is includible in gross income for U.S. Federal income tax purposes regardless of its source; or

    . a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

      This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment). This discussion does not address all aspects of U.S. Federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. Federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, partnerships, owners of more than 5% of our common stock and certain U.S. expatriates). Accordingly, we urge prospective investors to consult with their own tax advisor regarding the U.S. Federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

      In general, dividends we pay to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. Holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including IRS Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. Federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation, may be subject to an additional branch profits tax at a rate of 30% (or a lower rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) is required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK

      In general, a non-U.S. holder will not be subject to U.S. Federal income tax on any gain realized upon the sale or other disposition of the holder's shares of our common stock unless:

    . the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (in which case the branch profits tax discussed above may also apply if the non-

       U.S. holder is a corporation) or the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States if that is required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis;

    . the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met;

    . the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

    . we are or have been a U.S. real property holding corporation (a "USRPHC") for U.S. Federal income tax purposes (which we do not believe that we have been, currently are, or will become) at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder's holding period. If we were or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. Federal income tax, provided that our common stock is "regularly traded on an established securities market" (within the meaning of Section 897(c)(3) of the Internal Revenue Code). We believe that our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on the NYSE.

ESTATE TAX

      Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includible in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provided otherwise, and therefore may be subject to U.S. Federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

      We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S Holder resides or is established.

      U.S. backup withholding tax is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements.

      Under the Treasury Regulations, the payment of proceeds from the disposition of shares of our common stock to or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock paid to or though a non-U.S. office of a broker that is:

    .  a U.S. person;

    . a "controlled foreign corporation" for U.S. Federal income tax purposes;

    . a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

    . a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge to the contrary).

      Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. Federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

      The foregoing discussion of certain U.S. Federal income tax considerations is for general information only and is not tax advice. Accordingly, each prospective non-U.S. holder of shares of our common stock should consult his, her or its own tax adviser with respect to the Federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of common stock.

                                  UNDERWRITING

      We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 2,210,000 shares of our common stock to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares of our common stock listed opposite their names below.

                                                                        NUMBER
                    U.S. UNDERWRITER                                   OF SHARES
                    ----------------                                   ---------
        Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated......................................
        Credit Suisse First Boston Corporation........................
        Salomon Smith Barney Inc......................................
        Banc of America Securities LLC................................
                                                                       ---------
                    Total............................................. 8,840,000
                                                                       =========

      We have also entered into an international purchase agreement with the international managers for sale of the shares outside the U.S. and Canada for whom Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Salomon Brothers International Limited and Banc of America Securities Limited are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 8,840,000 shares of our common stock to the U.S. underwriters under the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 2,210,000 shares of our common stock in this offering. The initial public offering price per share and the total underwriting discount per share of our common stock are identical under the U.S. purchase agreement and the international purchase agreement.

      The U.S. underwriters and the international managers have agreed to purchase all of the shares of our common stock sold under the U.S. and international purchase agreements if any of these shares of our common stock are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for sale of shares of our common stock to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

      We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

      The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of our common stock, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Merrill Lynch will be facilitating Internet distribution for this offering to some of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares of our common stock for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web sites maintained by Merrill Lynch and Credit Suisse First Boston Corporation. Other than the prospectus in electronic format, the information on the Web sites of Merrill Lynch, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC is not part of this prospectus.

COMMISSIONS AND DISCOUNTS

      The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares of our common stock to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $       per share. The
U.S. underwriters may allow, and the dealers may reallow, a discount not in
excess of $       per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. This information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their overallotment options.

                                           PER SHARE WITHOUT OPTION WITH OPTION
                                           --------- -------------- -----------
     Public offering price................     $           $              $
     Underwriting discount................     $           $              $
     Proceeds, before expenses, to us.....     $           $              $

      The expenses of this offering, not including the underwriting discount, are estimated at $2,654,000 and are payable by us.

OVERALLOTMENT OPTION

      We have granted an option to the U.S. underwriters to purchase up to 1,326,000 additional shares of our common stock at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the U.S. underwriters exercise this option, each will be obligated, subject to the conditions contained in the purchase agreements, to purchase a number of additional shares of our common stock proportionate to that U.S. underwriter's initial amount reflected in the above table.

      We have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 331,500 additional shares of our common stock to cover any overallotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

      The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.

RESERVED SHARES

      At our request, the underwriters have reserved for sale, at the initial offering price, up to 1,105,000 shares offered by this prospectus for sale to some of our directors, officers and employees and FMC Corporation's directors, officers and employees. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

      We, our executive officers and directors and FMC Corporation have agreed, with exceptions, not to sell or transfer any of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly:

    .  offer, pledge, sell or contract to sell any of our common stock,

    .  sell any option or contract to purchase any of our common stock,

    .  purchase any option or contract to sell any of our common stock,

    . grant any option, right or warrant for the sale of any of our common stock, other than pursuant to our employee benefit plans or director stock plan,

    .  lend or otherwise dispose of or transfer any of our common stock,

    . file, or request or demand that we file, a registration statement related to our common stock other than in connection with our employee benefit plans, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      However, the time period of our officers' and directors' lockup restrictions will be shortened if the distribution occurs within 180 days of the date of this prospectus. If the distribution occurs within 120 days of the date of this prospectus, our officers' and directors' lockup restrictions will expire on the 120th day after the date of this prospectus. If the distribution occurs after the 120th day but within 180 days after the date of this prospectus, our officers' and directors' lockup restrictions will expire on the date that the distribution occurs.

      This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. These restrictions do not apply to shares of our common stock sold to the underwriters and international managers under this prospectus or shares purchased by our executive officers or directors in the open market.

      In addition, these restrictions do not prohibit FMC Corporation from engaging in the distribution or from selling all, but not less than all, of our common stock owned by FMC Corporation to another person provided that such person agrees to be bound by these restrictions until 180 days after the date of this prospectus.

NEW YORK STOCK EXCHANGE LISTING

      The shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "FTI." In order to meet the requirements for listing of our common stock on the NYSE, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by the NYSE.

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and the lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

    . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering the shares of our common stock will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares of our common stock being offered in this offering in the aggregate to accounts over which they exercise discretionary authority.

NASD REGULATIONS

      Affiliates of each of the U.S. representatives other than Merrill Lynch are participating as lenders under our $150 million 364-day revolving credit facility. An affiliate of Banc of America Securities LLC is acting as administrative agent for this facility. The net proceeds from the exercise of the underwriters' overallotment option, if any, may be used to repay borrowings outstanding under this credit facility. Additionally, affiliates of Banc of America Securities LLC and Salomon Smith Barney Inc. act as lenders under FMC Corporation's revolving credit facility and other debt obligations of FMC Corporation. FMC Corporation may use the net proceeds of this offering that we will distribute to it to reduce borrowings under its revolving credit facility or to repay its other debt obligations. Because more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch has agreed to act as qualified independent underwriter for this offering. The price of the shares will be no higher than that recommended by Merrill Lynch.

PRICE STABILIZATION AND SHORT POSITIONS AND PENALTY BIDS

      Until this offering of shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

      The U.S. underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in this offering. The U.S. underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The U.S. underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the U.S. underwriters in the open market prior to the completion of this offering.

      The U.S. underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the U.S. underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the U.S. underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or FMC Corporation. Some of the underwriters and their affiliates also have engaged in commercial banking and investment banking transactions and services with us or FMC Corporation, including with respect to the separation, and may in the future engage in these transactions and services. They have received customary compensation for these services and transactions.

                                 LEGAL MATTERS

      Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon the validity of our common stock being sold in this offering and other legal matters for us. Vinson & Elkins L.L.P., Houston, Texas, will pass upon a number of legal matters relating to this offering for the underwriters. Each of these firms has in the past represented and continues to represent one or more of the underwriters, and Wachtell, Lipton, Rosen & Katz has in the past represented and continues to represent FMC Corporation, on a regular basis and in a variety of matters other than this offering.

                                    EXPERTS

      The audited combined financial statements of FMC Technologies, Inc. as of December 31, 1999 and 2000, and for each of the years in the three-year period ended December 31, 2000, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC, a registration statement on Form S-1 under the Securities Act of 1933 with respect to our common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and the common stock, we refer you to this registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. You may read and copy the registration statement, including exhibits to the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

      Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with those requirements, will file reports, proxy and information statements and other information with the SEC. You may inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

      We will make available to our stockholders our annual reports containing consolidated or combined financial statements audited by our independent auditors and quarterly reports containing unaudited consolidated or combined financial statements for each of the first three quarters of each fiscal year.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................  F-2

Combined Statements of Income for the Years Ended December 31, 1998, 1999
 and 2000 and for the Three Months Ended March 31, 2000 (unaudited) and
 2001 (unaudited).........................................................  F-3

Combined Balance Sheets as of December 31, 1999 and 2000 and as of March
 31, 2001 (unaudited).....................................................  F-4

Combined Statements of Cash Flows for the Years Ended December 31, 1998,
 1999 and 2000 and for the Three Months Ended March 31, 2000 (unaudited)
 and 2001 (unaudited).....................................................  F-5

Combined Statements of Changes in Stockholder's Equity for the Years Ended
 December 31, 1998, 1999 and 2000 and for the Three Months Ended March 31,
 2000 (unaudited) and 2001 (unaudited)....................................  F-6

Notes to Combined Financial Statements....................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors and Stockholder,
FMC Technologies, Inc.:

      We have audited the accompanying combined balance sheets of FMC Technologies, Inc. as of December 31, 1999 and 2000, and the related combined statements of income, cash flows and changes in stockholder's equity for each of the years in the three-year period ended December 31, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of FMC Technologies, Inc. as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                  /s/ KPMG LLP

Chicago, Illinois
February 9, 2001

                             FMC TECHNOLOGIES, INC.

                         COMBINED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
           AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                              AND 2001 (UNAUDITED)

                                                                THREE MONTHS
(IN MILLIONS, EXCEPT PER SHARE      YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
DATA)                              --------------------------- ---------------
                                     1998     1999      2000    2000    2001
                                   -------- --------  -------- ------- -------
                                                                 (UNAUDITED)
Revenue........................... $2,185.5 $1,953.1  $1,875.2 $ 441.9 $ 429.4
Costs and expenses:
Cost of sales or services.........  1,669.3  1,479.8   1,421.1   340.0   333.9
Selling, general and
 administrative expenses..........    337.8    302.4     291.2    74.7    72.8
Research and development..........     50.7     51.8      56.7    14.3    13.1
Asset impairments (Note 5)........      --       6.0       1.5     --      1.3
Restructuring and other charges
 (Note 5).........................      --       3.6       9.8     --      9.2
                                   -------- --------  -------- ------- -------
  Total costs and expenses........  2,057.8  1,843.6   1,780.3   429.0   430.3
                                   -------- --------  -------- ------- -------
Income (loss) from continuing
 operations before interest
 income, interest expense, income
 taxes and the cumulative effect
 of a change in accounting
 principle........................    127.7    109.5      94.9    12.9    (0.9)
Interest income...................      6.2      4.0       2.3     1.1     0.5
Interest expense..................      8.1      3.5       6.6     1.0     1.6
                                   -------- --------  -------- ------- -------
Income (loss) from continuing
 operations before income taxes
 and the cumulative effect of a
 change in accounting principle...    125.8    110.0      90.6    13.0    (2.0)
Provision for income taxes (Note
 9)...............................     38.6     33.5      22.7     3.4     1.6
                                   -------- --------  -------- ------- -------
Income (loss) from continuing
 operations before the cumulative
 effect of a change in accounting
 principle........................     87.2     76.5      67.9     9.6    (3.6)
Discontinued operations, net of
 income taxes (Note 12)...........      --      (5.5)      --      --      --
                                   -------- --------  -------- ------- -------
Income (loss) before the
 cumulative effect of a change in
 accounting principle.............     87.2     71.0      67.9     9.6    (3.6)
Cumulative effect of a change in
 accounting principle, net of
 income taxes (Note 14)...........      --       --        --      --     (4.7)
                                   -------- --------  -------- ------- -------
  Net income (loss)............... $   87.2 $   71.0  $   67.9 $   9.6 $  (8.3)
                                   ======== ========  ======== ======= =======
Unaudited pro forma as adjusted
 basic earnings (loss) per common
 share from continuing operations
 (Note 18)........................                    $   0.93         $ (0.09)
                                                      ========         =======
Unaudited pro forma as adjusted
 diluted earnings (loss) per
 common share from continuing
 operations (Note 18).............                    $   0.92         $ (0.09)
                                                      ========         =======


        The accompanying notes are an integral part of the combined financial statements.

                             FMC TECHNOLOGIES, INC.

                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1999 AND 2000
                      AND AS OF MARCH 31, 2001 (UNAUDITED)

                                                         DECEMBER 31,
(IN MILLIONS, EXCEPT SHARE AND PAR VALUE DATA)        ------------------   MARCH 31,
                                                        1999      2000       2001
                                                      --------  --------  -----------
                                                                          (UNAUDITED)
Assets

Current assets:
Cash and cash equivalents............................ $   40.1  $   17.8   $   12.0
Trade receivables, net of allowances of $10.4 in
 1999, $7.2 in 2000 and $7.6 in 2001.................    267.5     328.9      315.6
Inventories (Note 6).................................    250.8     254.8      278.8
Other current assets.................................     68.3      62.0      100.2
Deferred income taxes (Note 9).......................     31.7      29.8       33.2
                                                      --------  --------   --------
    Total current assets.............................    658.4     693.3      739.8
Investments..........................................    151.5      29.9       30.0
Property, plant and equipment, net (Note 7)..........    280.6     257.3      254.1
Goodwill and intangible assets, net..................    359.7     373.1      360.6
Other assets.........................................      5.7      12.0       15.1
Deferred income taxes (Note 9).......................     17.3       8.1        8.1
                                                      --------  --------   --------
    Total assets..................................... $1,473.2  $1,373.7   $1,407.7
                                                      ========  ========   ========

Liabilities and stockholder's equity

Current liabilities:
Short-term debt (Note 8)............................. $   12.0  $   41.1   $   31.7
Accounts payable, trade and other....................    367.5     328.3      333.9
Accrued payroll......................................     48.7      39.7       30.0
Other current liabilities............................    125.5     113.5      148.4
Current portion of accrued pension and other
 postretirement benefits (Note 10)...................      4.3      13.2       12.7
Income taxes payable (Note 9)........................     18.4      34.0       33.2
                                                      --------  --------   --------
    Total current liabilities........................    576.4     569.8      589.9
Accrued pension and other postretirement benefits,
 less current portion (Note 10)......................     75.4      59.2       60.6
Reserve for discontinued operations (Note 12)........     33.8      30.6       29.1
Other liabilities....................................     65.4      76.5       75.8
Commitments and contingent liabilities (Note 17).....      --        --         --
Stockholder's equity:
Common stock, $0.01 par value, 1,000 shares
 authorized, issued and outstanding in 2000 and
 2001................................................      --        --         --
Capital in excess of par value of common stock.......      --        --         --
Accumulated other comprehensive loss.................    (79.8)   (114.4)    (126.9)
Owner's net investment...............................    802.0     752.0      779.2
                                                      --------  --------   --------
    Total stockholder's equity.......................    722.2     637.6      652.3
                                                      --------  --------   --------
      Total liabilities and stockholder's equity..... $1,473.2  $1,373.7   $1,407.7
                                                      ========  ========   ========

     The accompanying notes are an integral part of the combined financial statements.

                             FMC TECHNOLOGIES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
 AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND 2001 (UNAUDITED)

                                                                                             THREE
                                                                                            MONTHS
                                                                                          ENDED MARCH
                                                                YEAR ENDED DECEMBER 31,       31,
(IN MILLIONS)                                                  -------------------------  ------------
                                                                1998     1999     2000    2000   2001
                                                               -------  -------  -------  -----  -----
                                                                                          (UNAUDITED)
Cash provided (required) by operating
 activities of continuing operations:
Income (loss) from continuing
 operations...............................................     $  87.2  $  76.5  $  67.9  $ 9.6  $(3.6)
Adjustments to reconcile income
 (loss) from continuing operations to
 cash provided (required) by
 operating activities of continuing
 operations:
  Depreciation and amortization...........................        66.6     62.3     59.1   13.8   14.4
  Asset impairments (Note 5)..............................         --       6.0      1.5    --     1.3
  Restructuring and other charges
   (Note 5)...............................................         --       3.6      9.8    --     9.2
  Settlement of derivative contracts
   (Note 3)...............................................         --       --       --     --    (3.8)
  Deferred income taxes...................................         3.4     16.7     11.1    --    (3.3)
  Other...................................................       (10.9)     1.1      6.9    5.6    1.3
Changes in operating assets and
 liabilities:
  Accounts receivable sold (net
   repurchase of receivables).............................         --      22.0     15.6    4.0   (5.2)
  Trade receivables, net..................................       (21.3)    46.3    (78.3)  16.1   18.5
  Inventories.............................................        (4.1)    32.1    (16.5)  (3.6) (24.5)
  Other current assets and other
   assets.................................................        21.2      0.8     17.4  (64.6) (35.1)
  Accounts payable including advance
   payments, accrued payroll, other
   current liabilities and other
   liabilities............................................        70.0   (111.3)   (91.1) (19.4)  10.0
  Income taxes payable....................................         0.3      3.0     15.6    6.8   (0.8)
  Accrued pension and other
   postretirement benefits, net...........................       (16.0)    (6.4)   (11.0)  (1.0)  (0.6)
                                                               -------  -------  -------  -----  -----
Cash provided (required) by operating
 activities of continuing
 operations...............................................       196.4    152.7      8.0  (32.7) (22.2)
                                                               -------  -------  -------  -----  -----
Cash required by discontinued
 operations (Note 12).....................................        (2.9)    (7.4)    (3.2)  (0.4)  (1.5)
                                                               -------  -------  -------  -----  -----
Cash provided (required) by investing
 activities:
  Acquisitions and joint venture
   investments............................................       (82.8)   (49.1)   (47.4)   --     --
  Capital expenditures....................................       (59.4)   (40.9)   (43.1) (13.9) (12.8)
  Proceeds from disposal of property,
   plant and equipment and sale-
   leasebacks.............................................        37.0     59.4     31.6    2.5    5.3
  Redemption of Tyco preferred stock
   (Note 4)...............................................         --       --     127.5    --     --
  (Increase) decrease in investments......................       (23.4)    24.1     (5.2)  (1.1)  (0.4)
                                                               -------  -------  -------  -----  -----
Cash provided (required) by investing
 activities...............................................      (128.6)    (6.5)    63.4  (12.5)  (7.9)
                                                               -------  -------  -------  -----  -----
Cash provided (required) by financing
 activities:
  Net increase (decrease) in short-
   term debt..............................................        (2.6)   (11.1)    29.0    1.2   (9.4)
  Repayment of long-term debt.............................        (8.0)     --       --     --     --
  (Distribution to) contribution from
   owner..................................................       (54.8)  (122.8)  (117.9)  30.0   35.5
                                                               -------  -------  -------  -----  -----
Cash provided (required) by financing
 activities...............................................       (65.4)  (133.9)   (88.9)  31.2   26.1
                                                               -------  -------  -------  -----  -----
Effect of exchange rate changes on
 cash and cash equivalents................................        (1.2)     9.8     (1.6)  (0.9)  (0.3)
                                                               -------  -------  -------  -----  -----
Increase (decrease) in cash and cash
 equivalents..............................................        (1.7)    14.7    (22.3) (15.3)  (5.8)
Cash and cash equivalents, beginning
 of period................................................        27.1     25.4     40.1   40.1   17.8
                                                               -------  -------  -------  -----  -----
Cash and cash equivalents, end of
 period...................................................     $  25.4  $  40.1  $  17.8  $24.8  $12.0
                                                               =======  =======  =======  =====  =====

      Supplemental cash flow information: Income taxes paid, net of refunds, were $38.2 million, $13.8 million and $1.8 million for the years ended December 31, 1998, 1999 and 2000, respectively, and $(3.4) million and $0.9 million for the three months ended March 31, 2000 (unaudited) and 2001 (unaudited), respectively. Interest payments for the years ended December 31, 1998, 1999 and 2000 were $4.7 million, $4.6 million and $8.8 million, respectively, and $1.7 million and $1.5 million for the three months ended March 31, 2000 (unaudited) and 2001 (unaudited), respectively.

      Non-cash transaction: The Company received Tyco preferred stock valued at $121.6 million in 1998 in conjunction with the sale of Crosby Valve (Note 4).

     The accompanying notes are an integral part of the combined financial statements.

                             FMC TECHNOLOGIES, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000
         AND FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND
                                2001 (UNAUDITED)

                                                    ACCUMULATED
                                                       OTHER
                                       OWNER'S NET COMPREHENSIVE COMPREHENSIVE
(IN MILLIONS)                          INVESTMENT  INCOME (LOSS) INCOME (LOSS)
                                       ----------- ------------- -------------
BALANCE AT DECEMBER 31, 1997..........   $ 821.4      $ (32.0)
Net income............................      87.2          --        $ 87.2
Foreign currency translation
 adjustment (Note 13).................       --          (3.7)        (3.7)
Distribution to owner.................     (54.8)         --           --
                                         -------      -------       ------
                                                                    $ 83.5
                                                                    ======

BALANCE AT DECEMBER 31, 1998..........     853.8        (35.7)
Net income............................      71.0          --          71.0
Foreign currency translation
 adjustment (Note 13).................       --         (40.9)       (40.9)
Minimum pension liability adjustment
 (Note 10)............................       --          (3.2)        (3.2)
Distribution to owner.................    (122.8)         --           --
                                         -------      -------       ------
                                                                    $ 26.9
                                                                    ======

BALANCE AT DECEMBER 31, 1999..........     802.0        (79.8)
Net income (unaudited)................       9.6          --           9.6
Foreign currency translation
 adjustment (Note 13) (unaudited).....       --          (8.0)        (8.0)
Contribution from owner (unaudited)...      30.0          --           --
                                         -------      -------       ------
                                                                    $  1.6
                                                                    ======
BALANCE AT MARCH 31, 2000
 (UNAUDITED)..........................   $ 841.6      $ (87.8)
                                         =======      =======

BALANCE AT DECEMBER 31, 1999..........   $ 802.0      $ (79.8)
Net income............................      67.9          --          67.9
Foreign currency translation
 adjustment (Note 13).................       --         (35.9)       (35.9)
Minimum pension liability adjustment
 (Note 10)............................       --           1.3          1.3
Distribution to owner.................    (117.9)         --           --
                                         -------      -------       ------
                                                                    $ 33.3
                                                                    ======
BALANCE AT DECEMBER 31, 2000..........     752.0       (114.4)
Net loss (unaudited)..................      (8.3)         --          (8.3)
Foreign currency translation
 adjustment (unaudited)...............       --          (9.9)        (9.9)
Contribution from owner (unaudited)...      35.5          --           --
Net deferral of hedging losses
 (unaudited)..........................       --          (1.3)        (1.3)
Cumulative effect of a change in
 accounting principle (unaudited)
 (Note 14)............................       --          (1.3)        (1.3)
                                         -------      -------       ------
                                                                    $(20.8)
                                                                    ======
BALANCE AT MARCH 31, 2001
 (unaudited)..........................   $ 779.2      $(126.9)
                                         =======      =======

     The accompanying notes are an integral part of the combined financial statements.

                             FMC TECHNOLOGIES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. NATURE OF ORGANIZATION AND BUSINESS

      On October 31, 2000, FMC Corporation announced its intention to reorganize its Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems businesses as a new company, FMC Technologies, Inc. ("FMC Technologies" or the "Company"), and to sell up to 19.9% of FMC Technologies' common stock by means of an initial public offering (the "offering"), followed by a distribution (the "distribution") to FMC Corporation's stockholders of FMC Corporation's remaining interest in the Company's common stock. FMC Corporation has further advised FMC Technologies that the distribution is expected to occur by the end of calendar year 2001.

      FMC Technologies was incorporated in Delaware on November 13, 2000 and currently is a wholly owned subsidiary of FMC Corporation. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Production Systems, Energy Processing Systems, FoodTech and Airport Systems segments. Energy Production Systems is a leading supplier of systems and services used in the offshore, particularly deepwater, exploration and production of crude oil and natural gas. Energy Processing Systems is a leading provider of specialized systems and products to customers involved in the production, transportation and processing of crude oil, natural gas and refined petroleum-based products. FoodTech is a leading supplier of technologically sophisticated food handling and processing systems and products to industrial food processing companies. Airport Systems provides technologically advanced equipment and services for airlines, airports and air freight companies.

NOTE 2. BASIS OF PRESENTATION

      FMC Corporation has operated the businesses it will transfer to FMC Technologies in the separation as internal units of FMC Corporation through various divisions and subsidiaries, or through investments in unconsolidated affiliates. Before the closing of the offering, FMC Corporation intends to contribute substantially all of its ownership interests in the businesses included in these combined financial statements to the Company with the remainder to be transferred shortly after the closing. These combined financial statements reflect the combined results of the businesses as if they had been contributed to the Company for all periods. Subsequent to the contribution, all of the businesses included in these combined financial statements will be consolidated subsidiaries or divisions of the Company, or will be investments of the Company or its subsidiaries.

      FMC Technologies' combined financial statements have been carved out from the consolidated financial statements of FMC Corporation using the historical results of operations and bases of the assets and liabilities of the transferred businesses, and give effect to certain allocations of expenses from FMC Corporation. Such expenses represent costs related to general and administrative services that FMC Corporation has provided to FMC Technologies, including accounting, treasury, tax, legal, human resources, information technology and other corporate and infrastructure services. The costs of these services have been allocated to FMC Technologies and included in the Company's combined financial statements based upon the relative levels of use of those services. The expense allocations have been determined on the basis of assumptions and estimates that management believes to be a reasonable reflection of FMC Technologies' utilization of those services. These allocations and estimates, however, are not necessarily indicative of the costs and expenses that would have resulted if FMC Technologies had operated as a separate entity in the past, or of the costs the Company may incur in the future. For information relating to FMC Technologies' relationship with FMC Corporation and services between FMC Technologies and FMC Corporation following the separation, see Note 18.

      The Company's cash resources are managed under a centralized system wherein receipts are deposited to the corporate accounts of FMC Corporation and disbursements are centrally funded. Accordingly, settlement of certain assets and liabilities arising from common services or activities provided by FMC Corporation and certain related-party transactions are reflected as net equity distributions to FMC Corporation.

      The combined financial statements do not reflect the debt or interest expense FMC Technologies would have incurred if it were a stand-alone entity. In addition, the combined financial statements may not be

                             FMC TECHNOLOGIES, INC.

indicative of the Company's combined financial position, operating results or cash flows in the future or what the Company's financial position, operating results and cash flows would have been had FMC Technologies been a separate, stand-alone entity during the periods presented. The combined financial statements do not reflect any changes that will occur in the Company's funding or operations as a result of the offering, the distribution and FMC Technologies becoming a stand-alone entity.

NOTE 3. PRINCIPAL ACCOUNTING POLICIES

      Use of estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results are likely to differ from those estimates, but FMC Technologies' management does not believe such differences will materially affect the Company's financial position, results of operations or cash flows.

      Principles of combination--The combined financial statements include the accounts of the Energy Systems, FoodTech and Airport Systems businesses of FMC Corporation that will be transferred to FMC Technologies in the separation. All material intercompany accounts and transactions are eliminated in combination.

      Unaudited financial information--The combined balance sheet as of March 31, 2001, and the combined statements of income, cash flows and changes in stockholder's equity for the three-month periods ended March 31, 2000 and 2001 have been prepared by the Company and are unaudited. In the opinion of management, these financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and reflect all adjustments necessary for a fair statement of the Company's results of operations and cash flows for the interim periods ended March 31, 2000 and 2001 and of its financial position as of March 31, 2001. All such adjustments are of a normal recurring nature. The results of operations for the three-month periods ended March 31, 2000 and 2001 are not necessarily indicative of the results of operations for the full year.

      These notes to combined financial statements also include supplemental information as of and for the three month period ended March 31, 2001. The supplemental information is unaudited and appears in Notes 3, 5, 6, 9, 14 and
15. In each note, the unaudited supplemental information is dated as of a date in 2001.

      Revenue recognition--Revenue from equipment sales is either recognized upon transfer of title to the customer (which is generally upon shipment or when customer-specific acceptance requirements are met) or under the percentage of completion method. The percentage of completion method is used for manufacturing and assembly projects that involve significant design and engineering effort in order to satisfy detailed customer-supplied specifications. Revenue is recognized as work progresses on each contract in the ratio that costs incurred to date bear to total estimated costs at completion. Any expected losses on contracts in progress are charged to operations in the period the losses become probable. Service revenue is recognized as the service is provided.

      Cash equivalents--The Company considers investments in all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

      Accounts receivable--During the fourth quarter of 1999, FMC Corporation entered into an accounts receivable financing facility under which accounts receivable are sold without recourse through a wholly owned, bankruptcy remote subsidiary. As part of FMC Corporation, FMC Technologies' operations have participated in the facility, which resulted in reductions of accounts receivable of $22.3 million and $38.0 million at December 31, 1999 and 2000, respectively. The Company accounts for the sales of receivables in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Net discounts recognized on sales of receivables are included in selling, general and administrative expenses in the combined statements of income and amounted to $0.3 million and $0.1 million for the years ended December 31, 1999 and 2000, respectively.

                             FMC TECHNOLOGIES, INC.

      Revenue in excess of billings on completed contracts accounted for under the percentage of completion method is included in accounts receivable and amounted to $34.5 million at December 31, 1999 and $76.3 million at December 31, 2000.

      Inventories--Inventories are stated at the lower of cost or market value. Inventory costs include those costs directly attributable to products prior to sale, including all manufacturing overhead but excluding costs to distribute. Cost is determined on the last-in, first-out ("LIFO") basis for all domestic inventories, except certain inventories relating to contracts-in-progress, which are stated at the actual production cost incurred to date, reduced by amounts identified with recognized revenue. At December 31, 2000, inventories accounted for under the LIFO method totaled $93.6 million. The first-in, first-out ("FIFO") method is used to determine the cost for all other inventories.

      Investments--Investments in companies in which FMC Technologies' ownership interest is 50% or less and in which FMC Technologies exercises significant influence over operating and financial policies are accounted for using the equity method after eliminating the effects of any material intercompany transactions. All other investments are carried at their fair values or at cost, as appropriate.

      Property, plant and equipment--Property, plant and equipment is recorded at cost. Depreciation for financial reporting purposes is provided principally on the straight-line basis over the estimated useful lives of the assets (land improvements--20 years, buildings--20 to 50 years, and machinery and equipment--3 to 18 years). Gains and losses are reflected in income upon sale or retirement of assets. Expenditures that extend the useful lives of property, plant and equipment or increase productivity are capitalized.

      The Company reviews the recovery of the net book value of property, plant and equipment for impairment whenever events and circumstances indicate that the net book value of an asset may not be recoverable from the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the net book value, an impairment loss is recognized equal to the amount by which the net book value exceeds the fair value of the assets.

      Goodwill and intangible assets--Goodwill and identifiable intangible assets (such as trademarks) are amortized on a straight-line basis over their estimated useful or legal lives, not exceeding 40 years. The Company periodically evaluates the recoverability of the net book value of goodwill and intangible assets, particularly in the case of a change in business circumstances or other triggering event, based on expected undiscounted future cash flows for each operation having a significant goodwill balance. In cases where undiscounted expected future cash flows are less than the net book value, an impairment loss is recognized equal to the amount by which the net book value exceeds the fair value of the assets. Amortization of goodwill amounted to $11.2 million, $10.3 million and $10.9 million in 1998, 1999 and 2000, respectively.

      Accounts payable--Amounts advanced by customers as deposits on orders not yet billed and progress payments on contracts-in-progress are classified with accounts payable and amounted to $181.8 million at December 31, 1999 and $120.2 million at December 31, 2000.

      Income taxes--The provision for income taxes reflected in FMC Technologies' combined financial statements has been computed as if FMC Technologies were a stand-alone entity and filed separate tax returns. Current income taxes are provided on income reported for financial statement purposes adjusted for transactions that do not enter into the computation of income taxes payable. Deferred tax liabilities and assets are measured using enacted tax rates for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Income taxes are not provided for the equity in undistributed earnings of foreign subsidiaries or affiliates when it is management's intention that such earnings will remain invested in those companies. Taxes are provided for in the year in which the decision is made to repatriate the earnings.

                             FMC TECHNOLOGIES, INC.

      Accumulated other comprehensive loss--At December 31, 1999, accumulated other comprehensive loss consisted of cumulative foreign currency translation losses of $76.6 million and a minimum pension liability adjustment of $3.2 million. At December 31, 2000, accumulated other comprehensive loss consisted of cumulative foreign currency translation losses of $112.5 million and a minimum pension liability adjustment of $1.9 million. At March 31, 2001, accumulated other comprehensive loss consisted of cumulative foreign currency translation losses of $122.4 million, a minimum pension liability adjustment of $1.9 million and net deferred losses on hedging contracts of $2.6 million.

      Earnings per common share--The Company's historical capital structure is not indicative of its prospective capital structure and, accordingly, historical earnings per share information has not been presented.

      Foreign currency translation--Assets and liabilities of most foreign operations are translated at exchange rates in effect at the balance sheet date, and the foreign operations' income statements are translated at the monthly exchange rates for the period. For operations in non-highly inflationary countries, translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholder's equity until the foreign entity is sold or liquidated. For operations in highly inflationary countries and where the local currency is not the functional currency, inventories, property, plant and equipment, and other noncurrent assets are converted to U.S. dollars at historical exchange rates, and all gains or losses from conversion are included in net income. Foreign currency effects on cash and cash equivalents and debt in hyperinflationary economies are included in interest income or expense.

      Derivative financial instruments and foreign currency transactions--On January 1, 2001, the Company implemented, on a prospective basis, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 137 and SFAS No. 138 (collectively, the "Statement"). The Statement requires the Company to recognize all derivatives in the combined balance sheets at fair value, with changes in the fair value of derivative instruments to be recorded in current earnings or deferred in other comprehensive income, depending on whether a derivative is designated as and is effective as a hedge and on the type of hedging transaction. In accordance with the provisions of the Statement, the Company recorded first quarter 2001 losses from the cumulative effect of a change in accounting principle of $4.7 million, net of an income tax benefit of $3.0 million, in the Company's combined statement of earnings, and $1.3 million, net of an income tax benefit of $0.9 million, in accumulated other comprehensive loss.

      The Company uses derivative financial instruments selectively to offset exposure to market risks arising from changes in foreign exchange rates. Derivative financial instruments currently used by the Company primarily consist of foreign currency forward contracts. Contracts are executed centrally to minimize transaction costs on currency conversions and minimize losses due to adverse changes in foreign currency markets. For anticipated transactions, the Company enters into external derivative contracts which individually correlate with each exposure in terms of currency and maturity, and the amount of the contract does not exceed the amount of the exposure being hedged. For amounts recorded on the Company's combined balance sheet, such as accounts receivable or payable, the Company evaluates and monitors combined net exposures by currency and maturity, and external derivative financial instruments correlate with that net exposure in all material respects.

      Generally, the Company applies hedge accounting as allowed by the Statement for derivatives related to anticipated future cash flows, and does not apply hedge accounting for derivatives related to fair value exposures. For derivatives where hedge accounting is used, the Company formally designates the derivative as either (1) a cash flow hedge of an anticipated transaction, or (2) a foreign currency cash flow hedge. The Company also documents the designated hedging relationship upon entering into the derivative, including identification of the hedging instrument and the hedged item or transaction, the strategy and risk management objective for undertaking the hedge, and the nature of the risk being hedged. Each derivative is assessed for hedge effectiveness both at the inception of the hedging relationship and, at a minimum, on a quarterly basis, for as long as the derivative is outstanding. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in anticipated cash flows of the hedged item or transaction. Hedge

                             FMC TECHNOLOGIES, INC.

accounting is discontinued if the forecasted transaction is no longer expected to occur, and any previously deferred hedging gains or losses are recorded in earnings immediately. Gains or losses for all designated hedges are recorded in the combined statements of income generally on the same line item as the gain or loss on the item being hedged.

      The Company records all derivatives at fair value as assets or liabilities in the combined balance sheets, with classification as current or long-term. For cash flow hedges, the effective portion of the change in fair value of the derivative is deferred in accumulated other comprehensive loss in the combined balance sheets until the transaction is reflected in the earnings, at which time any deferred hedging gains or losses are also recorded in earnings. The ineffective portion of the change in the fair value of a derivative used as a cash flow hedge is recorded in earnings as incurred.

      For periods prior to the adoption of SFAS No. 133, gains and losses on hedges of existing assets and liabilities were included in the carrying amounts of those assets or liabilities and were ultimately recognized in income when those carrying amounts were converted. Gains and losses related to hedges of firm commitments also were deferred and included in the basis of the transaction when it was completed. Gains and losses on unhedged foreign currency transactions were included in income as part of cost of sales or services. Gains and losses on derivative financial instruments that protect the Company from exposure in a particular currency, but do not currently have a designated underlying transaction, were also included in income as part of cost of sales or services. If a hedged item matured, was sold, extinguished, or terminated, or was related to an anticipated transaction that is no longer likely to take place, the derivative financial instrument related to the hedged item was closed out and the related gain or loss was included in income as part of cost of sales or services or interest expense, as appropriate in relation to the hedged item.

      Cash flows from derivative contracts are reported in the combined statements of cash flows in the same categories as the cash flows from the underlying transactions. The 2001 cash outflow related to contracts settled as a result of the adoption of SFAS No. 133 of $3.8 million is reported separately in the combined statements of cash flows.

      Segment information--The Company's determination of its four reportable segments was made on the basis of its strategic business units and the commonalities among the products and services within each segment and corresponds to the manner in which the Company's management reviews and evaluates operating performance. The Company has combined certain similar operating segments that meet applicable criteria established under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

      Energy Production Systems is a leading supplier of systems and services used in the offshore, particularly deepwater, exploration and production of crude oil and natural gas. Energy Processing Systems is a leading provider of specialized systems and products to customers involved in the production, transportation and processing of crude oil, natural gas and refined petroleum-based products. FoodTech is a leading supplier of technologically sophisticated food handling and processing systems and products to industrial food processing companies. Airport Systems provides technologically advanced equipment and services for airlines, airports and air freight companies. See Note 15 for a further description and additional information regarding the Company's segments.

NOTE 4. BUSINESS COMBINATIONS AND DIVESTITURES

      In August 1998, the Company acquired a majority of the voting stock of a leading wellhead manufacturer. Following a 1999 tender offer for the remaining outstanding shares of the acquired business, the Company holds a 98% ownership interest. The acquired business' operations are included in the Energy Production Systems segment.

      On February 16, 2000, the Company acquired York International Corporation's Northfield Freezing Systems Group ("Northfield") for $39.8 million in cash and the assumption of certain liabilities. Northfield, headquartered in Northfield, MN, is a manufacturer of freezers, coolers and dehydrators for the industrial food

                             FMC TECHNOLOGIES, INC.

processing industry. The Company has recorded goodwill (to be amortized over 40 years) and other intangible assets totaling $41.6 million relating to the acquisition. Northfield's operations are included in the FoodTech segment.

      The Company completed smaller acquisitions and joint venture investments during the years ended December 31, 1998, 1999 and 2000.

      All acquisitions were accounted for using the purchase method of accounting, and, accordingly, the purchase prices have been allocated to the assets acquired and liabilities assumed based on the estimated fair values of such assets and liabilities at the dates of acquisition. The excess of the purchase prices over the fair values of the net tangible assets acquired has been recorded as intangible assets, primarily goodwill, and is amortized over periods ranging from 10 to 40 years. Had the acquisitions occurred at the beginning of the earliest period presented, the effect on the Company's combined financial statements would not have been significantly different than those reported and, accordingly, pro forma financial information has not been provided.

      The purchase prices for all of the aforementioned acquisitions were satisfied from cash flows from operations and external financing. Results of operations of the acquired companies have been included in the Company's combined statements of income from the respective dates of acquisition.

      In July 1998, the Company completed the sale of its Crosby Valve business to a subsidiary of Tyco International Ltd. ("Tyco") for cash and Tyco preferred stock valued at $121.6 million. In October 2000, the Company redeemed its investment in Tyco preferred stock in exchange for cash proceeds of $128.7 million, including dividends of $1.2 million. Crosby Valve was included in the Energy Processing Systems segment until its sale in July 1998.

      Asset sales and the divestiture of Crosby Valve during the year ended December 31, 1998 resulted in gains of $19.1 million. Asset sales during the years ended December 31, 1999 and 2000 resulted in gains of $10.1 million and $3.3 million, respectively.

NOTE 5. ASSET IMPAIRMENTS AND RESTRUCTURING AND OTHER CHARGES

      Restructuring spending related to a restructuring program initiated in 1997 was $13.2 million and $8.9 million in 1998 and 1999, respectively. All restructuring activities were completed and there were no remaining accruals related to this program at December 31, 1999.

      In the third quarter of 1999, the Company recorded asset impairments and restructuring and other one-time charges of $9.6 million ($5.9 million after tax). Asset impairments of $6.0 million were required to write down certain FoodTech assets. Estimated future cash flows attributed to these assets indicated that an impairment of the assets had occurred. The restructuring and other one-time charges of $3.6 million resulted primarily from strategic decisions to divest or restructure certain corporate departments and a number of businesses, including certain FoodTech and Energy Processing Systems operations. Restructuring spending under all 1999 programs totaled $2.7 million and $0.9 million in 1999 and 2000, respectively, and included severance payments for 122 individuals. All restructuring activities were completed and there were no remaining accruals related to these programs at December 31, 2000.

      In the second quarter of 2000, FMC Technologies recorded asset impairments and restructuring and other one-time charges totaling $11.3 million before taxes ($6.9 million after tax). Asset impairments of $1.5 million were required to write down certain Energy Production Systems equipment, as estimated future cash flows attributed to these assets indicated that an impairment of the assets had occurred. Restructuring and other one-time charges were $9.8 million, of which $8.0 million resulted primarily from strategic decisions to

                             FMC TECHNOLOGIES, INC.

restructure certain FoodTech operations, and included planned reductions in force of 236 individuals. Restructuring charges of $1.4 million at Energy Production Systems included severance costs related to planned reductions in force of 68 individuals as a result of the delay in orders received from oil and gas companies for major systems. Restructuring charges of $0.4 million related to a corporate reduction in force. Restructuring spending under these programs totaled $7.0 million in 2000. The remaining 53 workforce reductions associated with these restructuring programs were substantially completed during the first quarter of 2001, and related spending during the three months ended March 31, 2001 totalled $3.0 million.

      In the first quarter of 2001, FMC Technologies recorded an asset impairment and one-time restructuring charges of $10.5 million before taxes ($6.5 million after tax). An asset impairment of $1.3 million was required to write off goodwill associated with a small FoodTech product line which the Company does not intend to develop further. Restructuring charges were $9.2 million, of which $5.2 million related to planned reductions in force of 91 individuals in the Energy Processing Systems businesses, $2.5 million related to planned reductions in force of 72 positions in the FoodTech businesses, and $1.5 million related to a planned plant closing and restructuring of an Airport Systems facility, including 73 planned workforce reductions. Restructuring spending of $1.1 million related to the 2001 programs occurred during the three months ended March 31, 2001.

NOTE 6. INVENTORIES

      Inventories are recorded at the lower of cost or market value. The current replacement costs of inventories exceeded their recorded values by $78.8 million and $82.3 million at December 31, 1999 and 2000, respectively. During 1999, the Company reduced certain LIFO inventories that were carried at lower than prevailing costs, resulting in a reduction of LIFO expense of $2.0 million. There were no reductions in LIFO inventories during 1998 and 2000.

      Inventories consisted of the following:

                                                   DECEMBER 31,
      (IN MILLIONS)                              ----------------   MARCH 31,
                                                  1999     2000       2001
                                                 -------  -------  -----------
                                                                   (UNAUDITED)
      Raw materials and purchased parts......... $ 108.5  $ 112.0    $ 107.0
      Work in progress..........................   134.3    120.8      143.1
      Manufactured parts and finished goods.....   109.4    124.6      136.2
                                                 -------  -------    -------
          Gross inventory before valuation
           adjustments and LIFO reserves........   352.2    357.4      386.3
      Valuation adjustments and LIFO reserves...  (101.4)  (102.6)    (107.5)
                                                 -------  -------    -------
          Net inventory......................... $ 250.8  $ 254.8    $ 278.8
                                                 =======  =======    =======

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consisted of the following:

                                                                 DECEMBER 31,
      (IN MILLIONS)                                             ---------------
                                                                 1999     2000
                                                                -------  ------
      Land and land improvements............................... $  17.3  $ 17.6
      Buildings................................................   138.5   133.8
      Machinery and equipment..................................   442.8   420.1
      Construction in progress.................................    10.6    12.6
                                                                -------  ------
          Total cost...........................................   609.2   584.1
      Accumulated depreciation.................................  (328.6) (326.8)
                                                                -------  ------
          Net property, plant and equipment.................... $ 280.6  $257.3
                                                                =======  ======

                             FMC TECHNOLOGIES, INC.

      Depreciation expense was $49.0 million, $46.2 million and $41.2 million in 1998, 1999 and 2000, respectively.

      During 1999 and 2000, the Company entered into agreements for the sale and leaseback of certain equipment. Net property, plant and equipment was reduced by the equipment's carrying values of $29.1 million in 1999 and $13.7 million in 2000. The net cash proceeds received were $52.1 million in 1999 and $22.5 million in 2000. Non-amortizing deferred credits were recorded in conjunction with the sale transactions. These credits totaled $23.4 and $31.8 million at December 31, 1999 and 2000, respectively, and are included in other long-term liabilities. The Company has annual fair market value purchase options under the agreements. The leases, which end in December 2004, are classified as operating leases in accordance with SFAS No. 13, "Accounting for Leases."

NOTE 8. DEBT

      At December 31, 1999 and 2000, short-term debt included third-party debt of FMC Technologies' foreign operations of $11.9 million and $14.0 million, respectively. The weighted average interest rates on these outstanding borrowings were approximately 8.8% and 8.4% at December 31, 1999 and 2000, respectively. In addition, at December 31, 2000, short-term debt included $26.9 million of borrowings from MODEC International LLC, a 37.5%-owned joint venture, at an interest rate of approximately 7.2%.

      Because FMC Corporation has historically funded most of its businesses centrally, third-party debt and cash for operating companies has been minimal and is not representative of what the Company's actual debt balances would have been had the Company been a separate, stand-alone entity. See Note 18 for a further description of the financing arrangements relating to the separation.

NOTE 9. INCOME TAXES

      The operating results of FMC Technologies have been included in FMC Corporation's U.S. consolidated income tax returns and the state and foreign tax returns of FMC Corporation and its domestic affiliates. In certain instances, income of domestic subsidiaries of FMC Technologies is reported on separate state income tax returns of the domestic subsidiaries. In addition, operating results of foreign operations of FMC Technologies have been included in the tax returns of foreign affiliates of FMC Corporation. As long as FMC Corporation continues to own at least 80% of the voting power and value of FMC Technologies' outstanding capital stock, FMC Technologies will continue to be included in the U.S. consolidated income tax returns of FMC Corporation and certain state and foreign income tax returns of FMC Corporation and its affiliates.

      The provision for income taxes in FMC Technologies' combined financial statements has been prepared as if FMC Technologies were a stand-alone entity and filed separate tax returns. See Note 18 for a description of the tax sharing agreements between FMC Corporation and FMC Technologies.

      Domestic and foreign components of income from continuing operations before income taxes are shown below:

                                                             YEAR ENDED DECEMBER
                                                                     31,
      (IN MILLIONS)                                          -------------------
                                                              1998   1999  2000
                                                             ------ ------ -----
      Domestic.............................................. $ 76.8 $ 26.8 $11.6
      Foreign...............................................   49.0   83.2  79.0
                                                             ------ ------ -----
          Total............................................. $125.8 $110.0 $90.6
                                                             ====== ====== =====

                             FMC TECHNOLOGIES, INC.

      The provisions (benefits) for income taxes attributable to income from continuing operations consisted of:

                                                              YEAR ENDED
                                                             DECEMBER 31,
      (IN MILLIONS)                                        ------------------
                                                           1998  1999   2000
                                                           ----- -----  -----
      Current:
        Federal........................................... $10.4 $ 7.4  $(0.2)
        Foreign...........................................  20.8   7.9   11.2
        State and local...................................   4.0   1.5    0.6
                                                           ----- -----  -----
          Total current...................................  35.2  16.8   11.6
      Deferred............................................   3.4  16.7   11.1
                                                           ----- -----  -----
          Total........................................... $38.6 $33.5  $22.7
                                                           ===== =====  =====

      Total income tax provisions were allocated as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
      (IN MILLIONS)                                        ------------------
                                                           1998  1999   2000
                                                           ----- -----  -----
      Continuing operations............................... $38.6 $33.5  $22.7
      Discontinued operations.............................   --   (3.5)   --
                                                           ----- -----  -----
      Income tax provision................................ $38.6 $30.0  $22.7
                                                           ===== =====  =====

      Significant components of the deferred income tax provisions attributable to income from continuing operations before income taxes were as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
      (IN MILLIONS)                                        ------------------
                                                           1998  1999   2000
                                                           ----- -----  -----
      Deferred tax (exclusive of the valuation
       allowance)......................................... $ 3.3 $13.7  $11.8
      Increase (decrease) in the valuation allowance for
       deferred tax assets................................   0.1   3.0   (0.7)
                                                           ----- -----  -----
      Deferred income tax provision....................... $ 3.4 $16.7  $11.1
                                                           ===== =====  =====

      Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                 DECEMBER 31,
      (IN MILLIONS)                                             --------------
                                                                 1999    2000
                                                                ------  ------
      Reserves for discontinued operations and restructuring... $ 15.4  $ 19.1
      Accrued pension and other postretirement benefits........   35.5    34.3
      Other reserves...........................................   40.6    34.2
      Net operating loss carryforwards.........................    6.1     5.4
      Other....................................................   11.8    11.9
                                                                ------  ------
        Deferred tax assets....................................  109.4   104.9
      Valuation allowance......................................   (6.1)   (5.4)
                                                                ------  ------
        Deferred tax assets, net of valuation allowance........  103.3    99.5
                                                                ------  ------
      Property, plant and equipment............................   25.7    25.7
      Unbilled percentage of completion revenue and other......   28.6    35.9
                                                                ------  ------
        Deferred tax liabilities...............................   54.3    61.6
                                                                ------  ------
          Net deferred tax assets.............................. $ 49.0  $ 37.9
                                                                ======  ======

                             FMC TECHNOLOGIES, INC.

      The effective income tax rate applicable to income from continuing operations before income taxes was different from the statutory U.S. Federal income tax rate due to the factors listed in the following table:

                                                                             YEAR ENDED
                                                                            DECEMBER 31,
      (PERCENT OF INCOME FROM OPERATIONS)                                  ----------------
                                                                           1998  1999  2000
                                                                           ----  ----  ----
      Statutory U.S. tax rate............................................   35%   35%   35%
      Net difference:
        Foreign sales corporation income subject to different tax rates..   (2)   (3)   (2)
        State and local income taxes, less Federal income tax benefit....    2     1     1
        Foreign earnings subject to different tax rates..................   (7)   (6)  (11)
        Tax on intercompany dividends and deemed dividends for tax
         purposes........................................................    2     2     3
        Nondeductible goodwill...........................................    2     1     1
        Nondeductible expenses...........................................    1     1     1
        Equity in earnings of affiliates not taxed.......................   (1)   --    --
        Change in valuation allowance....................................   --    --    (1)
        Other............................................................   (1)   (1)   (2)
                                                                           ---   ---   ---
          Total difference...............................................   (4)   (5)  (10)
                                                                           ---   ---   ---
      Effective tax rate.................................................   31%   30%   25%
                                                                           ===   ===   ===

      During the first quarter of 2001 in connection with the separation of its business from FMC Corporation, FMC Technologies repatriated $50.1 million of undistributed earnings from certain of its Norwegian and Swiss operations, resulting in an income tax charge of $3.3 million, substantially all of which represents a deferred liability. Other income tax liabilities resulting from the repatriation have been assumed by FMC Corporation under the terms of the tax sharing agreements described in Note 18.

      U.S. income taxes have not been provided for the equity in undistributed earnings of foreign consolidated subsidiaries ($172.1 million and $153.1 million at December 31, 1999 and 2000, respectively, and $118.9 million at March 31, 2001) or foreign unconsolidated subsidiaries and affiliates ($2.8 million and $2.0 million at December 31, 1999 and 2000, respectively). Restrictions on the distribution of these earnings are not significant. Foreign earnings taxable to the Company as dividends were $7.9 million, $14.0 million and $35.3 million in 1998, 1999 and 2000, respectively.

NOTE 10. PENSIONS AND POSTRETIREMENT AND OTHER BENEFIT PLANS

      Through the end of 2000, substantially all of the Company's domestic employees participated in FMC Corporation's qualified pension and postretirement medical and life insurance plans after meeting certain employment criteria, and may have participated in FMC Corporation's other benefit plans depending on their location and employment status. Foreign-based employees may also have been eligible to participate in FMC Corporation-sponsored or government-sponsored programs that were available to them.

      Pension and postretirement amounts recognized in the Company's combined financial statements have been determined on the basis of certain assumptions regarding whether FMC Corporation or FMC Technologies will assume the assets and liabilities related to specific groups of current and former FMC Corporation employees. The ultimate distribution of pension and postretirement benefit assets and liabilities will be governed by the employee benefits agreement that the Company will enter into with FMC Corporation and will involve actuarial calculations and determinations about the employment status of FMC Corporation's corporate office employees. See Note 18.

                             FMC TECHNOLOGIES, INC.

      The funded status of the Company's allocated portion of FMC Corporation's domestic qualified and non-qualified pension, the United Kingdom pension plan, one German pension plan and FMC Corporation's domestic postretirement health care and life insurance benefit plans, together with the associated balances recognized in the Company's combined financial statements as of December 31, were as follows:

                                                                   OTHER
                                                              POSTRETIREMENT
                                                PENSIONS         BENEFITS
(IN MILLIONS)                                 --------------  ----------------
                                               1999    2000    1999     2000
                                              ------  ------  -------  -------
Accumulated benefit obligation:
Plans with unfunded accumulated benefit
 obligation.................................. $ 16.8  $ 16.6  $   --   $   --
                                              ======  ======  =======  =======
Change in benefit obligation:
Benefit obligation at January 1.............. $341.2  $328.2  $  39.3  $  36.5
  Service cost...............................   15.3    12.6      1.1      1.0
  Interest cost..............................   23.1    24.1      2.7      2.6
  Actuarial gain.............................  (38.4)   (9.4)    (3.4)    (2.3)
  Amendments.................................    0.7     0.2      --       0.1
  Foreign exchange currency rate changes.....    --     (4.1)     --       --
  Transfer of U.K. inactive group............    --     32.3      --       --
  Plan participants' contributions...........    --      --       1.4      1.8
  Benefits paid..............................  (13.7)  (16.1)    (4.6)    (4.6)
                                              ------  ------  -------  -------
    Benefit obligation at December 31........  328.2   367.8     36.5     35.1
                                              ------  ------  -------  -------
Change in fair value of plan assets:
Fair value of plan assets at January 1.......  300.8   285.2      --       --
  Actual return on plan assets...............   (3.4)   41.1      --       --
  Foreign exchange currency rate changes.....    --     (4.1)     --       --
  Transfer of U.K. inactive group............    --     33.6      --       --
  Company contributions......................    1.5     1.5      3.2      2.8
  Plan participants' contributions...........    --      --       1.4      1.8
  Benefits paid..............................  (13.7)  (16.1)    (4.6)    (4.6)
                                              ------  ------  -------  -------
    Fair value of plan assets at December
     31......................................  285.2   341.2      --       --
                                              ------  ------  -------  -------
Funded status of the plans (liability).......  (43.0)  (26.6)   (36.5)   (35.1)
Unrecognized actuarial loss (gain)...........   23.0     5.0     (0.4)    (2.3)
Unrecognized prior service cost (income).....    8.3     7.0    (13.2)   (10.0)
Unrecognized transition asset................  (12.0)   (6.3)     --       --
                                              ------  ------  -------  -------
    Net amounts recognized in the balance
     sheets at December 31................... $(23.7) $(20.9) $ (50.1) $ (47.4)
                                              ======  ======  =======  =======
Prepaid benefit cost......................... $  5.0  $ 11.1  $    --  $    --
Accrued benefit liability....................  (34.6)  (36.1)   (50.1)   (47.4)
Intangible asset.............................    2.7     2.2      --       --
Accumulated other comprehensive income.......    3.2     1.9      --       --
                                              ------  ------  -------  -------
    Net amounts recognized in the balance
     sheets at December 31................... $(23.7) $(20.9) $ (50.1) $ (47.4)
                                              ======  ======  =======  =======

                             FMC TECHNOLOGIES, INC.

      The following table summarizes the assumptions used and the components of net annual benefit cost (income) for the years ended December 31:

                                                                 OTHER
                                                            POSTRETIREMENT
                                         PENSIONS              BENEFITS
(IN MILLIONS)                      ----------------------  -------------------
                                    1998    1999    2000   1998   1999   2000
                                   ------  ------  ------  -----  -----  -----
Assumptions as of September 30:
Discount rate.....................   6.75%   7.50%   7.50%  6.75%  7.50%  7.50%
Expected return on assets.........   9.20%   9.25%   9.25%   --     --     --
Rate of compensation increase.....   5.00%   5.00%   4.25%   --     --     --
Components of net annual benefit
 cost:
  Service cost.................... $ 12.1  $ 15.3  $ 12.6  $ 1.2  $ 1.1  $ 1.0
  Interest cost...................   20.4    23.1    24.1    2.9    2.7    2.6
  Expected return on plan assets..  (24.7)  (26.1)  (27.1)   --     --     --
  Amortization of transition
   asset..........................   (7.0)   (7.0)   (6.8)   --     --     --
  Amortization of prior service
   cost...........................    1.4     1.6     1.6   (2.8)  (3.1)  (3.1)
  Recognized net actuarial (gain)
   loss...........................   (0.2)    1.1     0.6   (0.4)   --    (0.3)
                                   ------  ------  ------  -----  -----  -----
    Net annual benefit cost....... $  2.0  $  8.0  $  5.0  $ 0.9  $ 0.7  $ 0.2
                                   ======  ======  ======  =====  =====  =====

      The change in the discount rate used in determining domestic pension and other postretirement benefit obligations from 6.75% to 7.50% decreased the projected benefit obligations by $33.5 million at December 31, 1999.

      The change in the rate of compensation increase used in determining domestic pension plan obligations from 5.0% to 4.25% decreased the projected benefit obligation by $7.8 million at December 31, 2000.

      For measurement purposes, a 6.0% annual rate of increase in the per capita cost of health care benefits was assumed for 1999 and 2000. The rate was assumed to decrease to 5.0% for 2001 and remain at that level thereafter.

      Assumed health care cost trend rates have an effect on the amounts reported for the health care plan. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                            ONE        ONE
                                                         PERCENTAGE PERCENTAGE
      (IN MILLIONS)                                        POINT      POINT
                                                          INCREASE   DECREASE
                                                         ---------- ----------
      Effect on total of service and interest cost
       components.......................................    $ --      $ --
      Effect on postretirement benefit obligation.......    $0.3      $(0.2)

      The Company has adopted SFAS No. 87, "Employers' Accounting for Pensions," for its pension plan for employees in the United Kingdom and for one pension plan in Germany. The financial impact of compliance with SFAS No. 87 for other non-U.S. pension plans is not materially different from the locally reported pension expense. The cost of providing pension benefits for foreign employees was $3.0 million in 1998, $3.7 million in 1999 and $3.4 million in 2000.

      To effect a separation of the pension plan in the United Kingdom, FMC Technologies was allocated the assets and liabilities associated with inactive participants of FMC Corporation's divested process additives division effective December 31, 2000. FMC Technologies will also assume any net annual benefit cost or

                             FMC TECHNOLOGIES, INC.

income associated with these participants beginning in 2001. The addition of this participant group increased the pension's projected benefit obligation by $32.3 million, the pension plan's assets by $33.6 million and the pension's prepaid benefit cost by $5.8 million at December 31, 2000.

      The Company has recognized expense of $7.6 million, $7.5 million and $7.5 million in 1998, 1999 and 2000, respectively, for FMC Technologies' share of matching contributions to the FMC Corporation Savings and Investment Plan, a qualified domestic salary-reduction plan under Section 401(k) of the Internal Revenue Code.

NOTE 11. INCENTIVE COMPENSATION PLANS

      The Company did not grant stock-based compensation or maintain its own incentive compensation programs during the three years ended December 31, 2000. However, certain employees of the Company participate or have participated in FMC Corporation's Incentive Compensation and Stock Plan, as amended and restated effective as of February 16, 2001 (the "Stock Plan"), which provides incentives and awards to key employees of FMC Corporation. The Stock Plan is administered by a committee of the Board of Directors of FMC Corporation, which reviews and approves financial targets as well as the time and conditions for payment.

      The Stock Plan provides for the grant of incentive awards payable partly in cash and partly in FMC Corporation common stock. The Company was allocated expense of $3.8 million, $6.8 million and $5.7 million during the years ended December 31, 1998, 1999 and 2000, respectively, for the Stock Plan. This expense represented the cost of FMC Corporation restricted stock and bonuses granted to employees and directors of the Company and to certain employees of FMC Corporation who provided services to the Company. The Stock Plan also provides for regular grants of FMC Corporation stock options. The exercise price for options is not less than the fair market value of the stock at the date of grant. The contractual life of each option is generally ten years and substantially all options vest in three to four years. FMC Corporation accounts for stock options under the provisions of APB Opinion No. 25 "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for stock options under the Stock Plan and therefore, no compensation cost has been allocated to the Company.

      See Note 18 for a description of new incentive compensation arrangements that are expected to be adopted by the Company before completion of the offering.

NOTE 12. DISCONTINUED OPERATIONS

      Under agreements governing the separation of the Company from FMC Corporation, the Company has assumed specified self-insured product liabilities associated with equipment manufactured by specified discontinued machinery businesses of FMC Corporation. These businesses primarily consisted of the construction equipment, power control, beverage equipment and marine and rail divisions, which were divested prior to 1985. From time to time, personal injury and other product-related claims have been made against FMC Corporation related to cranes and other equipment formerly manufactured and sold by the discontinued businesses. Reserves related to these reported claims as well as incurred but not reported claims amounted to $33.8 million at December 31, 1999 and $30.6 million at December 31, 2000. Such reserves are recorded based on annual actuarially-determined estimates of liabilities, which include factors for estimating the ultimate future payout on reported and potential unreported claims, as well as the cost of legal fees, claims administration and stop-loss insurance coverage. The Company evaluates its estimate of these self-insured liabilities on a regular basis, and makes adjustments to the recorded liability balance to reflect current information regarding the estimated amount of future payments to be made on both reported and incurred but unreported claims. On an annual basis, the Company engages an actuary to estimate the liability for these claims. The actuarial estimate of the self-insured liability is determined based upon the number of pieces of equipment in use and the

                             FMC TECHNOLOGIES, INC.

expected loss rate per unit, and considers such factors as historical claim and settlement experience by year, recent trends in the number of claims and the cost of settlements, and available stop-loss insurance coverage. Actual settlements of self-insured product liabilities may be more or less than the liability estimated by the Company.

      The Company maintains insurance coverage limiting its exposure to any individual self-insured product liability claim to $2.75 million. At December 31, 2000, the Company had 18 known open claims related to cranes, only one of which was valued at an amount exceeding $500,000 and 27 claims primarily related to the power control, beverage equipment and marine and rail divisions, two of which exceeded $500,000. During 1998, 1999 and 2000, respectively, FMC Technologies spent $1.8 million, $5.9 million and $2.7 million toward settlement of liabilities related to crane cases and $1.1 million, $1.5 million and $0.5 million toward settlement of liabilities related to other discontinued product lines.

      The following table presents case activity related to our discontinued liabilities for the two years ended December 31, 2000:

      December 31, 1998 cases pending......................................  55
       1999 notice of new cases filed......................................  14
       1999 cases closed................................................... (22)
                                                                            ---
      December 31, 1999 cases pending......................................  47
       2000 notice of new cases filed......................................  30
       2000 cases closed................................................... (32)
                                                                            ---
      December 31, 2000 cases pending......................................  45
                                                                            ===

      Additionally, in 1998, 1999 and 2000, the average settlement per claim was approximately $277,000, approximately $78,000 and approximately $93,000, respectively.

      The following table presents accruals, payments towards settlements and remaining discontinued reserves for claims related to cranes and other claims for the two years ended December 31, 2000:

                                                             DISCONTINUED
                                                               RESERVES
      (IN MILLIONS)                                       ---------------------
                                                                  OTHER
                                                          CRANES  CLAIMS  TOTAL
                                                          ------  ------  -----
      December 31, 1998 Reserve.......................... $25.8   $ 6.4   $32.2
        1999 Accruals....................................   9.0     --      9.0
        1999 Payments....................................  (5.9)   (1.5)   (7.4)
                                                          -----   -----   -----
      December 31, 1999 Reserve..........................  28.9     4.9    33.8
        2000 Accruals....................................   --      --      --
        2000 Payments....................................  (2.7)   (0.5)   (3.2)
                                                          -----   -----   -----
      December 31, 2000 Reserve.......................... $26.2   $ 4.4   $30.6
                                                          =====   =====   =====

      In the fourth quarter of 1999, FMC Technologies provided $9.0 million ($5.5 million after tax) to increase its recorded liabilities based on revised actuarial estimates of the ultimate cost of product liability claims related to the construction equipment business, for which claim payments had increased substantially in 1999.

      The Company's obligation related to the settlement of the three claims each exceeding $500,000 amounted to $2.3 million. While the Company believes its existing reserves are adequate and are based on the

                             FMC TECHNOLOGIES, INC.

most current estimate of potential loss, and also believes that product liability claims will decrease over time as the products are retired, it is possible that the ultimate outcome of all discontinued operations' liabilities could differ materially from the recorded reserve. However, management is unable to estimate or predict a range or an amount by which the ultimate claim payments might differ from recorded amounts.

NOTE 13. FOREIGN CURRENCY

      The Norwegian krone and Swedish krona were relatively stable against the U.S. dollar in 1998 while the Mexican peso weakened and certain Asian currencies experienced significant intra-year volatility. Additionally in 1998, the Japanese yen reversed its previous trend and strengthened. Exposures in 1999 were affected primarily by the weakening of the Norwegian krone and Swedish krona as well as the stronger Japanese yen. In 2000, foreign currency transactional exposures were most affected by the weakening of the British pound, Norwegian krone and Swedish krona against the U.S. dollar. The Company mitigates its transactional exposure to variability in currency exchange rates by entering into foreign exchange forward and option contracts with third parties.

      During 2000, the Company's earnings were negatively affected by approximately $6 million before tax due to the impact of weaker European currencies (particularly the euro, Norwegian krone and Swedish krona) on the Company's foreign currency-denominated sales, which was partly offset by the benefit of paying certain local operating costs in the same European currencies.

      Net income for 1998, 1999 and 2000 included aggregate foreign currency gains (losses) of $(2.5) million, $3.8 million and $4.5 million, respectively.

      The following table presents the foreign currency adjustments to key balance sheet categories and the offsetting adjustments to accumulated other comprehensive loss or to income for the years ended December 31:

                                                           GAINS (LOSSES)
      (IN MILLIONS)                                      ---------------------
                                                         1998    1999    2000
                                                         -----  ------  ------
      Cash and cash equivalents......................... $(1.2) $  9.8  $ (1.6)
      Other working capital.............................  (2.5)  (20.7)  (26.2)
      Property, plant and equipment, net................  (0.7)   (8.3)   (8.8)
      Investments.......................................  (2.8)    6.3     0.7
      Debt..............................................   0.7     0.7    (0.1)
      Other.............................................   0.3   (24.9)    4.6
                                                         -----  ------  ------
                                                         $(6.2) $(37.1) $(31.4)
                                                         =====  ======  ======
      Other comprehensive loss.......................... $(3.7) $(40.9) $(35.9)
      Gain (loss) included in income....................  (2.5)    3.8     4.5
                                                         -----  ------  ------
                                                         $(6.2) $(37.1) $(31.4)
                                                         =====  ======  ======

NOTE 14. FINANCIAL INSTRUMENTS

      Derivative financial instruments--At March 31, 2001 and December 31, 1999 and 2000, derivative financial instruments consisted primarily of foreign exchange forward contracts. The Company uses derivative instruments, primarily foreign exchange forward contracts, to manage certain of its foreign exchange rate risks. Company policy allows for the use of derivative financial instruments only for identifiable exposures and, therefore, the Company does not enter into derivative instruments for trading purposes where the objective is to generate profits.

                             FMC TECHNOLOGIES, INC.

      With respect to foreign exchange rate risk, the Company's objective is to limit potential losses in local currency-based earnings or cash flows from adverse foreign currency exchange rate movements. The Company's foreign currency exposures arise from transactions denominated in a currency other than an entity's functional currency, primarily anticipated purchases of raw materials or services and sales of finished product, and the settlement of receivables and payables. The primary currencies to which the Company and its affiliates are exposed include the euro, British pound, Japanese yen, Norwegian krone, Swedish krona, Singapore dollar and U.S. dollar.

      Hedge ineffectiveness and the portion of derivative gains or losses excluded from assessments of hedge effectiveness, related to the Company's outstanding cash flow hedges and which were recorded to earnings during the quarter ended March 31, 2001, were less than $0.1 million. At March 31, 2001, the net deferred hedging loss in accumulated other comprehensive loss was $2.6 million, approximately $1.7 million of which is expected to be recognized in earnings during the twelve months ended March 31, 2002, at the time the underlying hedged transactions are realized, and the remainder of which is expected to be recognized at various times through November 30, 2009.

      During 1998, the Company entered into forward contracts with a notional value of $33.0 million to offset various risks associated with the potential devaluation of the Brazilian real. The contracts matured in 1999, subsequent to the devaluation of the Brazilian real. Losses from the decline in value of the Company's real-denominated investments during the 1999 devaluation, as well as 1999 economic losses related to the Brazilian economic crisis, were offset by gains on the forward contracts.

      As of December 31, 1999 and 2000, the Company held foreign exchange forward contracts with notional amounts of $388.7 million and $417.8 million, respectively, in which foreign currencies (primarily Norwegian krone, Singapore dollars and British pounds in 1999 and 2000) were purchased, and approximately $254.2 million and $335.7 million, respectively, in which foreign currencies (primarily Singapore dollars, British pounds, euros and Norwegian krone in 1999 and Norwegian krone, Swedish krona, Singapore dollars and British pounds in
2000) were sold. Notional amounts are used to measure the volume of derivative financial instruments and do not represent potential gains or losses on these agreements.

      Fair value disclosures--The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable, amounts included in investments and accruals meeting the definition of financial instruments and short-term debt approximate fair value.

      Fair values relating to foreign exchange contracts were $(5.6) million and $(18.7) million at December 31, 1999 and 2000, respectively, and reflect the estimated net amounts that the Company would pay to terminate the contracts at the reporting date based on quoted market prices of comparable contracts at those dates. The carrying values of foreign exchange contracts were $(1.7) million and $5.0 million at December 31, 1999 and 2000, respectively.

      Standby letters of credit and financial guarantees--In the ordinary course of business with customers, vendors and others, the Company is contingently liable for performance under letters of credit and other financial guarantees totaling approximately $90 million at December 31, 2000. The Company's management does not believe it is practicable to estimate the fair values of these financial instruments and does not expect any losses from their resolution.

                             FMC TECHNOLOGIES, INC.

NOTE 15. SEGMENT INFORMATION

Segment revenue and operating profit

      Segment operating profit is defined as total segment revenue less segment operating expenses. The following items have been excluded in computing segment operating profit: corporate staff expense, interest income and expense associated with corporate debt facilities and investments, income taxes, asset impairments and restructuring and other charges (Note 5), LIFO inventory adjustments and other income and expense items.

                                                             THREE MONTHS
                              YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
(IN MILLIONS)                ----------------------------  -------------------
                               1998      1999      2000     2000    2001
                             --------  --------  --------  ------  ------
                                                            (UNAUDITED)
Revenue:
Energy Production Systems..  $  813.5  $  785.2  $  667.9  $178.2  $157.9
Energy Processing Systems..     508.4     348.5     370.7    78.3    89.1
Intercompany eliminations..      (1.0)     (4.3)     (1.3)   (0.1)   (0.2)
                             --------  --------  --------  ------  ------
  Subtotal Energy Systems..   1,320.9   1,129.4   1,037.3   256.4   246.8
FoodTech...................     549.3     537.3     573.3   124.8   108.5
Airport Systems............     320.0     290.9     267.2    60.7    74.7
Intercompany eliminations..      (4.7)     (4.5)     (2.6)    --     (0.6)
                             --------  --------  --------  ------  ------
    Total revenue..........  $2,185.5  $1,953.1  $1,875.2  $441.9  $429.4
                             ========  ========  ========  ======  ======
Income (loss) from
 continuing operations
 before income taxes and
 the cumulative effect of a
 change in accounting
 principle:
Energy Production Systems..  $   41.6  $   64.8  $   45.5  $  9.7  $  5.6
Energy Processing Systems..      53.6      32.3      26.9     1.3     3.4
                             --------  --------  --------  ------  ------
  Subtotal Energy Systems..      95.2      97.1      72.4    11.0     9.0
FoodTech...................      43.5      50.3      53.8    10.5     3.5
Airport Systems............      29.3      13.9      15.2     1.6     5.9
                             --------  --------  --------  ------  ------

  Total segment operating
   profit..................     168.0     161.3     141.4    23.1    18.4
Corporate expenses (1).....     (36.4)    (35.3)    (33.7)   (8.4)   (8.1)
Other expense, net (2).....      (3.9)     (6.9)     (1.5)   (1.8)   (0.7)
                             --------  --------  --------  ------  ------
  Operating profit before
   asset impairments,
   restructuring and other
   charges, net interest
   income (expense) and
   income tax expense......     127.7     119.1     106.2    12.9     9.6
Asset impairments (3)......       --       (6.0)     (1.5)    --     (1.3)
Restructuring and other
 charges (4)...............       --       (3.6)     (9.8)    --     (9.2)
Net interest income
 (expense).................      (1.9)      0.5      (4.3)    0.1    (1.1)
                             --------  --------  --------  ------  ------
    Total income (loss)
     from continuing
     operations before
     income taxes and the
     cumulative effect of a
     change in accounting
     principle.............  $  125.8  $  110.0  $   90.6  $ 13.0  $ (2.0)
                             ========  ========  ========  ======  ======

--------
(1) Corporate expenses primarily include staff expenses.
(2) Other expense, net consists of all other corporate items, including LIFO inventory adjustments and pension income or expense.
(3) Asset impairments in 1999 and 2001 relate to FoodTech. Asset impairments in 2000 relate to Energy Production Systems. See Note 5.

                             FMC TECHNOLOGIES, INC.

(4) Restructuring and other charges in 1999 relate to Energy Processing Systems ($1.5 million), FoodTech ($1.1 million) and Corporate ($1.0 million). Restructuring and other charges in 2000 relate to Energy Production Systems ($1.4 million), FoodTech ($8.0 million) and Corporate ($0.4 million). Restructuring charges in 2001 relate to Energy Processing Systems ($5.2 million), FoodTech ($2.5 million) and Airport Systems ($1.5 million). See
    Note 5.

      The following table summarizes the approximate percentage of segment revenues derived from sales to single customers:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                              1998  1999  2000
                                                              ----  ----  ----
Energy Production Systems:
  Customer A................................................. 34.0% 27.2% 26.5%
  Customer B.................................................  --   13.7% 14.5%
  Customer C.................................................  --   10.1% 11.0%
Airport Systems:
  Customer D................................................. 12.8%  --   12.0%

Segment assets and liabilities

      Segment assets and liabilities are those assets and liabilities that are recorded and reported by segment operations. Segment operating capital employed represents segment assets less segment liabilities. Segment assets exclude corporate items, which are principally cash equivalents, LIFO reserves, deferred income tax benefits, eliminations of intercompany receivables, property, plant and equipment not attributable to a specific segment, and credits relating to the sale of receivables. Segment liabilities exclude substantially all debt, income taxes, pension and other postretirement benefit liabilities, restructuring reserves, intercompany eliminations, reserves for discontinued operations and deferred gains on the sale and leaseback of equipment.

                                            DECEMBER 31,      MARCH 31,
(IN MILLIONS)                             ------------------  ---------
                                            1999      2000      2001
                                          --------  --------  ---------
                                                               (UNAUDITED)
Operating Capital Employed (1):
Energy Production Systems................ $  184.2  $  243.3  $  274.1
Energy Processing Systems................    255.3     261.8     252.8
Intercompany eliminations................     (0.2)     (0.1)      --
                                          --------  --------  --------
  Subtotal Energy Systems................    439.3     505.0     526.9
FoodTech.................................    292.0     334.7     316.4
Airport Systems..........................     72.4      93.4      88.0
                                          --------  --------  --------
  Total operating capital employed.......    803.7     933.1     931.3
Segment liabilities included in total
 operating capital employed..............    511.4     446.6     452.8
Corporate items (2)......................    158.1      (6.0)     23.6
                                          --------  --------  --------
    Total assets......................... $1,473.2  $1,373.7  $1,407.7
                                          ========  ========  ========
Segment Assets:
Energy Production Systems................ $  414.9  $  410.9  $  423.3
Energy Processing Systems................    335.6     342.1     342.6
Intercompany eliminations................     (1.1)     (0.9)     (1.0)
                                          --------  --------  --------
  Subtotal Energy Systems................    749.4     752.1     764.9
FoodTech.................................    444.0     486.8     473.2
Airport Systems..........................    121.7     140.8     146.0
                                          --------  --------  --------
  Total segment assets...................  1,315.1   1,379.7   1,384.1
Corporate items (2)......................    158.1      (6.0)     23.6
                                          --------  --------  --------
    Total assets......................... $1,473.2  $1,373.7  $1,407.7
                                          ========  ========  ========

                             FMC TECHNOLOGIES, INC.

--------
(1) FMC Technologies' management views operating capital employed, which consists of assets, net of liabilities, reported by the Company's operations (and excludes corporate items such as cash equivalents, debt, pension liabilities, income taxes and LIFO reserves), as a primary measure of segment capital.
(2) Corporate items include cash equivalents, LIFO reserves, deferred income tax benefits, eliminations of intercompany receivables, property, plant and equipment not attributable to a specific segment and credits relating to the sale of receivables. As of December 31, 1999, Corporate items also include $127.5 million of Tyco preferred stock, which was received as part of the sale of Crosby Valve to a subsidiary of Tyco in July 1998. The Company redeemed its investment in Tyco preferred stock in October 2000. See Note 4.

Geographic segment information

      Geographic segment sales represent sales by location of the Company's customers or their headquarters. Geographic segment long-lived assets include investments, net property, plant and equipment, and certain other non-current assets. Intangible assets of acquired companies are not reported by geographic segment.

Revenue

                                                      YEAR ENDED DECEMBER 31,
      (IN MILLIONS)                                  --------------------------
                                                       1998     1999     2000
                                                     -------- -------- --------
      Third party revenue (by location of customer)
      United States................................. $  830.3 $  713.2 $  734.7
      Norway........................................    294.2    221.1    206.0
      All other countries...........................  1,061.0  1,018.8    934.5
                                                     -------- -------- --------
          Total revenue............................. $2,185.5 $1,953.1 $1,875.2
                                                     ======== ======== ========

Long-lived assets

                                                                  DECEMBER 31,
      (IN MILLIONS)                                               -------------
                                                                   1999   2000
                                                                  ------ ------
      United States.............................................. $210.9 $195.4
      Brazil.....................................................   31.6   32.5
      All other countries........................................  101.7   71.8
                                                                  ------ ------
          Total long-lived assets................................ $344.2 $299.7
                                                                  ====== ======

Other business segment information

                                                                RESEARCH AND
                               CAPITAL      DEPRECIATION AND     DEVELOPMENT
                            EXPENDITURES      AMORTIZATION         EXPENSE
                          ----------------- ----------------- -----------------
                             YEAR ENDED        YEAR ENDED        YEAR ENDED
                            DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
(IN MILLIONS)             ----------------- ----------------- -----------------
                          1998  1999  2000  1998  1999  2000  1998  1999  2000
                          ----- ----- ----- ----- ----- ----- ----- ----- -----
Energy Production
 Systems................. $21.9 $11.3 $14.7 $18.2 $18.6 $18.8 $13.0 $15.8 $25.3
Energy Processing
 Systems.................   8.5   3.4   5.5  18.3  12.8  11.0  11.7   9.9   8.5
                          ----- ----- ----- ----- ----- ----- ----- ----- -----
  Subtotal Energy
   Systems...............  30.4  14.7  20.2  36.5  31.4  29.8  24.7  25.7  33.8
FoodTech.................  26.3  23.9  19.2  24.2  25.3  25.3  18.0  17.9  15.1
Airport Systems..........   2.6   2.2   2.6   2.7   2.9   2.9   8.0   8.2   7.8
Corporate................   0.1   0.1   1.1   3.2   2.7   1.1   --    --    --
                          ----- ----- ----- ----- ----- ----- ----- ----- -----
    Total................ $59.4 $40.9 $43.1 $66.6 $62.3 $59.1 $50.7 $51.8 $56.7
                          ===== ===== ===== ===== ===== ===== ===== ===== =====

                             FMC TECHNOLOGIES, INC.

NOTE 16. QUARTERLY INFORMATION (UNAUDITED)

                                        1999                              2000                  2001
(IN MILLIONS)             --------------------------------- --------------------------------- --------
                           1ST                               1ST
                           QTR.  2ND QTR. 3RD QTR. 4TH QTR.  QTR.  2ND QTR. 3RD QTR. 4TH QTR. 1ST QTR.
                          ------ -------- -------- -------- ------ -------- -------- -------- --------
Revenue.................  $471.7  $510.7   $469.9   $500.8  $441.9  $495.4   $452.6   $485.3   $429.4
                          ======  ======   ======   ======  ======  ======   ======   ======   ======
Income from continuing
 operations before net
 interest income
 (expense) and income
 tax expense............  $ 17.0  $ 30.2   $ 22.5   $ 39.8  $ 12.9  $ 23.8   $ 25.0   $ 33.2   $  0.9
                          ======  ======   ======   ======  ======  ======   ======   ======   ======
Income (loss) from
 continuing operations..  $ 11.9  $ 21.1   $ 15.7   $ 27.8  $  9.6  $ 18.3   $ 16.8   $ 23.2   $ (3.6)
Discontinued operations,
 net of income taxes....     --      --       --      (5.5)    --      --       --       --       --
Cumulative effect of a
 change in accounting
 principle, net of
 income taxes...........     --      --       --       --      --      --       --       --      (4.7)
                          ------  ------   ------   ------  ------  ------   ------   ------   ------
Net income (loss).......  $ 11.9  $ 21.1   $ 15.7   $ 22.3  $  9.6  $ 18.3   $ 16.8   $ 23.2   $ (8.3)
                          ======  ======   ======   ======  ======  ======   ======   ======   ======

NOTE 17. COMMITMENTS AND CONTINGENT LIABILITIES

      FMC Technologies leases office space, plants and facilities and various types of manufacturing, data processing and transportation equipment. Leases of real estate generally provide for payment of property taxes, insurance and repairs by FMC Technologies. Capital leases are not significant. Rent expense under operating leases amounted to $22.8 million, $24.5 million and $29.3 million in 1998, 1999 and 2000, respectively.

      Minimum future rental payments under noncancelable leases aggregated approximately $125.6 million as of December 31, 2000 and are payable as follows: $23.3 million in 2001, $22.8 million in 2002, $21.3 million in 2003, $20.1 million in 2004, $11.4 million in 2005 and $26.7 million thereafter.

      The Company also has certain other contingent liabilities arising from litigation, claims, performance guarantees, and other commitments incident to the ordinary course of business. The Company's management believes that the ultimate resolution of its known contingencies will not materially affect the combined financial position, results of operations or cash flows of FMC Technologies.

NOTE 18. PROPOSED PUBLIC OFFERING OF COMMON STOCK (UNAUDITED)

The Offering

      The Board of Directors of FMC Corporation and the Company's Board of Directors have authorized management of the Company to file a registration statement with the Securities and Exchange Commission for the offering. It is anticipated that the Company will file an Amended and Restated Certificate of Incorporation to authorize 195,000,000 shares of FMC Technologies common stock and 12,000,000 shares of FMC Technologies preferred stock. There are currently 1,000 shares of FMC Technologies common stock outstanding.

                             FMC TECHNOLOGIES, INC.

      Before the closing of the offering, FMC Corporation intends to contribute substantially all of its ownership interests in the businesses included in these combined financial statements to the Company with the remainder to be transferred shortly after the offering. These financial statements reflect the combined results of the businesses as if they had been so contributed to the Company for all periods. Subsequent to the contribution, all of the businesses included in these combined financial statements will be consolidated subsidiaries or divisions of the Company or will be investments of the Company or its subsidiaries.

The Distribution

      FMC Corporation has advised the Company that it currently intends to distribute its remaining ownership interest in the Company to common stockholders of FMC Corporation. If completed, the distribution, as previously announced, is expected to take the form of a spin-off in which FMC Corporation distributes all of the Company's common stock that it owns through a special dividend to FMC Corporation common stockholders. If circumstances change, FMC Corporation may distribute its remaining ownership interest in the Company through an exchange offer by FMC Corporation, in which its common stockholders would be offered the option of tendering some or all of their shares in exchange for FMC Technologies common stock, and a subsequent spin-off of FMC Corporation's remaining ownership interest in the Company. FMC Corporation has advised the Company that it does not intend to complete the distribution unless it receives a favorable tax ruling from the Internal Revenue Service as to the tax-free nature of the distribution for U.S. Federal income tax purposes and the final approval of the Board of Directors of FMC Corporation, among other conditions. FMC Corporation has also advised the Company that it currently anticipates that this distribution will occur by the end of calendar year 2001.

      FMC Corporation has advised the Company that the final determination as to the completion, timing, structure and terms of the distribution will be based on financial and business considerations and prevailing market conditions. In addition, FMC Corporation has advised the Company that, as permitted by the separation and distribution agreement between FMC Corporation and the Company described below, it will not complete the distribution if its Board of Directors determines that the distribution is not in the best interests of FMC Corporation and its stockholders. FMC Corporation has the sole discretion to determine whether or not to complete the distribution and, if it decides to complete the distribution, to determine the timing, structure and terms of the distribution.

Financing Arrangements

      FMC Technologies anticipates that its debt after giving effect to the offering will be approximately $305.1 million, or $274.1 million if the underwriters' overallotment option is fully exercised and the net proceeds thereof are all applied to repay indebtedness. In addition, pursuant to the separation and distribution agreement between FMC Technologies and FMC Corporation, this amount will be decreased to reflect net cash generated or increased to reflect net cash utilized by FMC Technologies' operations subsequent to March 31, 2001 until the date of the offering. FMC Technologies' debt facilities will consist of a $150 million 364-day revolving credit facility and a $250 million five-year credit agreement.

Employee Benefit Plans

      Effective May 1, 2001, FMC Technologies established its own qualified and non-qualified U.S. defined benefit pension plans, and effective immediately after the distribution, FMC Technologies will establish any additional pension and employee benefit plans. The material terms of FMC Technologies' pension and employee benefit plans will generally mirror FMC Corporation's plans as in effect at that time. The employee benefits agreement between the Company and FMC Corporation does not preclude FMC Technologies from discontinuing or changing its plans at any time, so long as it notifies FMC Corporation and agrees to absorb

                             FMC TECHNOLOGIES, INC.

any cost associated with such change. Employees of FMC Technologies will begin participating in FMC Technologies' new plans as of the later of the date of the establishment of each plan or the date on which they become employees of FMC Technologies.

      FMC Technologies' plans will assume all obligations under FMC Corporation's plans to employees and former employees allocated to FMC Technologies. Specified assets funding these obligations, including assets held in trusts, will be transferred from trusts and other funding vehicles associated with FMC Corporation's plans to the corresponding trusts and other funding vehicles associated with FMC Technologies' plans as soon as practicable. FMC Technologies' plans will provide that any employee or former employee allocated to it will receive full recognition and credit under these plans for all service, all compensation, and all other benefit-affecting determinations that would have been recognized under the corresponding FMC Corporation plan. However, there will be no duplication of benefits payable by FMC Corporation or its plans.

      Effective as of May 1, 2001, FMC Technologies adopted the FMC Technologies, Inc. Incentive Compensation and Stock Plan (the "FMC Technologies Stock Plan"). The Company's employees, consultants and directors and employees, consultants and directors of its subsidiaries are eligible to participate in the FMC Technologies Stock Plan. At the time of the offering, the Company expects to grant options to purchase shares of FMC Technologies common stock under the FMC Technologies Stock Plan at an exercise price equal to the offering price per share in the offering.

      In addition, immediately after the closing of the offering, FMC Technologies intends to replace all FMC Corporation restricted stock granted to the Company's employees and to the Chairman of its Board of Directors with grants of the Company's restricted stock that will be made under to the FMC Technologies Stock Plan. The historical combined financial statements reflect an allocation of expense related to FMC Corporation's existing restricted stock program. To the extent that the Company replaces any FMC Corporation restricted stock with FMC Technologies restricted stock prior to the distribution, the Company may incur incremental compensation expense. It is currently estimated that approximately $7.6 million of incremental expense will be recorded over the vesting period related to such restricted stock. Based on the number of shares of FMC Corporation restricted stock granted to the Company's employees and to the Chairman of its Board of Directors on May 17, 2001, an assumed offering price per share of FMC Technologies common stock in the offering of $20.00 and a closing price per share of FMC Corporation common stock as of May 17, 2001 of $77.24, 1,227,042 shares of FMC Technologies restricted stock would be granted.

      FMC Technologies intends to replace all of the FMC Corporation options held by the Company's employees and non-employee directors, other than directors who will remain directors of FMC Corporation after the distribution. The Company intends to replace a portion of the FMC Corporation options and restricted stock granted to the Company's non-employee directors who will continue to serve as directors of FMC Corporation as of the date of the distribution, other than the Chairman of its Board of Directors, with options to purchase shares of the Company common stock and grants of restricted stock of the Company that will be made under the FMC Technologies Stock Plan. The Company intends to replace all outstanding options and restricted stock of FMC Corporation granted to FMC Corporation employees whom the Company hires on or after the distribution date. Based on the number of shares of FMC Corporation restricted stock granted to the Company's directors and the number of FMC Corporation options held by employees and directors of the Company on May 17, 2001, and assumed closing prices per share of $77.24 for FMC Corporation and $20.00 for FMC Technologies common stock on the date of distribution, 14,432 shares of FMC Technologies restricted stock and 3,548,367 FMC Technologies options would be granted. We are unable to estimate the number of shares or options that may be granted with respect to FMC Corporation employees who will be hired by FMC Technologies as of the distribution date or thereafter.

                             FMC TECHNOLOGIES, INC.

Arrangements Between FMC Technologies and FMC Corporation

      The separation and distribution agreement contains the key provisions relating to the separation of FMC Technologies' businesses from those of FMC Corporation, the offering and FMC Corporation's planned distribution of FMC Technologies common stock. The separation and distribution agreement identifies the assets to be transferred to FMC Technologies by FMC Corporation and the liabilities to be assumed by FMC Technologies from FMC Corporation. The separation and distribution agreement also describes when and how these transfers and assumptions will occur. In addition, FMC Technologies has entered into additional agreements with FMC Corporation governing various interim and ongoing relationships between FMC Corporation and FMC Technologies following the closing date of the offering. These other agreements include: a tax sharing agreement; an employee benefits agreement; a transition services agreement; and a license agreement for the FMC corporate name and logo. FMC Technologies and FMC Corporation will execute the separation and distribution agreement and ancillary agreements before the closing of the offering.

Pro Forma Earnings Per Common Share

      Unaudited pro forma as adjusted basic earnings per common share from continuing operations for the year ended December 31, 2000 and the three months ended March 31, 2001 have been calculated by dividing unaudited pro forma as adjusted income (loss) from continuing operations by the weighted average shares outstanding as calculated in accordance with Securities and Exchange Commission rules for initial public offerings. Such rules require that the weighted average share calculation give retroactive effect to any changes in the capital structure of the Company as well as the number of shares whose proceeds will be used to pay any dividend or repay any debt as reflected in the pro forma adjustments. It is anticipated that all of the proceeds from the offering will be used to repay debt. Therefore, pro forma weighted average shares of the Company for the year ended December 31, 2000, and the three months ended March 31, 2001 are comprised of 53,950,000 shares of common stock outstanding prior to the offering and 11,050,000 shares of common stock included in the offering, assuming all such shares are outstanding as of the beginning of the period.

      Unaudited pro forma as adjusted diluted earnings per common share from continuing operations for the year ended December 31, 2000 is computed using unaudited pro forma as adjusted income from continuing operations divided by 66,044,955, which for pro forma diluted earnings per share purposes is the assumed number of shares of the Company's common stock outstanding after this offering. This share amount is calculated assuming that (a) prior to the offering 53,950,000 common shares are outstanding, (b) 11,050,000 shares are sold in the offering and (c) the pro forma dilutive effect of the Company's restricted stock to be granted to the Company's employees and the Chairman of its Board of Directors in replacement of FMC Corporation restricted stock is 1,044,955, calculated based on the weighted average number of shares of FMC Corporation restricted stock eligible for conversion in 2000 and using FMC Corporation's average 2000 stock price and the Company's assumed offering price of $20.00 per share. Due to the Company's net loss for the three months ended March 31, 2001, the inclusion of the effect of restricted stock described in
(c) above would be antidilutive; therefore, the same denominator has been used for both the basic and diluted computations for the three months ended March 31, 2001.

 [GRAPHIC: DEPICTIONS OF THE FOLLOWING OF OUR SYSTEMS AND PRODUCTS: (1) JETWAY
                     PASSENGER BOARDING BRIDGE, (2) SUBSEA
          TREE, (3) MANIFOLD SYSTEM, AND (4) CITRUS PROCESSING SYSTEM]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including        , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               11,050,000 SHARES

                              [Logo appears Here]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S

                               -----------------

                              MERRILL LYNCH & CO.
                           CREDIT SUISSE FIRST BOSTON
                              SALOMON SMITH BARNEY
                         BANC OF AMERICA SECURITIES LLC

                                         , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        [ALTERNATE INTERNATIONAL PAGE]
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED MAY 24, 2001
PROSPECTUS
                               11,050,000 SHARES

                             FMC TECHNOLOGIES, INC.

                                  COMMON STOCK

                                  -----------

    This is FMC Technologies, Inc.'s initial public offering. FMC Technologies is selling all of the shares. The international managers are offering 2,210,000 shares outside the U.S. and Canada, and the U.S. underwriters are offering 8,840,000 shares in the U.S. and Canada.

    We expect the public offering price to be between $19.00 and $21.00 per share. Currently, no public market exists for the shares. The shares have been approved for listing on the New York Stock Exchange under the symbol "FTI."

    FMC Technologies is currently a wholly owned subsidiary of FMC Corporation. After this offering, FMC Corporation will own approximately 83% of the outstanding shares of FMC Technologies, or approximately 80.9% if the underwriters fully exercise their overallotment option.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

                                  -----------

                                                        PER SHARE TOTAL
                                                        --------- -----
     Public offering price.............................    $       $
     Underwriting discount.............................    $       $
     Proceeds, before expenses, to FMC Technologies....    $       $

    The international managers may also purchase up to an additional 331,500 shares from FMC Technologies at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments. The U.S. underwriters may similarly purchase up to an additional 1,326,000 shares from FMC Technologies.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about           , 2001.

                                  -----------

MERRILL LYNCH INTERNATIONAL

     CREDIT SUISSE FIRST BOSTON

             SALOMON SMITH BARNEY

                   BANC OF AMERICA SECURITIES LIMITED

                                  -----------

                The date of this prospectus is           , 2001

                         [ALTERNATE INTERNATIONAL PAGE]

                                  UNDERWRITING

      We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, Salomon Brothers International Limited and Banc of America Securities Limited are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of 8,840,000 shares of our common stock to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

                                                                       NUMBER OF
                    INTERNATIONAL MANAGER                               SHARES
                    ---------------------                              ---------
        Merrill Lynch International...................................
        Credit Suisse First Boston (Europe) Limited...................
        Salomon Brothers International Limited........................
        Banc of America Securities Limited............................
                                                                       ---------
                     Total............................................. 2,210,000
                                                                       =========

      We have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 2,210,000 shares of our common stock to the international managers under the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 8,840,000 shares of our common stock in this offering. The initial public offering price per share and the total underwriting discount per share of our common stock are identical under the international purchase agreement and the U.S. purchase agreement.

      The international managers and the U.S. underwriters have agreed to purchase all of the shares of our common stock sold under the international and U.S. purchase agreements if any of these shares of our common stock are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares of our common stock to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

      We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares of our common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

      Merrill Lynch will be facilitating Internet distribution for this offering to some of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares of our common stock for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web sites maintained by Merrill Lynch and Credit Suisse First Boston Corporation. Other than the prospectus in

                        [ALTERNATE INTERNATIONAL PAGE]

electronic format, the information on the Web sites of Merrill Lynch, Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC is not part of this prospectus.

COMMISSIONS AND DISCOUNTS

      The lead managers have advised us that the international managers propose initially to offer the shares of our common stock to the public at the initial public offering price listed on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $     per share. The
international managers may allow, and the dealers may reallow, a discount not
in excess of $     per share to other dealers. After the initial public
offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their overallotment options.

                                           PER SHARE WITHOUT OPTION WITH OPTION
                                           --------- -------------- -----------
     Public offering price................    $           $             $
     Underwriting discount................    $           $             $
     Proceeds, before expenses, to us.....    $           $             $

      The expenses of this offering, not including the underwriting discount, are estimated at $2,654,000 and are payable by us.

OVERALLOTMENT OPTION

      We have granted an option to the international managers to purchase up to 331,500 additional shares of our common stock at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the international managers exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares of our common stock proportionate to that international manager's initial amount reflected in the above table.

      We have also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,326,000 additional shares of our common stock to cover any overallotments on terms similar to those granted to the international managers.

INTERSYNDICATE AGREEMENT

      The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares of our common stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares of our common stock will not offer to sell or sell shares of our common stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

      At our request, the underwriters have reserved for sale, at the initial offering price, up to 1,105,000 shares offered by this prospectus for sale to some of our directors, officers and employees and FMC Corporation's directors, officers and employees. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                        [ALTERNATE INTERNATIONAL PAGE]

NO SALES OF SIMILAR SECURITIES

      We, our executive officers and directors, and FMC Corporation have agreed, with exceptions, not to sell or transfer any of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other persons have agreed not to directly or indirectly:

    .  offer, pledge, sell, or contract to sell any of our common stock,

    .  sell any option or contract to purchase any of our common stock,

    .  purchase any option or contract to sell any of our common stock,

    . grant any option, right or warrant for the sale of any of our common stock, other than pursuant to our employee benefit plans or director stock plan,

    .  lend or otherwise dispose of or transfer any of our common stock,

    . file or request or demand that we file, a registration statement related to our common stock other than in connection with our employee benefit plans, or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any of our common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      However, the time period of our officers' and directors' lockup restrictions will be shortened if the distribution occurs within 180 days of the date of this prospectus. If the distribution occurs within 120 days of the date of this prospectus, our officers' and directors' lockup restrictions will expire on the 120th day after the date of this prospectus. If the distribution occurs after the 120th day but within 180 days after the date of this prospectus, our officers' and directors' lockup restrictions will expire on the date that the distribution occurs.

      This lockup provision applies to our common stock and to securities convertible into or exchangeable or exercisable for or repayable with our common stock. It also applies to our common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. These restrictions do not apply to shares of our common stock sold to the underwriters and international managers under this prospectus or shares purchased by our executive officers or directors in the open market.

      In addition, these restrictions do not prohibit FMC Corporation from engaging in the distribution or from selling all, but not less than all, of our common stock owned by FMC Corporation to another person provided that such person agrees to be bound by these restrictions until 180 days after the date of this prospectus.

NEW YORK STOCK EXCHANGE LISTING

      The shares have been approved for listing on the New York Stock Exchange, subject to notice of issuance, under the symbol "FTI." In order to meet the requirements for listing of our common stock on the NYSE, the U.S. underwriters and the international managers have undertaken to sell a minimum number of shares of our common stock to a minimum number of beneficial owners as required by the NYSE.

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the U.S. representatives and the lead managers. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    . the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us,

    .  our financial information,

    . the history of, and the prospects for, our company and the industry in which we compete,

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    .  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues,

    .  the present state of our development, and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after this offering the shares of our common stock will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares of our common stock being offered in this offering in the aggregate to accounts over which they exercise discretionary authority.

NASD REGULATIONS

      Affiliates of each of the U.S. representatives other than Merrill Lynch are participating as lenders under our $150 million 364-day revolving credit facility. An affiliate of Banc of America Securities LLC is acting as administrative agent for this facility. The net proceeds from the exercise of the underwriters' overallotment option, if any, may be used to repay borrowings outstanding under this credit facility. Additionally, affiliates of Banc of America Securities LLC and Salomon Smith Barney Inc. act as lenders under FMC Corporation's revolving credit facility and FMC Corporation's other debt obligations. FMC Corporation may use the net proceeds of this offering that we will distribute to it to reduce borrowings under its revolving credit facility or to repay its other debt obligations. Because more than ten percent of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, this offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. Merrill Lynch has agreed to act as qualified independent underwriter for this offering. The price of the shares will be no higher than that recommended by Merrill Lynch.

PRICE STABILIZATION AND SHORT POSITIONS AND PENALTY BIDS

      Until this offering of shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

      The U.S. underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the U.S. underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in this offering. The U.S. underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the U.S. underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The U.S. underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the U.S. underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the U.S. underwriters in the open market prior to the completion of this offering.

      The U.S. underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the U.S.

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                        [ALTERNATE INTERNATIONAL PAGE]

underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

      Similar to other purchase transactions, the U.S. underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. underwriters or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

      Each international manager has agreed that:

    . it has not offered or sold and will not offer or sell any shares of our common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom; and

    . it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
       Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

      No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

      Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to this offering price on the cover page of this prospectus.

OTHER RELATIONSHIPS

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or FMC Corporation. Some of the underwriters and their affiliates also have engaged in commercial banking and investment banking transactions and services with us or FMC Corporation, including with respect to the separation, and may in the future engage in these transactions and services. They have received customary compensation for these services and transactions.

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                        [ALTERNATE INTERNATIONAL PAGE]
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      Through and including          , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               11,050,000 SHARES

                              [Logo appears Here]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S

                               -----------------

                          MERRILL LYNCH INTERNATIONAL

                           CREDIT SUISSE FIRST BOSTON

                              SALOMON SMITH BARNEY

                       BANC OF AMERICA SECURITIES LIMITED

                                        , 2001

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